As filed with the Securities and Exchange Commission on May   , 2009
Registration Statement No. 333-150888

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3
TO

Form S-1/A

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

T3 MOTION, INC.
(Name of Small Business Issuer in Its Charter)

Delaware	3690	20-4987549
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

T3 Motion, Inc.
2990 Airway Avenue, Suite A
Costa Mesa, CA 92626
(714) 619-3600
(Address and telephone number of principal executive offices and principal place of business)

Ki Nam,
Chief Executive Officer
T3 Motion, Inc.
2990 Airway Avenue, Suite A
Costa Mesa, CA 92626
(714) 619-3600
(Name, address and telephone number of Agent for Service)

Copy to:

Kevin K. Leung, Esq.
Ryan S. Hong, Esq.
RICHARDSON & PATEL LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
Telephone: (310) 208-1182
Facsimile: (310) 208-1154

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Share(2)	Offering Price	Fee
Common Stock, par value $0.001 per share, held by current stockholders subject to this offering(1)	14,472,198	$2.00	$28,944,396	1,135.55
Common Stock underlying warrants, par value $0.001 per share, held by current stockholders subject to this offering(3)	697,639	$1.081	$754,148	$29.64
Common Stock underlying Series A warrants, par value $0.001 per share, held by current stockholders subject to this offering(4)	1,298,701	$1.08	$1,402,597	$55.12
Common Stock underlying Series B warrants, par value $0.001 per share, held by current stockholders subject to this offering(5)	1,298,701	$1.77	$2,298,701	$90.34
Common Stock underlying Series C warrants, par value $0.001 per share, held by current stockholders subject to this offering(6)	1,298,701	$2.00	$2,597,402	$102.08
Total	19,190,940		$36,247,844	$1,802.73

(1)	These are outstanding shares of common stock which may be offered for sale by selling stockholders pursuant to this registration statement at $2.00 per share.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3)	Calculated in accordance with Rule 457(g) under the Securities Act on the basis of an exercise price of $1.081 per share.

(4)	Calculated in accordance with Rule 457(g) under the Securities Act on the basis of an exercise price of $1.08 per share.

(5)	Calculated in accordance with Rule 457(g) under the Securities Act on the basis of an exercise price of $1.77 per share, on December 30, 2008, the exercise price was reduced to $1.65 per share.

(6)	Calculated in accordance with Rule 457(g) under the Securities Act on the basis of an exercise price of $2.00 per share, on December 30, 2008, the exercise price was reduced to $1.65 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY   , 2009

PROSPECTUS

T3 Motion, Inc.

19,065,940 shares of Common Stock

This prospectus covers the sale by selling stockholders identified in the section of this prospectus entitled “Selling Stockholders” of 19,065,940 shares of our common stock.

The 19,065,940 shares included in the table identifying the selling stockholders consist of:

•	14,472,198 shares of common stock;

•	697,639 shares of common stock underlying common stock purchase warrants issued in a private placement of our securities that we completed on December 31, 2007; and

•	3,896,103 shares of common stock underlying common stock purchase warrants issued in a private placement of our securities that we completed on March 28, 2008.

We will not receive any of the proceeds from the sale of the shares offered for sale by the selling stockholders. However, we may receive up to $6,442,458 upon the exercise of warrants. If some or all of the warrants are exercised, the money we receive will be used for general corporate purposes, including working capital requirements. We will pay all expenses incurred in connection with the offering described in this prospectus, with the exception of the brokerage expenses, fees, discounts and commissions which will all be paid by the selling stockholders. Our common stock and warrants are more fully described in the section of this prospectus titled “Description of Securities.”

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING AT PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus carefully.

The date of this prospectus is May   , 2009

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the related notes. In this prospectus, we refer to T3 Motion, Inc. as “T3 Motion,” “our company,” “we,” “us” and “our.” In addition, “T3,” and “T3 Motion” are trademarks of T3 Motion. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

Our Company

T3 Motion, Inc. (“T3 Motion”) was incorporated in the State of Delaware on March 16, 2006. T3 Motion is principally engaged in the designing, manufacturing and marketing of personal mobility vehicles powered by electric motors.

T3 Motion’s initial product is the T3 Series, a electric stand-up vehicle (“ESV”) designed specifically for public and private security personnel that is powered by a quiet zero-gas emission electric motor. After three years of development, we delivered to market the first T3 Series vehicles in early 2007. T3 Motion plans to introduce a series of product variants based on the initial T3 Series vehicle and the modularity of the sub-systems we have created.

The T3 Series vehicle design has been highly recognized for professional-based applications. Its iconic look has garnered international acclaim such as the Innovation Award for Best Vehicle at the 2007 International Association of Chiefs of Police (IACP) Convention in New Orleans, Louisiana. Additionally, the T3 Series was honored at the International Spark Design Awards in Pasadena, California in 2007. The T3 Series has been featured on local, national and international television and print media being deployed by professionals from law enforcement and private security demonstrating the command presence coupled with the vehicle’s approachability by the public. In addition to being an effective performance-based patrol vehicle, it also aids in public relations by enabling two way conversations between the professional operator and the general public. This unique dynamic allows officers and personnel to more effectively fulfill Community-Oriented Policing (COPS) initiatives that have become prevalent since 9/11.

T3 Motion is headquartered in Costa Mesa, California and has a sales office in the United Kingdom. It also has sales distributors in many other states, South Korea, the Middle East and the People’s Republic of China.

Summary Financial Information

The following summary of our selected financial information for the years ended December 31, 2008 and 2007, the period from March 16, 2006 (date of inception) through December 31, 2006, have been derived from, and should be read in conjunction with, our consolidated financial statements included elsewhere in this prospectus.

Statement of Operations Data:

			For the
			Period from
			March 16,
			2006 (Inception)
	Years Ended		through
	December 31,		December 31,
	2008	2007	2006

Total revenues	$7,589,265	$1,822,269	$—
Gross loss	(1,703,611)	(2,106,256)	—
Operating Expenses	9,917,111	6,422,705	3,466,629
Loss from Operations	(11,620,722)	(8,528,961)	(3,466,629)
Net Loss	$(12,297,797)	$(8,577,232)	$(3,500,798)

Balance Sheet Data:

	December 31,
	2008	2007	2006

Total Assets	$7,904,188	$7,628,226	$1,116,402
Total Liabilities	$7,188,313	$3,936,979	$2,322,200
Total Stockholders’ equity (deficit)	$715,875	$3,691,247	$(1,205,798)

Going Concern

Our independent registered public accounting firm has noted in its report concerning our consolidated financial statements as of December 31, 2008 that we have incurred significant losses from operations, has accumulated deficit of approximately $24.4 million and a working capital deficit of approximately $0.6 million at December 31, 2008. These factors among other things raise substantial doubt about our ability to continue as a going concern for a reasonable period of time. We have incurred losses from operations of $11.6 million, $8.5 million for the years ended December 31, 2008 and 2007, respectively and $3.5 million for the period from March 16, 2006 (date of inception) to December 31, 2006.

Management believes that its current sources of funds and current liquid assets will allow us to continue as a going concern through at least June 30, 2009. We started selling our vehicles in 2007, have obtained equity financing, net of offering costs, from third parties of $6,659,163 and received proceeds from related party notes of $2,200,000 during 2008 and plan to raise additional debt and/or equity capital to finance future activities. In light of these plans, management is confident in our ability to continue as a going concern. Despite management’s confidence, our significant recurring losses to date raise substantial doubt as to our ability to continue as a going concern. We cannot assure you that we will achieve operating profits in the future. If we fail as a going concern, our shares of common stock will hold little or no value.

Cash Requirements

Until management achieves our cost reduction strategy over the next year, we will require additional capital to meet our working capital requirements, research and development and capital requirements. We will continue to raise additional equity and/or financing to meet our working capital requirements, including the use of the proceeds from this offering. Management believes that the achievement of our cost reduction strategy and increasing revenue in 2009, will allow us to meet our working capital requirements with our cash inflows from operations; however, they cannot guarantee that we will be able to meet operating cash requirements with operating cash inflows.

Our Market and Industry Overview

The personal mobility market has experienced rapid growth in the past several years. Personal transportation in the United States has become a necessity with law enforcement and government agencies, university campuses, airports, shopping malls, events/promotions, military/government and industrial areas. Similar needs exist in the Middle East, Europe, Asia and Latin America.

In the U.S., the increase in homeland security spending since 9/11 has been substantial. The Department of Homeland Security Grant Program was scheduled to award $1.7 billion to municipalities for equipment acquisition and emergency preparedness in 2009. We have an opportunity to capture a substantial portion of this market created by police department purchases of police cars, associated upgrades, bicycles and other security equipment purchased with funds from the U.S. Department of Homeland Security (DHS).

Adding to the substantial market for security in the post-9/11 world, increasing awareness of global warming is creating a rapidly growing market for clean technologies. As a zero-gas emissions electric vehicle, the T3 Series is positioned to take advantage of this trend.

Our Products and Services

T3 Series ESV

The T3 Series is a three-wheel, front wheel drive, stand-up, electric personal mobility vehicle with a zero-gas emission electric motor. The T3 Series has hydraulic disk brakes on both rear wheels that are matched with 17-inch low profile motorcycle tires for long tread wear and demanding performance. The vehicle is equipped with an LCD control panel display and utilizes high intensity LED lighting for its vertically adjustable headlights and taillights. It also features emergency lights, as well as a siren on the law enforcement model. The T3 Series enables the operator to respond rapidly to calls with low physical exertion. The elevated riding platform allows 360 degrees visibility while the ergonomic riding position reduces fatigue. The T3 Series zero degree turning radius makes it highly maneuverable. The T3 Series comes standard with a lockable storage compartment for equipment and supplies. An image of the T3 Series vehicle is shown below:

Power Modules

The T3 Series has replaceable power modules that allow continuous vehicle operation without recharging downtime. T3 Series offers a variety of battery technology options in its power modules. The power modules and charger can be sold separately from the vehicle allowing different pricing models and leasing options.

Accessories

An optional external storage pack allows the operator to carry additional items on the vehicle. Available accessories include an external shotgun mount, a fitted vehicle cover and a multi-function trailer option. Additional accessories are currently being designed and field tested.

Camera System

We are a certified re-seller of Immersive Media Corp.’s various security camera models. These camera system offer the option of up to a 360 degree view of the areas patrolled. They also offer the option of global positioning systems (“GPS”) positioning, real-time surveillance or DVR recording options.

Data License

Through our data license agreement with Immersive Media Corp., we can offer the ability to map with the option of GPS coordinating, any area, building or complex using the Immersive Camera System. This data can be used as follows:

•	EMS/Disaster Planning — The ability to provide an interactive map for emergency medical services (“EMS”) use to understand and secure the area that has been breached.

•	Local Security — The ability to have an interactive map of all areas patrolled (including secure areas) for internal training and security.

•	Advertising — The data can be used to provide interactive tours of any area along with the ability to place or sell advertising in the mapped areas.

CT Series

The CT Series Micro Car (L.S.V./N.E.V.), is a four-wheel electric car. Using the market penetration driven by the successful introduction of the T3 Series professional mobility vehicles, We plan to use existing and developed sales channels in the law enforcement, security, government, and military sectors. We are re-designing, branding, marketing and distributing the CT Series to increase market share, to create additional lines of products and expand overall brand awareness through our exclusive distribution agreement with manufacturing partner CT&T. The distribution agreement, dated November 24, 2008, gives us the exclusive territories of North America and the exclusive professional markets of all U.S. government, law enforcement and security markets. The distribution agreement has a three-year term with automatic one-year renewals unless terminated 90 days prior to the end of any term. An image of the CT Series vehicle is shown below:

Future Products

We plan to introduce a series of product variants based on the initial T3 Series and CT Series vehicles and the modularity of the sub-systems we have created. While both the initial T3 Series and the CT Series vehicles are targeted at law enforcement, security and enterprise markets, we intend to expand our base of T3 Series and CT Series vehicle variants by utilizing the modularity of the sub-systems to configure vehicles for specific market uses such as delivery services, personnel transport and personal mobility. As with all new development and products, we cannot guarantee that the products will make it to market and if they are released to market, whether they will be successful.

The CT3 commuter vehicle is the newest product in development. The CT3 commuter vehicle is a front-wheel drive, three-wheeled electric vehicle targeted for general consumer personal transportation applications. The CT3 commuter vehicle is expected to be released for the market in 2011.

We also plan to leverage the modularity of the T3 Series system to enter the consumer market with the T3i Series, a scaled down version of the professional T3 Series.

Our Growth Strategies

The core value of our brand and mission is to become the leader in enabling efficient, clean personal, professional mobility electric stand-up vehicles and to continue providing products that are economical, functional, safe, dependable and meet the needs of the professional end user. Our management team has extensive experience in product design, development, innovation, operations, sales and marketing to execute the following growth strategies:

•	Increase our leading presence in law enforcement.

•	Capitalize on broader security opportunities, such as airports and universities.

•	Expand the T3 Series product line to address broader enterprise markets.

•	Leverage brand into the consumer market.

Risks Related to Our Company

Investing in our company entails a high degree of risk, including those summarized below and those more fully described in the “Risk Factors” section beginning on page 7, of this prospectus. You should consider carefully such risks before deciding to invest in shares of our common stock.

•	Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations;

•	As a recently formed corporation, we have had very limited operations to date and expect to incur losses in the near future. We may require additional financing to sustain our operations and without it, we may not be able to continue our operations;

•	If we are unable to continue as a going concern, our securities will have little or no value.

•	Our markets are highly competitive, and if we are unable to compete effectively, we will be adversely affected;

•	Our failure to further refine our technology and develop and introduce new personal mobility products could render our products uncompetitive or obsolete and reduce our sales and market share;

•	The products we sell are inherently risky and could give rise to product liability, product warranty claims, and other loss contingencies; and

•	Our success is heavily dependent on protecting our intellectual property rights and successful branding of our name and product.

Corporate Information

Our corporate offices are located at 2990 Airway Avenue, Suite A, Costa Mesa, California 92626 and our telephone number is (714) 619-3600. Our website is www.T3motion.com. You should not consider the information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock.

The Offering

We are registering a total of 19,065,940 shares of common stock through this offering all of which are offered by the selling stockholders identified in the section of this prospectus entitled “Selling Stockholders.” The 19,065,940 shares included in the table identifying the selling stockholders consist of:

•	14,472,198 shares of common stock;

•	697,639 shares of common stock underlying common stock purchase warrants issued in a private placement of our securities that we completed on December 31, 2007; and

•	3,896,103 shares of common stock underlying common stock purchase warrants issued in a private placement of our securities that we completed on March 28, 2008.

The shares issued and outstanding prior to this offering consist of 14,472,198 shares of common stock and do not include:

•	6,468,167 shares subject to options granted to employees and consultants.

•	981,833 shares of common stock reserved for issuance under our 2007 Stock Option Plan, which have not been issued.

•	4,593,742 common stock purchase warrants as described above.

Our common stock and warrants are more fully described in the section of this prospectus titled “Description of Securities.”

Plan of Distribution

The Selling Stockholders may be selling up to 14,472,198 shares of common stock at a price of $2.00 per share until our shares are quoted on an exchange at which time the shares will be sold at their market price. We will not receive any proceeds from the sale of such shares. We will, however receive proceeds of $754,148 if 697,639 warrants are exercised at the exercise price of $1.081 per warrant held by a certain selling stockholder. We will also receive proceeds of $1,402,597 and $4,285,713 if 1,298,701 and 2,597,402 warrants are exercised at the exercise price of $1.08 and $1.65, respectively per warrant. These exercise prices are equal to or less than the fixed price of $2.00 at which Selling Stockholders must sell their shares until our shares are quoted on the Over-the-Counter Bulletin Board or are listed on an exchange.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes.

Risks Related to Our Company and Our Industry

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We have a limited operating history. We developed our first personal mobility product in late 2006. Our limited operating history and the unpredictability of our industry make it difficult for investors to evaluate our business and future operating results. An investor in our securities must consider the risks, uncertainties and difficulties frequently encountered by companies in new and rapidly evolving markets. The risks and difficulties we face include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories.

The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and all delays frequently encountered in connection with the formation of a new business, the commencement of operations and the competitive environment in which we intend to operate. Our ability to implement our business plan remains unproven and no assurance can be given that we will ever generate sufficient revenues to sustain our business or make a profit.

As a recently formed corporation, we have had very limited operations to date and expect to incur losses in the near future. We may require additional financing to sustain our operations and without it we may not be able to continue our operations.

We are a newly formed corporation and, as such, we have little revenue and anticipate that we will continue to incur losses and negative cash flow for the foreseeable future. Since we recently commenced operations, we may not foresee all developments and problems that may occur and the amount of time and capital required to become profitable and cash flow positive. We may need additional funds to continue our operations, and such additional funds may not be available when required, or that such funding, if available, will be obtained on terms favorable to or affordable by us.

To date, we have financed our operations through equity and debt financing. Our ability to arrange future financing from third parties will depend upon our perceived performance and market conditions. Our inability to raise additional working capital at all or to raise it in a timely manner would negatively impact our ability to fund our operations, to generate revenues and to otherwise execute our business plan, leading to the reduction or suspension of our operations and ultimately forcing us to go out of business. Should this occur, the value of our common stock could be adversely affected and investors could lose their entire investment.

If we are unable to continue as a going concern, our securities will have little or no value.

Our independent registered public accounting firm has noted in its report concerning our consolidated financial statements as of December 31, 2008 that we have incurred recurring losses from operations and have an accumulated deficit and working capital deficit of approximately $24.4 million and $0.6 million, respectively, as of December 31, 2008. These factors among others raise substantial doubt about our ability to continue as a going concern. We have incurred losses from operations of $11.6 million and $8.5 million for the years ended December 31, 2008 and 2007, respectively, and $3.5 million for the period from March 16, 2006 (date of inception) to December 31, 2006.

As of December 31, 2008, we had $1.7 million in cash on hand to use for working capital, regulatory filing requirements, debt service, research and development and capital requirements. After this Registration Statement is declared effective, we will incur legal, accounting and other costs associated with being a public company. We used $8.8 million, $6.7 million and $3.2 million in cash for operating activities for the years ended December 31, 2008 and 2007 and the period from March 16, 2006 (inception) through December 31, 2006, respectively. We continue to use cash in excess of operating requirements; however, management has been and is continuing to implement its cost reduction strategy for material, production and service costs. Until management achieves our cost reduction strategy over the next year, we will require additional capital to meet our working capital requirements, debt service, research and development, capital requirements and compliance requirements. We will continue to raise additional equity and/or financing to meet our working capital requirements, including the use of the proceeds from this offering. Management believes that the achievement of our cost reduction strategy in 2009, will allow us to meet our working capital requirements with our cash inflows from operations. However, we cannot guarantee that we will be able to meet operating cash requirements with operating cash inflows.

Management believes that its current sources of funds and current liquid assets will allow us to continue as a going concern through at least June 30, 2009. We started selling our vehicles in 2007 and we have obtained equity financing from third parties of approximately $6.7 million, net of offering cost, and received proceeds from related-party notes of $2.2 million during 2008 and plans to raise additional debt and/or equity capital to finance future activities. In light of these plans, management is confident in our ability to continue as a going concern. Despite management’s confidence, our significant recurring losses to date raise substantial doubt as to our ability to continue as a going concern. We cannot assure you that we will achieve operating profits in the future. If we fail as a going concern, our shares of common stock will hold little or no value.

Adverse conditions in the global economy and disruption in financial markets could impair our revenues.

As widely reported, financial markets in the United States, Europe and Asia have been experiencing extreme disruption in recent months, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. These conditions have impaired our ability to access credit markets and finance operations already. There can be no assurance that there will not be a further deterioration in financial markets and confidence in major economies. We are impacted by these economic developments, both domestically and globally, in that the current tightening of credit in financial markets adversely affects the ability of our customers and suppliers to obtain financing for significant purchases and operations, and could result in a decrease in orders for our products and services. These economic conditions may negatively impact us as some of our customers defer purchasing decisions, thereby lengthening our sales cycles. In addition, certain of our customers budgets may be constrained and they may be unable to purchase our products at the same level. Our customers ability to pay for our products and services may also be impaired, which may lead to an increase in our allowance for doubtful accounts and write-offs of accounts receivable. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the U.S. and other countries. Should these economic conditions result in us not meeting our revenue objectives, our operating results and financial condition could be adversely affected.

Our markets are highly competitive, and if we are unable to compete effectively, we will be adversely affected.

The industries in which we operate include competitors who are larger, better financed and better known than we are and may compete more effectively than we can. In order to stay competitive in our industry, we must keep pace with changing technologies and customer preferences. If we are unable to differentiate our products from those of our competitors, our revenues may decline. In addition, our competitors have established relationships among themselves or with third parties to increase their ability to address customer needs. As a result, new competitors or alliances among competitors may emerge and compete more effectively than we can.

Our failure to further refine our technology and develop and introduce new personal mobility products could render our products uncompetitive or obsolete, and reduce our sales and market share.

The personal mobility industry is characterized by rapid increases in the diversity and complexity of technologies, products and services. We will need to invest significant financial resources in research and development to keep pace with technological advances in the personal mobility industry, evolving industry standards and changing customer requirements. However, research and development activities are inherently uncertain, and we might encounter practical difficulties in commercializing our research results. Our significant expenditures on research and development may not reap corresponding benefits. A variety of competing personal mobility technologies that other companies may develop could prove to be more cost-effective and have better performance than our products. Therefore, our development efforts may be rendered obsolete by the technological advances of others. Our failure to further refine our technology and develop and introduce new personal mobility products could render our products uncompetitive or obsolete, and result in a decline in our market share and revenue.

We face risks associated with the marketing, distribution and sale of our personal mobility products internationally, and if we are unable to effectively manage these risks, they could impair our ability to expand our business abroad.

We have plans to expand our marketing, distribution, and sales efforts to the European, Asian, and Middle Eastern markets. This exposes us to a number of risks, including:

•	fluctuations in currency exchange rates;

•	difficulty in engaging and retaining distributors who are knowledgeable about and, can function effectively in, overseas markets;

•	increased costs associated with maintaining marketing efforts in various countries;

•	difficulty and cost relating to compliance with the different commercial and legal requirements of the overseas markets in which we offer our products;

•	inability to obtain, maintain or enforce intellectual property rights; and

Our business depends substantially on the continuing efforts of our executive officers and our ability to maintain a skilled labor force, and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers, especially Ki Nam, our Chief Executive Officer and the Chairman of our Board of Directors. We do not maintain key man life insurance on any of our executive officers. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers.

The products we sell are inherently risky and could give rise to product liability, product warranty claims and other loss contingencies, which could adversely affect our business and financial results.

The products that we manufacture are typically used in situations that may involve high levels of risk of personal injury. Failure to use our products for their intended purposes, failure to use or care for them properly, or their malfunction, or, in some limited circumstances, even correct use of our products, could result in serious bodily injury. Given this potential risk of injury, proper maintenance of our products is critical.

While our products are rigorously tested for quality, our products nevertheless may fail to meet customer expectations from time-to-time. Also, not all defects are immediately detectible. Failures could result from faulty design or problems in manufacturing. In either case, we could incur significant costs to repair and/or replace defective products under warranty. Customers may sue us if any of our products sold to them injure the user. Liability claims could require us to spend significant time and money in litigation and pay significant damages. As a result, any of these claims, whether or not valid or successfully prosecuted, could have a substantial, adverse effect on our business and financial results. In addition, although we currently have product liability insurance, the amount of damages awarded against us in such a lawsuit may exceed the policy limits of such insurance. Further, in some cases, product redesigns and/or rework may be required to correct a defect and such occurrences could adversely impact future business with affected customers. Our business, financial condition, results of operations and liquidity could be materially and adversely affected by any unexpected significant warranty costs.

Our prospects for sales growth and profitability will be adversely affected if we have product replacement issues, or if we otherwise fail to maintain product quality and product performance at an acceptable cost.

We will be able to expand our net sales and to achieve, sustain and enhance profitable operations only if we succeed in maintaining the quality and performance of our products. If we should not be able to produce high-quality products at standard manufacturing rates and yields, unit costs may be higher. In recent periods, we have occasionally had to replace components of existing products. For instance we are voluntarily replacing external chargers due to the fact that the chargers could fail over time. This may adversely affect our reputation with potential customers. We have increased our warranty reserve accordingly. Because the establishment of reserves is an inherently uncertain process involving estimates of the number of future claims and the cost to settle claims, our ultimate losses may exceed our warranty reserve. Future increases to the warranty reserve would have an adverse effect on our profitability in the periods in which we make such increases. Additional product replacement issues could materially affect our business as it could increase cost of sales as a result of increased warranty service costs, reduce customer confidence on our products, reduce sales revenue, or increase product liability claims.

The failure to achieve acceptable manufacturing yields could adversely affect our business.

We may have difficulty achieving acceptable yields in the manufacture of our products which could lead to higher costs, a loss of customers or delay in market acceptance of our products. Slight impurities or defects can cause significant difficulties, particularly in connection with the production of a new product, the adoption of a new manufacturing process or any expansion of our manufacturing capacity and related transitions. Yields below our target levels can negatively impact our gross profit.

From time to time we engage in related party transactions. There are no assurances that these transactions are fair to our company.

From time to time we enter into transactions with related parties which include the purchase from or sale to of products and services from related parties, and advancing these related parties significant sums as prepayments for future goods or services and working capital, among other transactions. We have in place policies and procedures which require the pre-approval of loans between these related parties. Notwithstanding these policies, we cannot assure you that in every instance the terms of the transactions with these various related parties are on terms as fair as we might receive from or extend to third parties. In addition, related party transactions in general have a higher potential for conflicts of interest than third-party transactions, could result in significant losses to our company and may impair investor confidence, which could adversely affect our business and our stock price.

We are dependent on a few single sourced third party manufacturers. Any interruption in our relationships with these parties may adversely affect our business.

Most components used in our products are purchased from outside sources. Certain components are purchased from single sourced suppliers. These single source suppliers provide components used on our products and include domestic suppliers such as American Made, Performance Composites, Imperial Electric and Santa Fe Mold. These suppliers provide the frame, fiberglass body, electric motor, and various small plastic parts, respectively. The failure of any such supplier to meet its commitment on schedule could have a material adverse effect on our business, operating results and financial condition. If a sole-source supplier were to go out of business or otherwise become unable to meet its supply commitments, the process of locating and qualifying alternate sources could require up to several months, during which time our production could be delayed. Such delays could have a material adverse effect on our business, operating results and financial condition.

Our dependence on third party suppliers for key components of our devices could delay shipment of our products and reduce our sales.

We depend on certain domestic and foreign suppliers for the delivery of components used in the assembly of our products. Our reliance on third-party suppliers creates risks related to our potential inability to obtain an adequate supply of components or subassemblies and reduced control over pricing and timing of delivery of components and sub-assemblies. Specifically, we depend on suppliers of batteries and battery components and other miscellaneous customer parts for our products. We also do not have long-term agreements with any of our suppliers and there is no guarantee that supply will not be interrupted. Any interruption of supply for any material components of our products could significantly delay the shipment of our products and have a material adverse effect on our revenues, profitability and financial condition.

Many of our customers have fluctuating budgets, which may cause substantial fluctuations in our results of operations.

Customers for our products include, and may include in the future, federal, state, municipal, foreign and military, law enforcement and other governmental agencies. Government tax revenues and budgetary constraints, which fluctuate from time to time, can affect budgetary allocations for these customers. Many domestic and foreign government agencies have in the past experienced budget deficits that have led to decreased spending in defense, law enforcement and other military and security areas. Our results of operations may be subject to substantial period-to-period fluctuations because of these and other factors affecting military, law enforcement and other governmental spending. A reduction of funding for federal, state, municipal, foreign and other governmental agencies could have a material adverse effect on sales of our products and our business, financial condition, results of operations and liquidity.

Our resources may be insufficient to manage the demands imposed by our growth.

We have rapidly expanded our operations, and this growth has placed significant demands on our management, administrative, operating and financial resources. The continued growth of our customer base and the geographic markets served can be expected to continue to place a significant strain on our resources. In addition, we cannot easily identify and hire personnel qualified both in the provision and marketing of our products. Our future performance and profitability will depend in large part on our ability to attract and retain additional management and other key personnel, and our ability to implement successful enhancements to our management, marketing and sales team and technology personnel.

Decreased demand for electric vehicles could cause our products to become obsolete or lose popularity.

The electric vehicle industry is in its infancy and has experienced substantial change in the last few years. To date, demand for and interest in electric vehicles has grown. However, continued growth in the electric vehicle industry depends on many factors, including:

•	continued development of product technology;

•	the environmental consciousness of customers;

•	the ability of electric vehicles to successfully compete with vehicles powered by internal combustion engines;

•	widespread electricity shortages and the resultant increase in electricity prices, especially in our primary market, California, which could derail our past and present efforts to promote electric vehicles as a practical solution to vehicles which require gasoline; and

•	whether future regulation and legislation requiring increased use of nonpolluting vehicles is enacted.

We cannot assure you that growth in the electric vehicle industry will continue. Our business of providing personal mobility vehicles powered by electric motors may suffer if the electric vehicle industry does not grow or grows more slowly than it has in recent years or if we are unable to maintain the pace of industry demands.

The failure of certain key suppliers to provide us with components could have a severe and negative impact upon our business.

We rely on a small group of suppliers to provide us with our custom design components for our products; some of these are located outside of the United States. If these suppliers become unwilling or unable to provide components, delays could be caused as there are a limited number of alternative suppliers who could provide them on demand. Changes in business conditions, wars, governmental changes and other factors beyond our control or which we do not presently anticipate could affect our ability to receive components from our suppliers in a timely manner. Further, it could be difficult to find replacement components if our current suppliers of custom parts fail to provide the parts needed for these products. A failure by these suppliers to provide the components could severely restrict our ability to manufacture our products and prevent us from fulfilling customer orders in a timely fashion.

Our success is heavily dependent on protecting our intellectual property rights.

We rely on a combination of patent, copyright, trademark and trade secret protections to protect our proprietary technology. Our success will, in part, depend on our ability to obtain trademarks and patents. We license one patent and hold three trademarks registered with the United States Patent and Trademark Office. We cannot assure you that these trademarks and patents will not be challenged, invalidated, or circumvented, or that the rights granted under those registrations will provide competitive advantages to us.

We also rely on trade secrets and new technologies to maintain our competitive position, but we cannot be certain that others will not gain access to these trade secrets. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

We may be exposed to liability for infringing intellectual property rights of other companies.

Our success will, in part, depend on our ability to operate without infringing on the proprietary rights of others. Although we have conducted searches and are not aware of any patents and trademarks which our products or their use might infringe, we cannot be certain that infringement has not or will not occur. We could incur substantial costs, in addition to the great amount of time lost, in defending any patent or trademark infringement suits or in asserting any patent or trademark rights, in a suit with another party.

Our officers and directors own a substantial portion of our outstanding common stock, which will enable them to influence many significant corporate actions and in certain circumstances may prevent a change in control that would otherwise be beneficial to our shareholders.

Our directors and executive officers control at least 65% of our outstanding shares of stock that are entitled to vote on all corporate actions. In particular, our controlling stockholder, Chairman and Chief Executive Officer, Ki Nam, together with his children, owns 65% of the outstanding shares. Mr. Nam could have a substantial impact on matters requiring the vote of the shareholders, including the election of our directors and most of our corporate actions. This control could delay, defer, or prevent others from initiating a potential merger, takeover, or other change in our control, even if these actions would benefit our shareholders and us. This control could adversely affect the voting and other rights of our other shareholders and could depress the market price of our common stock.

Risks Relating Ownership of Our Securities

If a public market for our common stock develops, we expect to experience volatility in the price of our common stock. This may result in substantial losses to investors if they are unable to sell their shares at or above their purchase price.

If a public market for our common stock develops, we expect the market price of our common stock to fluctuate substantially for the indefinite future due to a number of factors, including:

•	our status as a company with a limited operating history and limited revenues to date, which may make risk-averse investors more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the shares of a seasoned issuer in the event of negative news or lack of progress;

•	announcements of technological innovations or new products by us or our competitors;

•	the timing and development of our products;

•	general and industry-specific economic conditions;

•	actual or anticipated fluctuations in our operating results;

•	our capital commitments; and

•	the loss of any of our key management personnel.

In addition, the financial markets have experienced extreme price and volume fluctuations. The market prices of the securities of technology companies, particularly companies like ours without consistent revenues and earnings, have been highly volatile and may continue to be highly volatile in the future, some of which may be unrelated to the operating performance of particular companies. The sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of our common stock. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs, divert management’s attention and resources and harm our financial condition and results of operations.

We do not anticipate paying any cash dividends in the foreseeable future, which may reduce your return on an investment in our common stock.

We plan to use all of our earnings; to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

Substantial future sales of our common stock in the public market may depress our stock price.

As of December 31, 2008, 43,592,426 shares of common stock, and warrants for the purchase of 697,639, 1,298,701, 2,597,402, 666,666 and 120,000 shares of common stock at an exercise price of $1.081, $1.08, $1.65, $2.00 and $1.54 per share, respectively, are outstanding.

In addition, we intend to file a registration statement on Form S-8 under the Securities Act of 1933, as amended, to register approximately 7,450,000 shares of our common stock underlying options granted or to be granted to our officers, directors, employees and consultants. These shares, if issued in accordance with these plans, will be eligible for immediate sale in the public market, subject to volume limitations. As of December 31, 2008, there were 6,468,167 options outstanding, of which 3,256,924 were vested.

If our stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall. The sale of a large number of shares could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

We may raise additional capital through a securities offering that could dilute your ownership interest and voting rights.

Our certificate of incorporation currently authorizes our board of directors to issue up to 100,000,000 shares of common stock. As of March 15, 2009, after taking into consideration our outstanding common shares, our board of directors will be entitled to issue up to 42,606,132 additional shares. The power of the board of directors to issue shares of common stock or warrants or options to purchase shares of our stock is generally not subject to shareholder approval.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our board of directors will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.

Our incorporation documents and Delaware law may inhibit a takeover that stockholders consider favorable and could also limit the market price of your stock, which may inhibit an attempt by our stockholders to change our direction or management.

Our certificate of incorporation and bylaws will contain provisions that could delay or prevent a change in control of our company. Some of these provisions:

•	authorize our board of directors to determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the preferred stock and to fix the number of shares constituting any series and the designation of such series without further action by our stockholders;

•	prohibit stockholders from calling special meetings;

•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting; and

•	prohibit stockholder action by written consent, requiring all stockholder actions to be taken at a meeting of our stockholders.

In addition, we are governed by the provisions of Section 203 of Delaware General Corporate Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, which may prevent or frustrate any attempt by our stockholders to change our management or the direction in which we are heading. These and other provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

We will be subject to the penny stock rules once our common stock becomes eligible for trading. These rules may adversely affect trading in our common stock.

We expect that our common stock will be a “low-priced” security under the “penny stock” rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer obtain specific written consent from the customer and provide monthly account statements to the customer. The effect of these restrictions will probably decrease the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities.

Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

We will incur increased costs and compliance risks as a result of becoming a public company.

We are a public company and we will incur significant legal, accounting and other expenses that T3 did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including certain requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and the Financial Industry Regulatory Authority (“FINRA”). We expect these rules and regulations, in particular Section 404 of the Sarbanes-Oxley Act of 2002, to significantly increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Like many smaller public companies, we face a significant impact from required compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires management of public companies to evaluate the effectiveness of internal control over financial reporting and the independent registered public accounting firm to attest to the effectiveness of such internal controls. The SEC has adopted rules implementing Section 404 for public companies as well as disclosure requirements. The Public Company Accounting Oversight Board, or PCAOB, has adopted documentation and attestation standards that the independent registered public accounting firm must follow in conducting its attestation under Section 404. We are currently preparing for compliance with Section 404; however, there can be no assurance that we will be able to effectively meet all of the requirements of Section 404 as currently known to us in the currently mandated timeframe. Any failure to implement effectively new or improved internal controls, or to resolve difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet reporting obligations or result in management being required to give a qualified assessment of our internal controls over financial reporting or our independent registered public accounting firm providing an adverse opinion regarding our controls over financial reporting. Any such result could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Our management determined the Offering price of the Shares. There is a risk that the Shares will trade below your purchase price.

Our management determined the offering price of the Shares. The offering price of the Shares does not necessarily bear any relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the price of the Shares listed in this Registration Statement be regarded as an indicator of any future market price of our common stock. Hence, there are no criteria provided herein to predict the future market price of the common stock and the value of your investment. In determining the number of shares of Common Stock to be offered and the offering price, we considered our business history, capital structure, results of operations and financial condition, prospects for our business and for our company’s industry in general and the general conditions of the securities markets.

Following the effectiveness of our registration statement and listing of our securities on a stock market, our shares of common stock may be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

There is no prior history of public trading in our stock upon which to base a determination of the trading that may occur in the stock. Through the listing process on the OTC Bulletin Board (“Listing”), we are essentially going public without the typical initial public offering procedures which usually include a large selling group of broker-dealers who may provide market support after going public. Thus, we will be required to undertake efforts to develop market recognition for us and support for our shares of Common Stock in the public market. The price and volume for our Common Stock that will develop after the Listing cannot be assured. The numbers of persons interested in purchasing our Common Stock at or near ask prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks or months when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained or not diminish. We intend to cause our common stock to trade on the OTC Bulletin Board. Our intention is to apply for trading on either the NASDAQ market or the American Stock Exchange at such time that we meet the requirements for listing on those exchanges. There can be no assurance as to when we will qualify for any of these exchanges or that we will ever qualify for these exchanges. While we are trading on the OTC Bulletin Board, the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in OTC Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending OTC Bulletin Board stocks because they are considered speculative, volatile and thinly traded.

The market price for our Common Stock may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price. The price at which you purchase the Shares may not be indicative of the price of the Common Stock that will prevail in the trading market. You may be unable to sell your Shares at or above your purchase price, which may result in substantial losses to you.

In addition, the market price of our Common Stock could be subject to wide fluctuations in response to:

•	quarterly variations in our revenues and operating expenses;

•	announcements of new products or services by us;

•	fluctuations in interest rates;

•	significant sales of our Common Stock;

•	the operating and stock price performance of other companies that investors may deem comparable to us; and

•	news reports relating to trends in our markets or general economic conditions.

The stock markets in general and the market prices for penny stock companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

Our operating results may fluctuate significantly, and these fluctuations may cause our Common Stock price to fall.

Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. Factors that may affect our quarterly results include:

•	market acceptance of our products and those of our competitors;

•	our ability to attract and retain key personnel;

•	development of new designs and technologies; and

•	our ability to manage our anticipated growth and expansion.

Shares eligible for future sale may adversely affect the market.

From time to time after the registration statement has been declared effective, certain of our stockholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement (which disappears after one year). There are no shares of our common stock held by non-affiliates that will become 144 eligible within three months after our registration statement has been declared effective.

Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Any substantial sale of our Common Stock pursuant to Rule 144 or pursuant to any resale prospectus (including sales by investors of securities acquired in connection with this Offering) may have a material adverse effect on the market price of our Common Stock.

Investors who purchased units of our securities, consisting of common stock and warrants to purchase common stock, from December 2007 through December 2008, have anti-dilution rights with respect to the shares of common stock issued in the unit offering. These rights are not available to other holders of our common stock. If future issuances of our common stock trigger these anti-dilution rights, holders of our common stock would have their investments diluted.

The security holders who purchased our units consisting of shares of our common stock and warrants to purchase shares of our common stock have anti-dilution rights. In the event that we sell common stock for less than $1.65 per share or issue securities convertible into or exercisable for common stock at a conversion price or exercise price less than $1.65 per share (a “Dilutive Issuance”), then we are required to issue a number of additional shares of common stock to each unit purchaser, without additional consideration. The number of additional shares to be issued will be equal to the product of the purchaser’s subscription amount multiplied by a fraction, the numerator of which is the number of shares of common stock sold and issued at the closing of such Dilutive Issuance plus the number of shares which the aggregate offering price of the total number of shares of common stock sold and issued at the closing of such Dilutive Issuance would purchase at $1.65 per share, and the denominator of which is the number of shares of common stock issued and outstanding on the date of such Dilutive Issuance plus the number of additional shares of common stock sold and issued at the closing of such Dilutive Issuance. In this case, other holders of our common stock would be diluted to a greater extent than they would be if the anti-dilution provision were not triggered.

Holders of our 10% Bridge Financing have anti-dilution rights that are triggered by a disposition of our common stock at a price per share that is lower than the conversion price of such notes. These rights are not available to the holders of our common stock. If future issuances of our common stock trigger the anti-dilution rights, an investment in our common stock would be diluted to the extent such convertible notes are converted.

Holders of $2,200,000 in aggregate principal amount of our 10% Bridge Financing may convert the outstanding principal amount and accrued interest thereon into equity securities upon the closing of our next equity financing. If all of our 10% Bridge Financing were converted into preferred stock at $1.54 per share, we would be required to issue an additional 1,428,571 shares. If, during the time that any of our 10% Bridge Financing are outstanding, we sell or grant any option to purchase (other than options issued to our employees, officers, directors and consultants), or sell or grant any right to reprice our securities, or otherwise dispose of or issue any common stock or common stock equivalents entitling any person to acquire shares of our common stock at a price per share that is lower than the conversion price of these notes (which, for purposes of this discussion will be designated as the “Base Conversion Price”), then the conversion price of the debentures will be reduced according to the following weighted average formula: the conversion price will be multiplied by a fraction the denominator of which will be the number of shares of common stock outstanding on the date of the issuance plus the number of additional shares of common stock offered for purchase and the numerator of which will be the number of shares of common stock outstanding on the date of such issuance plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the conversion price. A reduction in the conversion price resulting from the foregoing would allow the holders of our 10% Bridge Financing to receive more shares of prefererd stock than they would otherwise be entitled to receive. In that case, other holders of our common stock would be diluted to a greater extent than they would be if no adjustment to the conversion price were required.

We are responsible for the indemnification of our officers and directors, which could result in substantial expenditures.

Our Bylaws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup.

OFFERING PERIOD

The Selling Stockholders will be able to sell their shares on a continuous basis beyond the Initial Offering Period.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” contains forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “potential,” “continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933 provides any protection for statements made in this prospectus.

USE OF PROCEEDS

We will not receive any part of the proceeds of the sale of 14,472,198 of the shares that are being offered by the selling stockholders listed in the Selling Stockholder table. We will, however, receive $754,148, $1,402,597 and $4,285,713 assuming 697,639, 1,298,701 and 2,597,402 warrants are exercised at the exercise price of $1.081, $1.08 and $1.65, respectively per share.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there has been no public market for our common stock. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. The factors considered were:

•	Our relatively short operating history;

•	The proceeds to be raised by this offering;

•	Our cash requirements; and

•	The price that we believe a purchaser is willing to pay for our shares.

We cannot assure you that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the offering price.

The selling stockholders will sell our shares at $2.00 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

SELLING SECURITY HOLDERS

The following table sets forth the names of the selling stockholders who may sell their shares under this prospectus from time to time. No selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of our securities.

The following table also provides certain information with respect to the selling stockholders’ ownership of our securities as of the date of this prospectus, the total number of securities they may sell under this prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities. The selling stockholders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling stockholders will sell all shares covered by this prospectus.

Some of the selling stockholders may distribute their shares, from time to time, to their limited and/or general partners or managers, who may sell shares pursuant to this prospectus. Each selling stockholder may also transfer shares owned by him or her by gift and upon any such transfer the done would have the same right of sale as the selling stockholder.

We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. None of the selling stockholders are or were affiliated with registered broker-dealers. See our discussion entitled “Plan of Distribution” for further information regarding the selling stockholders’ method of distribution of these shares.

	Number of		Number of
	Shares		Shares
	Owned	Number of	Owned	Percentage
	Before	Shares Being	After	Owned After
Name of Selling Stockholder	Offering	Offered	Offering(1)	Offering(1)

Mi Cha Shim	606,060	606,060	0	0
Kyong Hee Koo	1,515,152	1,515,152	0	0
Jong Han Kim	600,000	600,000	0	0
Myung Ja Kim-Kwon	229,885	229,885	0	0
Yoon Ja Han	229,885	229,885	0	0
Choon Sun Cho	2,298,851	2,298,851	0	0
Maddog Executive Services, LLC(2)	459,770	459,770	0	0
Al Cordero	2,360,000	2,360,000	0	0
Stu Aplin	25,000	25,000	0	0
Immersive Media Corp.(3)	2,549,491	2,549,491	0	0
Vision Opportunity Master Fund, Ltd.(4)	7,792,207	7,792,207	0	0
Bruce F. Young and Christine A. Slowey	18,182	18,182	0	0
Calvin A. Goodson	1,212	1,212	0	0
Phillip A. Bounsall	3,000	3,000	0	0
Lynne Zorse Katz	48,485	48,485	0	0
Edgar Luna & Jennifer Nicoletti	6,060	6,060	0	0
Clifford J. Broder	1,212	1,212	0	0
Brett Zorse	90,909	90,909	0	0
Lee E. Rudolph Jr. & Shaney B. Rudolph	60,606	60,606	0	0
Kristopher D. Carney	15,000	15,000	0	0
Debra & Robert Hart	6,000	6,000	0	0
Frederick C. Young	4,200	4,200	0	0
James M. Royce	2,000	2,000	0	0

	Number of		Number of
	Shares		Shares
	Owned	Number of	Owned	Percentage
	Before	Shares Being	After	Owned After
Name of Selling Stockholder	Offering	Offered	Offering(1)	Offering(1)

Caren Montano	12,121	12,121	0	0
Charles D. Slowey	2,000	2,000	0	0
David D. Kim & Yulie K. Kim	6,061	6,061	0	0
Eric S. Scaff(5)	1,212	1,212	0	0
Gallin Chen	6,061	6,061	0	0
Thomas Slowey and Maria Slowey	4,545	4,545	0	0
Wayne Nelson	6,000	6,000	0	0
Peter Kinash	2,500	2,500	0	0
Cameron Brown	3,000	3,000	0	0
Margarent V. Wourms	1,000	1,000	0	0
Linda Whitehead	1,000	1,000	0	0
Dwayne Sorobey	1,000	1,000	0	0
Natasha Sorobey	1,000	1,000	0	0
J. Roderick Matheson	6,000	6,000	0	0
Solomon Chebib	15,000	15,000	0	0
F. Garfield Anderson	10,000	10,000	0	0
Thomas R. Hart	1,000	1,000	0	0
Sandra Rivest	5,000	5,000	0	0
Melissa Hart	1,000	1,000	0	0
Harpreet Chico Dhuga	1,000	1,000	0	0
Colleen Dhuga	1,000	1,000	0	0
David Anderson	3,000	3,000	0	0
Lisa Anderson	3,000	3,000	0	0
Karen Tanaka	3,000	3,000	0	0
Blanca R. Stahlman	1,213	1,213	0	0
Marc J. Butler	20,000	20,000	0	0
Dennis Chu	9,000	9,000	0	0
Thomas J. Sachs	6,060	6,060	0	0
Germaine Matheson	6,000	6,000	0	0
Gord Bell	1,000	1,000	0	0
Marilyn Handford	2,000	2,000	0	0
Larry K. Goodman	1,000	1,000	0	0

TOTAL	19,065,940	19,065,940	0	0

(1)	Assumes that all shares including shares underlying warrants will be resold by the selling stockholders after this offering.

(2)	The natural person with voting and dispositive powers for this stockholder is Jamie Lin.

(3)	Includes 697,639 shares of common stock to be issued upon exercise of warrants. These securities were issued in a private placement of our securities that we completed on December 31, 2007. The natural person with voting and dispositive powers for this stockholder is David Anderson.

(4)	Includes 3,896,103 shares of common stock to be issued upon exercise of warrants. These securities were issued in a private placement of our securities that we completed on March 28, 2008. The natural person with voting and dispositive powers for this stockholder is Adam Benowitz.

(5)	This stockholder is a registered representative of Omni Brokerage, Inc., a FINRA Member Firm. The stockholder acquired the shares in the ordinary course of business and at the time of the acquisition of the shares, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

PLAN OF DISTRIBUTION

This is our initial public offering. We are registering a total of 19,065,940 shares of our common stock, all of which are being offered by the selling stockholders. We received the proceeds from the shares offered in the Direct Offering. We will not receive the proceeds from the sale of the shares by the selling stockholders.

Each Selling Stockholder (the “Selling Stockholders”) of the common stock and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

Equity Securities

The total number of shares of all shares of stock which the corporation has the authority to issue is one hundred million (100,000,000) shares, all of which are shares of common stock, par value $.001 per share.

Common Stock

As of March 31, 2009, there were issued and outstanding, 44,563,462 shares of common stock. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose. The declaration of any future cash dividend will be at the discretion of the Company’s Board of Directors and will depend upon the Company’s earnings, if any, capital requirements and financial position, general economic conditions, and other pertinent conditions. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining after payment of liabilities.

The holders of common stock do not have cumulative voting rights, which mean that the holders of more than fifty percent of the shares of common stock voting for election of directors may elect all the directors if they choose to do so. In this event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors. The common stock has no preemptive or conversion rights or other subscription rights.

Warrants

As of March 31, 2009, there were outstanding warrants to purchase 697,639 shares of our common stock at an exercise price of $1.081 per share. The warrants are immediately exercisable. The warrants expire on December 31, 2012. There were 1,298,701, 2,597,402 and 120,000 warrants exercisable at the exercise price of $1.08, $1.65 and $1.54, respectively per warrant. These warrants expire on March 31, 2013. There were 666,666 warrants exercisable at the exercise price of $2.00. These warrants expire on December 30, 2013. There were 50,000 warrants exercisable at the exercise price of $2.00 per share. These warrants expire on March 31, 2014. There were 150,909 warrants exercisable at the exercise price of $2.00 per share and expire on March 31, 2014.

The exercise price and the number of shares issuable upon exercise of the warrants will be adjusted upon the occurrence of certain events, including reclassifications, reorganizations or combinations of the common stock. At all times that the warrants are outstanding, we will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The consolidated financial statements for the years ended December 31, 2008 and 2007 and for the period from March 16, 2006 (date of inception) through December 31, 2006 included in this prospectus have been audited by KMJ Corbin & Company LLP, independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern) to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

The validity of the common stock to be sold by the selling stockholders under this prospectus will be passed upon for us by Richardson & Patel LLP.

DESCRIPTION OF BUSINESS

Overview

T3 Motion, Inc. (“T3 Motion”) was incorporated in the State of Delaware on March 16, 2006. We are principally engaged in the designing, manufacturing and marketing of personal mobility vehicles powered by electric motors.

Our initial product is the T3 Series, an electric stand-up vehicle (ESV) designed specifically for public and private security personnel that is powered by a quiet zero-gas emission electric motor. After three years of development, We delivered to market the first T3 Series vehicles in early 2007. We plan to introduce a series of product variants based on the initial T3 Series vehicle and the modularity of the sub-systems we have created.

The T3 Series we vehicle design has been highly recognized for professional-based applications. Its iconic look has garnered international acclaim such as the Innovation Award for Best Vehicle at the 2007 International Association of Chiefs of Police (IACP) Convention in New Orleans, Louisiana. Additionally, the

T3 Series was honored at the International Spark Design Awards in Pasadena, California in 2007. The T3 Series has been featured on local, national and international television and print media being deployed by professionals from law enforcement and private security demonstrating the command presence coupled with the vehicle’s approachability by the public. In addition to being an effective performance-based patrol vehicle, it aids in public relations by enabling two-way conversations between the professional operator and the general public. This unique dynamic allows officers and personnel to more effectively fulfill Community-Oriented Policing (COPS) initiatives that have become prevalent since 9/11.

The Company is headquartered in Costa Mesa, California and has a sales office in the United Kingdom. We have sales distributors in South Korea, the Middle East and the People’s Republic of China.

Market and Industry Overview

The personal mobility market has experienced growth in the past several years. Personal transportation in the United States has become a necessity with law enforcement and government agencies, university campuses, airports, shopping malls, events/promotions, military/government, and industrial areas. Similar needs exist in the Middle East, Europe, Asia, and Latin America.

Adding to the substantial market for security in the post-9/11 world, increasing awareness of global warming is creating a rapidly growing market for clean technologies. As a zero-gas emissions electric vehicle, the T3 Series is positioned to take advantage of this trend.

The increase in homeland security spending since 9/11 has been substantial. The Department of Homeland Security Grant Program is scheduled to award $1.7 billion to municipalities for equipment acquisition and emergency preparedness in 2009. We have an opportunity to capture a substantial portion of this market created by police department purchases of police cars, associated upgrades, bicycles and other security equipment purchased with funds from the U.S. Department of Homeland Security (DHS).

Below is the list of specific markets that we believe will continue to experience growth and we intend to serve.

Law Enforcement.  As police and sheriff’s departments nationwide continue to deploy more law enforcement personnel, T3 Motion will continue to focus on serving this market. According to the U.S. Bureau of Justice, as of September 2004 there were 1,076,897 full-time state and local law enforcement personnel. This is an increase of 5.6% from 2000.

College and University Campuses.  According to the U.S. Census Bureau, Statistics Abstract of the United States: 2002 (No. 257. Higher Education-Summary: 1970 to 1999), there were more than 4,000 higher education institutions in the United States in 1999.

High Schools.  According to the National Center for Educational Statistics: 2005, there are over 18,000 public high schools in the U.S. According to the 2004 National School Resource Officers Survey, school crimes, violence and safety offenses remain significant issues affecting our education system.

Military and Government Agencies.  According to Global Research, July 2007, there are 6,000 military bases and/or military warehouses. At least 1,000 are believed to be bases and/ or military installations of which 700 to 800 are located worldwide that the U.S. operates or controls. With total military personnel deployed in the U.S. and U.S. overseas territories of about 1.4 million, the need to provide security and other activities, including the need to move people within large areas is significant. The DHS devotes a significant number of personnel to border and transportation security, emergency preparedness, science and technology and information analysis and management. DHS uses T3 Series in the inspection of cargo at industrial plants and airports, including the Los Angeles International Airport and the Long Beach Port.

Airports.  According to the U.S. Department of Transportation, in 2003 there were 19,581 airports in the US. Of these, there were 5,286 public use airports, 14,295 private use airports and 628 certified airports (Certified airports serve air-carriers operations with aircraft seating more than 30 passengers). The T3 Series is used for security and by airport personnel both inside and outside the terminal buildings at airports. In addition, we anticipate the need for the T3 Series for ground crew, airline personnel and customer service staff.

Port Security.  In the post-9/11 era, according to DHS, February 2006 press release, funding for port security has increased more than 700%. DHS spent over $1.6 billion in 2005 for port security. Additionally, in 2006, the DHS allocated over $168 million for the Port Security Grant Program and, in 2007, it was over $202 million with an additional $110 million in supplemental funding.

Private Security Companies.  According to the National Association of Security Companies (NASCO) 2006 Private Security Fact Sheet, private security contracting is an approximately $13 billion industry in the U.S. with 11,000 to 15,000 companies employing 1.2 million contract security officers. Contract security officers are increasingly protecting military bases and installations across the country and around the world, and are required to be first responders to any incident. The President’s National Strategy for Homeland Security estimates that these private security officers protect 85% of the country’s infrastructure, which, according to the NASCO, makes private security companies a top funding priority for the federal government.

Manufacturing and Industrial Firms.  According to the 2005 U.S. Census Bureau report there are 333,460 manufacturing establishments in the U.S. with 115,715 establishments that have more than 100 employees. We believe that the need for transportation of people, parts, or products within or around these establishments is an ideal application for the T3 Series. Currently we believe that maintenance and warehousing personnel use golf carts and bicycles. Most large manufacturing and industrial facilities use utility vehicles, golf carts and bicycles for transportation, maintenance and warehousing. We expect some of these vehicles could be replaced with our products.

Shopping Malls and Parking Patrol.  According to the CoStar National Research Bureau Shopping Center Database and Statistical Model 2005, there are approximately 48,000 shopping malls in the U.S. covering more than six billion square feet of space. The malls are patrolled by private security companies. In addition to malls, there are numerous parking structures throughout the U.S. that are regularly patrolled.

Our Operations

Our principal executive offices and operations facility is located in Costa Mesa, California. Our main corporate headquarters facility located at 2990 Airway Avenue, Suite A is an approximate 34,000 square foot facility that is home to the executive staff and sales staff and is our main operational and manufacturing location. The facility is equipped with multiple production lines capable of producing up to 800 T3 vehicles per month. Located directly across the street at 2975 Airway is our 14,000 square feet warehouse and R&D center that is fully equipped with all of the necessary machines and equipment needed to design and build development products.

We manufacture our T3 Series at our headquarters. Our raw materials are sourced from various suppliers, both national and international. Currently, our electronics and wire harness assembly manufacturing, embedded digital processing application development and electronics hardware and software development occur at our headquarters and operations center. Final assembly, testing, warehousing, quality control and shipping take place at our U.S. operations center. We are, however, developing a multi-source supply chain that we anticipate will provide a low-cost labor structure and sub-assembly infrastructure supporting final assembly in the U.S. The supply chain will include materials sourcing and subassembly operations from sources in China, South Korea and Mexico. These components will be shipped to our operations facility in Costa Mesa for final assembly, test, inspection, and shipments to our customers. We have established and will continue to expand this multiple source supplier base to will allow us to utilize both current U.S. based suppliers and newly acquired global suppliers to reduce the risks of our existing single sourced components and reduce product costs.

Our sales and marketing is located at our headquarters and currently targets opportunities in the Western, Central and Eastern United States. The sales and marketing team is beginning to expand globally into Europe, Asia and the Middle East. We have agreements with numerous U.S. regional distributors and manufacturing representative companies giving the distributors and manufactures representatives the exclusive rights to sell the T3 Series in specified geographic regions. Each agreement has a 30 day cancellation clause.

Products and Services

T3 Series ESV

The T3 Series is a three-wheel, front wheel drive, stand-up, electric personal mobility vehicle with a zero-gas emission electric motor. The T3 Series has hydraulic desk brakes on both rear wheels, which are matched with 17-inch low profile motorcycle tires for long treadwear and demanding performance. The vehicle is equipped with an LCD control panel display and utilizes high intensity LED lighting for its vertically adjustable headlights and taillights. It also features emergency lights, as well as a siren on the law enforcement model. The T3 Series enables the operator to respond rapidly to calls with low physical exertion. The elevated riding platform allows 360 degrees visibility while the ergonomic riding position reduces fatigue. The T3 Series zero degree turning radius makes it highly maneuverable. The T3 Series comes standard with a lockable storage compartment for equipment and supplies. An image of the T3 Series vehicle is shown below:

Power Modules

The T3 Series has replaceable power modules that allow continuous vehicle operation without recharging downtime. T3 Series offers a variety of battery technology options in its power modules. The power modules and charger can be sold separately from the vehicle allowing different pricing models and leasing options.

Accessories

An optional external storage pack allows the operator to carry additional items on the vehicle. Available accessories include an external shotgun mount, a fitted vehicle cover and a multi-function trailer option. Additional accessories are currently being designed and field tested.

Camera System

We are a certified re-seller of Immersive Media Corp.’s various security camera models. These camera system offer the option of up to a 360 degree view of the areas patrolled. They also offer the option of GPS positioning, real-time surveillance or DVR recording options.

Data License

Through our data license agreement with Immersive Media Corp., we can offer the ability to map with the option of GPS coordinating, any area, building or complex using the Immersive Camera System. This data can be used as follows:

•	EMS/Disaster Planning — The ability to provide an interactive map for EMS use to understand and secure the area that has been breached.

•	Local Security — The ability to have an interactive map of all areas patrolled (including secure areas) for internal training and security.

•	Advertising — The data can be used to provide interactive tours of any area along with the ability to place or sell advertising in the mapped areas.

CT Series

The CT Series Micro Car (L.S.V./N.E.V.), is a four-wheel electric car. Using the market penetration driven by the successful introduction of the T3 Series professional mobility vehicles, We plan to use existing and developed sales channels in the law enforcement, security, government, and military sectors. We are re-designing, branding, marketing and distributing the CT Series to increase market share, to create additional lines of products and expand overall brand awareness through our exclusive distribution agreement with manufacturing partner CT&T. The distribution agreement, dated November 24, 2008, gives us the exclusive territories of North America and the exclusive professional markets of all U.S. government, law enforcement and security markets. The distribution agreement has a three-year term with automatic one-year renewals unless terminated 90 days prior to the end of any term. An image of the CT Series vehicle is shown below:

Future Products

We plan to introduce a series of product variants based on the initial T3 Series and CT Series vehicles and the modularity of the sub-systems we have created. While both the initial T3 Series and the CT Series vehicles are targeted at law enforcement, security and enterprise markets, we intend to expand our base of T3 Series and CT Series vehicle variants by utilizing the modularity of the sub-systems to configure vehicles for specific market uses such as delivery services, personnel transport and personal mobility. As with all new development and products, we cannot guarantee that the products will make it to market and if they are released to market, whether they will be successful.

The CT3 commuter vehicle is the newest product in development. The CT3 commuter vehicle is a front-wheel drive, three-wheeled electric vehicle targeted for general consumer personal transportation applications. The CT3 commuter vehicle is expected to be released for the market in 2011.

We also plan to leverage the modularity of the T3 Series system to enter the consumer market with the T3i Series, a scaled down version of the professional T3 Series.

Revenue from Products

The following table presents the sales of our products, identified both by revenue amount and percentage of total revenues, for the years ended December 31, 2008 and 2007.

	December 31,
	2008		2007
		Percentage		Percentage
		of Total		of Total
Product	Revenues	Revenues	Revenues	Revenues

T3 Series	$6,516,718	86.21%	$1,486,157	81.56%
Power Module	$877,101	11.56%	$259,767	14.26%
Charger	—	—	$34,860	1.91%
Accessories	$79,708	1.06%	$22,583	1.24%
Parts	$22,246	0.03%	$13,512	0.74%
Net, Freight/Discounts	$86,617	1.14%	$4,890	0.27%
Warranty	$6,875	—	$500	0.02%

	$7,589,265	100.00%	$1,822,269	100.00%

Research and Development

We place great emphasis on product research and development (“R&D”). For the years ended December 31, 2008 and 2007 and the period from March 16, 2006 (date of inception) to December 31, 2006, we spent $1,376,226, $1,243,430 and $1,251,169, respectively, on R&D to ensure that the T3 Series personal mobility vehicle was properly designed to be an extremely effective and useful tool for the public safety and private security market. In addition, we will continue to refine and optimize all aspects of the vehicle design to maintain its high standards of vehicle performance, cost effectiveness and to continue to meet the needs of our customers.

Growth Strategies and Marketing

Growth Strategies

The core value of our brand and mission is to become the leader in enabling efficient, clean personal mobility electric stand-up vehicles and to continue providing products that are economical, functional, safe, dependable and meet the needs of the professional end user. We have a management team with extensive experience in product design, development, innovation, operations, sales and marketing to execute the following growth strategies:

•	Increase our leading presence in law enforcement. We intend to build on our reputation as the ESV of choice by aggressively marketing towards the law enforcement community through trade shows and direct and indirect sales. We have identified the key accounts within our core market segments of law enforcement, government and security/private industry that will achieve our primary sales goals and objectives, including driving key regional market penetration, product recognition and brand presence.

•	Capitalize on broader security opportunities. Our success in the law enforcement market has had a viral effect and led to significant inbound demand for the T3 Series from other security markets, which hold equal, if not greater, potential. These markets include airports, events/promotions, government/military, shopping malls and university campuses. We believe we will generate significant interest in these markets with potentially significant orders over the next 12 to 24 months.

•	Expand the T3 Series product line to address broader enterprise markets. We intend to leverage the modularity of our sub-systems to configure additional vehicles that address the needs of the broader enterprise markets. These needs include delivery services, personnel transportation and personal mobility.

•	Leverage brand into the consumer market. As we extend our leading position in the law enforcement and security markets and continue to develop our brand name and reputation, we intend to leverage our strong brand to enter the consumer market for personal transportation. We have a robust product roadmap of consumer-focused vehicles that will utilize the same low-cost, high-quality component sourcing and sub-assembly.

In order to meet our growth objectives, we are taking the following measures:

•	Building a strong brand in our strategic market. During 2007 and 2008, we have successfully built strong brand awareness within our strategic market of law enforcement. As a result, we sold and shipped over 1,000 vehicles and have garnered interest from numerous customers for larger orders. Our brand strength and value is evidenced by increasing numbers of repeat orders in 2008 by law enforcement customers and the large volume orders from new customers. Our success has led to interest from new emerging markets such as emergency medical services, the correctional industry, utility/maintenance applications and high-profile/high-visibility national security accounts. By following our strategy, management believes we will see continued success in both our core strategic market (nationally and internationally) and emerging markets.

•	Grow our partnering relationships with key security companies. Currently, we have built relationships with national private security providers. In order to see continued success, we have marketed the T3 Series as an integrated security solution. This internal sales strategy has positioned our T3 Series as a premier solution due to its economical and environmentally-friendly benefits. In particular, it has led to additional trials of our T3 Series products with customers of these security providers. This strategy has lead to additional market penetration within the markets for property management, entertainment/sporting venues, retail department store chains and high-profile venues.

•	Expand our distributors and manufacturing representatives nationwide. We have structured our distributors and manufacturing representatives’ base into six geographic regions within the United States as well as Canada, the Middle East and Mexico. Our sales force has a comprehensive qualification process that identified the top performing representative firms. Subsequently, we have put under contract the leading representative companies and distribution companies nationwide.

•	Expand our marketing and sales efforts globally. We have positioned global sales offices in five geographic locations (U.S., Korea, China, the Middle East and Europe). Included in our global expansion plans, we are developing service solutions for each geographic region to maintain our level of customer service.

•	Expand our products. We intend to continue adding custom and standard accessories to our T3 Series such as firearm/rifle mounts, trailer, license plate identification system, vehicle camera, helmets, clothing, first aid kits, emergency response kits, mirrors, lighting, etc.

•	Leveraging T3 Brand. We plan to continue leveraging the strength of our brand and distribution channels to increase revenue opportunities to offer related products such as license plate recognition, global position tracking (commonly known as “GPS”), asset tracking, defibrillators, ballistic shields, tires, trailers and other related products.

•	Increase our presence in high profile venues. Our product has been present in some high profile venues such as the 2008 and 2007 Super Bowl, the 2008 Daytona 500 and the 2008 NBA finals. We plan to continue to target high profile venues in order to increase our brand awareness.

•	Increase residual income on current customer base. We will offer additional services and products to our growing customer base such as extended warranties and service contracts for our products after warranty periods have expired.

•	Service. During the 2009 calendar year, we plan to roll out our third party service program, whereby our customers will be able to take their vehicles to any of the authorized service locations for warranty and non-warranty service. The program will provide an efficient and cost effective way for customers to keep their vehicles running in their optimum condition.

Marketing and Distribution

We market and sell our products through our direct sales force located at our headquarters in Costa Mesa, California. In 2007, our marketing and sales targets were focused primarily on opportunities in the Western, Central and Eastern United States. In 2008, we expanded our markets globally into Europe, Asia and the Middle East. In March 2009, we entered into an exclusive distribution agreement with Spear Distribution, Ltd. to act as our distributor in the Middle East. We have agreements with numerous U.S. regional distributors and manufacturing representative companies, adding substantially to our direct sales force. We also attend and provide exhibits at two trade shows per geographic market per year and advertise quarterly in trade journals.

Early high profile and priority sales were made by initiating field trials that typically utilized one or two vehicles and lasted from one to two weeks. These field trials usually lead to initial product orders within 60 to 90 days. We benefit from sales on both regional outreach and a referral basis, which has a significant multiplicative effect on sales. Additionally, private security organizations are now placing significant orders based on the endorsement of the law enforcement community. Typical initial orders have ranged in size from a single unit to ten units and, for larger customers, have led to larger subsequent orders within three to six months. Our marketing efforts and the interest our products have generated have led to numerous media pieces on a regional, national and international scale, ranging from news articles to television spots on television networks such as ABC, CBS, Fox, NBC, CNN, the BBC, Sky News and other local television stations.

We have a procedure for establishing distribution channels for each geographic region. Among other things, distributors should have sales experience to law enforcement agencies and security providers. Each distributor must have service capability for the T3 Series.

Our Suppliers

Today over 70% of our suppliers are local suppliers who provide products and services to low volume early stage development companies. As the vehicle design has become stable and sales volumes have increased significantly, we have begun our transition to incorporate a global supply chain. We have made significant progress in establishing relationships with suppliers who service volume production stage companies. In addition, investments are being made in production tooling that will yield consistent high quality and lower cost parts designed to our specifications. We plan to implement our multi-source supply chain strategy in working directly with established factories within the automotive and motorcycle industry. The supply chain will include materials sourcing and subassembly operations from sources in China, South Korea and Mexico. These components will be shipped to our operations facility in Costa Mesa for final assembly, test, inspection, and shipments to our customers. We will continue to expand this multiple source supplier base by the end of 2009 to allow us to utilize both current U.S. based suppliers and newly acquired global suppliers to reduce the risks of our existing single sourced components and reduce product costs.

Employees

As of March 31, 2009, we have a total of 68 employees, all of which are full-time employees. We have not experienced a work stoppage. Management believes that our relations with our employees are good.

Intellectual Properties and Licenses

The following table describes the intellectual property owned by the Company:

Type	Name	Issued by	Description

Trademark		United State Patent and Trademark Office	Logo, brand name used on our products
Trademark		United State Patent and Trademark Office	Logo, brand name used on our products

Trademark	“ENABLING PERSONAL MOBILITY”	United State Patent and Trademark Office	Logo, brand name used on our products

We also have a patent license agreement from Evolutionary Electric Vehicles to us granting a perpetual, fully paid, transferable exclusive license to make, have made, use, improve and sell an over 10 Horsepower Brushless DC Motor for Traction (US Patent #4,882,524) with respect to products in the world. This patent covers a motor technology that we plan on fully developing and using in our products. Currently, we do not use the motors covered by this patent; however, this patented technology will be utilized in future motors that we intend to use on future products. It is still too early in the developmental phase to determine when the motor technology and products will be available for the market.

On March 21, 2008, we filed a United States Patent Application for Batteries and Battery Monitoring and Charging System. The intellectual property covered in this multi-claim patent is our proprietary power management system that is currently used on all T3 Series products.

On September 17, 2008, we filed a United States Patent Application for the Battery Powered Vehicle Control Systems and Methods. The intellectual property covered in this multi-claim patent is our proprietary control system that is currently used on all T3 Series products.

On March 31, 2008, we purchased a license to resell data in the Immersive Media Corp. mapping database. We were granted the right to map and, in partnership with Immersive Media Corp., will produce and distribute the mapped content of South Korea with the opportunity to continue into Asia Pacific. We anticipate that Asia Pacific will be an emerging market for this technology, as the geographic area is advanced in their requirements for viewing live, interactive data. We will be paid a licensing fee for the usage of any data that it has mapped and will have the opportunity to add to the content and will be compensated for any usage of the content that has been added to the Immersive Media Corp. database. On March 16, 2009, we revised the terms of the agreement to revise the start of the two-year license to begin upon the completion and approval of the post-production data. The revision includes automatic one-year renewals unless either party cancels within 60 days of the end of the contract.

Government Approvals and Regulation

On September 17, 2008, T3 Motion completed and passed its third party lab testing to obtain its CE certification for the T3i Series product, battery, and charging system. CE is the governing regulatory body and standard for electrical products meant to be exported to the European Union, Africa, Australia, Middle East and other foreign countries.

•	The T3i Series product has passed EMC testing for EN6100-6-1 and EN61000-6-3

•	Batteries and chargers were found to be technically compliant with the EN55022, EN61000-3-2, EN61000-3-3, and EN55024 requirements.

Current Customers

Our marketing focus includes locations that have large areas to patrol such as law enforcement, airports, hospitals, universities, security companies, property management companies and commercial retail companies.

Competition

There are over eight leading companies engaged in personal mobility vehicle design, manufacturing and marketing (such as Segway, American Chariot, California Motors-Ride Vehicles and Gorilla Vehicles, to name a few).

Some of our competitors are larger than we are and may have significantly greater name recognition and financial, sales and marketing, technical, manufacturing and other resources. These competitors may also be able to respond rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products. Our competitors may enter our existing or future markets with products that may provide additional features or that may be introduced earlier than our products.

We attempt to differentiate our company from our competitors by working to provide superior customer service and developing products with appealing functions targeted to our core markets of professional end users in law enforcement and private security.

We value our customer input as we are a customer-driven company. Entering into any negotiation we follow a fundamental approach using one of three core customer interests:

•	We evaluate the available budget from the customer, building the value of the product rather than price. For example, one packaged T3 Series is able to fulfill the client’s needs for a multi-shift deployment related to competing products.

•	We maintain a manufacturing process that holds lead times to a 4-6 weeks timeframe.

•	We have an in-field swappable power system that enables our clients to operate vehicles without downtime for charging. The sustainable engineering and design was specifically tailored for the professional end user in law enforcement and private security.

Principal Executive Offices

Our principal executive office is located at 2990 Airway Avenue, Suite A, Costa Mesa, California 92626 and our telephone number is (714) 619-3600. Our website is www.T3motion.com. You should not consider the information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our company.

MANAGEMENT

The following table sets forth the names and ages of all of our directors and executive officers as of March 31, 2009. Also provided herein are a brief description of the business experience of each director, executive officer and significant employee during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws. All of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal.

There are no family relationships among directors or executive officers. Within the past five years, our directors and executive officers have not been (i) involved in any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time, (ii) convicted of any criminal proceeding, (iii) been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities, or (iv) convicted of violating a federal or state securities or commodities law.

Name	Age	Positions Held:

Ki Nam	49	Chief Executive Officer and Chairman
Kelly J. Anderson	41	Executive Vice President, Chief Financial Officer
Jason Kim	42	Chief Operations Officer
David Snowden	65	Director
Steven Healy	48	Director
Mary S. Schott	48	Director

Biographical Information

Ki Nam, Chief Executive Officer, has extensive experience as an entrepreneur developing cutting-edge products. Mr. Nam has served as Chief Executive Officer of T3 Motion since March 16, 2006. Mr. Nam founded Paradigm Wireless Company in 1999, a supplier of quality wireless equipment to the telecom industry, and Aircept founded in 2000, a leading developer, manufacturer, and service provider in the Global Positioning System (GPS) marketplace. In 2001, Mr. Nam founded Evolutionary Electric Vehicles (EEV) to provide high performance motor-controller packages to the emerging hybrid and electric vehicle market. Prior to founding his own companies, Mr. Nam worked at Powerwave Technologies, Inc. (Nasdaq: PWAV), where he helped guide the company to number five in Business Week’s list of Hot Growth Companies in 2000.

Kelly J. Anderson, has been the Executive Vice President, Chief Financial Officer since March 2008 and was appointed director in January 2009. From 2006 until 2008, Ms. Anderson was Vice President at Experian, a leading credit report agency. From 2004 until 2006, Ms. Anderson was Chief Accounting Officer for TripleNet Properties, G REIT, Inc., T REIT, Inc., NNN 2002 Value Fund, LLC, and Chief Financial Officer of NNN 2003 Value Fund, LLC and A REIT, Inc., these entities were real estate investment funds managed by TripleNet Properties. From 1996 to 2004, Ms. Anderson held senior financial positions with The First American Corp (NYSE: FAF) a Fortune 500 title insurance company.

Jason Kim, Chief Operations Officer, served as Chief Operations Officer of T3 Motion since June 2006. From 2005 to 2006, Mr. Kim served as the Vice President of Engineering and Operations for CalAmp Corporation’s M2M Products Division (Nasdaq: CAMP). From 2004 to 2005, Mr. Kim served as the Chief Operating Officer for Skybility, a wireless data transceiver module design and manufacturing company, which was later acquired by CalAmp Corporation to become its M2M Products Division. Prior to his employment with CalAmp, Mr. Kim held senior management positions with various wireless infrastructure companies including Remec Communications (Nasdaq: REMC) and computer hardware and data network communications companies.

David Snowden, Director, has over 40 years of professional experience including holding positions as Chief of Police for Beverly Hills (current), Costa Mesa (1986-2003), and Baldwin Park (1980-1986). Chief Snowden has held numerous Presidential positions including Police Chief’s Department of the League of Cities (1993), Orange County Chief’s and Sheriff’s Association (1990) and was Chairman of the Airbourne

Law Enforcement (ABLE). Chief Snowden was inducted to the Costa Mesa Hall of Fame in 2003 and was voted top 103 most influential persons on the Orange Coast for 12 years running.

Steven Healy, Director, has been the Director of Public Safety at Princeton University since 2003, and was the President of the International Association of Campus Law Enforcement Administrators (IACLEA) until June 2007. He has served as a member of the IACLEA Government Relations Committee for the past 10 years and is active with issues regarding the Clery Act. Chief Healy testified before the U.S. Senate Committee on Homeland Security and Governmental Affairs on the topic of “Security on America’s College Campuses” in April 2007. He also appeared before the U.S. House of Representatives Committee on Education and Labor on the topic of “Best Practices for Making College Campuses Safe” on May 15, 2007. Chief Healy was recently appointed by the governor of New Jersey to serve on the state’s Campus Security Task Force. Prior to his position at Princeton University, Mr. Healy was the Chief of Police at Wellesley College in Wellesley, MA. He also served as Director of Operations at the Department of Public Safety at Syracuse University. During his tenure at Wellesley College, Chief Healy was the IACLEA North Atlantic Regional Director and President of the Massachusetts Association of Campus Law Enforcement Administrators.

Mary S. Schott, Director, has over 25 years experience in the accounting finance functions with extensive experience in finance and accounting compliance and systems including Sox applications. Ms. Schott has been the Chief Financial Officer of San Manuel Band of Serrano Mission Indians since 2008. A CPA and MBA, Ms. Schott served as Chief Accounting Officer of First American Title Insurance Company, a division of First American Corporation (NYSE:FAF) for three years and held various finance and accounting functions for the previous 17 years at First American. Ms. Schott was the President and Treasurer of the First American Credit Union for eight years.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past five years:

(a)	Has had a petition under the federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(b)	Been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)	Been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.	Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	Engaging in any type of business practice; or

iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(d)	Been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph I(i) above, or to be associated with persons engaged in any such activity;

(e)	Been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated; or

(f)	Been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Code of Ethics

We have not adopted a code of ethics, but we plan on adopting a code of ethics that applies to all directors, officers, and employees, including our Chief Executive Officer and Chief Financial Officer, and members of the board of directors in the near future.

Material Changes to the Procedures by which Security Holders May Recommend Nominees to the Board of Directors

There have been no material changes to the procedures by which security holders may recommend nominees to the Board of Directors.

Audit Committee; Audit Committee Financial Expert

Our Board of Directors approved the charter for an audit committee of the Board on January 16, 2009, and formed such committee on February 20, 2009. The members of our audit committee are Mary S. Schott (chairperson) and David Snowden. The Board of Directors has determined that Ms. Schott is an audit committee financial expert as defined by SEC rules, and she is an independent member of the Board as defined by the SEC and the Nasdaq Capital Market.

DIRECTOR AND EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers identified under the “Executive Compensation — Summary Compensation Table” (the “Named Executive Officers”). As more fully described below, the Compensation Committee of our Board (the “Compensation Committee”) reviews and makes all decisions for our executive compensation program, including: establishing salaries and reviewing benefit programs for the Chief Executive Officer (“CEO”) and each of our other Named Executive Officers; reviewing, approving, recommending and administering our annual incentive compensation and stock option plans for employees and other compensation plans; and advising our Board of Directors and making recommendations with respect to plans that require Board approval. Additionally, the Compensation Committee reviews and coordinates annually with the Nominating/Corporate Governance Committee of our Board of Directors with respect to the compensation of our directors.

Compensation Committee

Committee Members and Independence

Our Board of Directors approved the charter for a Compensation Committee of the Board on January 16, 2009, and formed such committee on February 20, 2009. The members of our Compensation Committee are Mary S. Schott (chairperson) and Steven Healy, both of whom are independent members of the Board as defined by the SEC and the Nasdaq Capital Market.

Role of the Compensation Committee in Establishing Compensation

The Compensation Committee establishes and maintains our executive compensation program through internal evaluations of performance, consultation with various executive compensation consultants and analysis of compensation practices in industries where we compete for experienced senior management. The Compensation Committee reviews our compensation programs and philosophy regularly, particularly in connection with its evaluation and approval of changes in the compensation structure for a given year. Since the Compensation Committee was not formed until after 2008, items were approved by written consent of the entire Board during 2008 regarding Board matters.

Executive Compensation Program

Our executive compensation program is designed to attract, retain, incentivize and reward talented senior management who can contribute to our growth and success and thereby build value for our stockholders over the long-term. We believe that an effective executive compensation program is critical to our long-term success. By having an executive compensation program that is competitive with the marketplace and focused on driving sustained superior performance, we believe we can align the interests of our executive officers with the interests of shareholders and reward our executive officers for successfully improving shareholder returns. We have developed compensation programs with the following objectives:

•	attract and retain talented senior management to ensure our future success; and

•	structure a compensation program that appropriately rewards our executive officers for their skills and contributions to our company based on competitive market practice.

The elements of our executive compensation program are as follows:

•	Base salary;

•	Annual incentive compensation (discretionary bonuses);

•	Equity-based awards;

•	Perquisites; and

•	Other benefits.

Base Salary.  Base salaries provide a fixed form of compensation designed to reward our executive officer’s core competence in his or her role. The Compensation Committee determines base salaries by taking into consideration such factors as competitive industry salaries; the nature of the position; the contribution and experience of the officers; and the length of service. The CEO makes salary recommendations for executive officers other than him and reviews such recommendations with the Compensation Committee.

Annual Incentive Compensation.  Discretionary annual incentive compensation is provided to incentivize our executive officers, in any particular year, to pursue particular objectives that the Compensation Committee believes are consistent with the overall goals and long-term strategic direction that the T3 Board has set for our company.

Equity Compensation.  On May 15, 2007, the Board of Directors adopted the 2007 Stock Incentive Plan (the “2007 Plan”) effective August 15, 2007. The purpose of the 2007 Plan was to promote the interests of us and our shareholders by enabling selected key employees to participate in our long-term growth by receiving the opportunity to acquire shares of our common stock and to provide for additional compensation based on appreciation of our common stock. The 2007 Plan provides for the grant of stock options to key employees, directors and consultants, including the executive officers who provide services to the Company or any of its parents or subsidiaries. Under the 2007 Plan, stock options will vest over a specified period of time (typically four years) contingent solely upon the awardees’ continued employment with us. The 2007 Plan includes certain forfeiture provisions upon an awardees’ separation from service with us. The Compensation Committee determines whether to grant options and the exercise price of the options granted. The Committee has broad discretion in determining the terms, restrictions and conditions of each award granted under the 2007 Plan and no option may be exercisable after ten years from the date of grant. All option awards granted under the 2007 Plan will have an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value is defined under the 2007 Plan to be the closing market price of a share of our common stock on the date of grant or if no market price is available, the amount as determined by the Board of Directors subject to confirmation by an outside appraiser. The Compensation Committee retains the discretion to make awards at any time in connection with the initial hiring of a new employee, for retention purposes, or otherwise. We do not have any program, plan or practice to time annual or ad hoc grants of stock options or other equity-based awards in coordination with the release of material non-public information or otherwise. Any or all administrative functions may be delegated by the Board to a committee of the Board. The 2007 Plan provides that in the event of a merger of the Company with or into another corporation or of a “change in control” of the Company, including the sale of all or substantially all of our assets, and certain other events, the Board of Directors may, in its discretion, provide for the assumption or substitution of, or adjustment to, each outstanding award and accelerate the vesting of options.

The 2007 Plan will terminate on the earlier of (i) May 15, 2017, (ii) the date on which all 7,450,000 shares available for issuance under the 2007 Plan is issued, or (iii) the termination of all outstanding options in connection with a merger with or into another corporation or a “change in control” of the Company.

The Board of Directors may generally amend or terminate the 2007 Plan as determined to be advisable. No such amendment or modification, however, may adversely affect the rights and obligations with respect to options or unvested stock issuances at the time outstanding under the 2007 Plan unless the optionee or the participant consents to such amendment or modification. Also, certain amendments may require shareholder approval pursuant to applicable laws and regulations.

The above-referenced stock option grants were issued without registration in reliance upon the exemption afforded by Section 4(2) and Rule 701 of the Act based on certain representations made to us by the recipients.

The 2007 Plan may be amended or terminated by the Board, at any time. However, an amendment that would impair the rights of a recipient of any outstanding award will not be valid with respect to such award without the recipient’s consent. A total of 7,450,000 shares of our common stock are authorized for issuance under the 2007 Plan. As of December 31, 2008, there were 6,468,167 options granted under the 2007 Plan.

Perquisites.  We provide perquisites to our executive officers that we believe are reasonable and consistent with the perquisites that would be available to them at companies with whom we compete for experienced senior management. Perquisites include automobile allowances.

Other Benefits.  Other benefits to the executive officers include a 401(k) plan. We maintain a 401(k) plan for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation, through voluntary deferrals, for their eventual retirement. We do not offer employer matching with our 401(k) plan.

Executive Compensation

The following summary compensation table indicates the cash and non-cash compensation earned during the years ended December 31, 2008 and 2007 and the period from March 16, 2006 (date of inception) through December 31, 2006 by our Chief Executive Officer (principal executive officer), (ii) our Chief Financial Officer (principal financial officer), (iii) the three most highly compensated executive officers other than our

CEO and CFO who were serving as executive officers at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during such fiscal year ends, and (iv) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during such fiscal year ends.

Executive Compensation — Summary Compensation Table:

					Stock	Option	All Other
			Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year		($)(1)	($)(1)	($)	($)(2)	($)(3)	($)

Ki Nam,	2008		150,000	—	—	240,263	—	390,263
Chief Executive Officer	2007		—	—	—	426,667	37,000	463,667
and Chairman(4)	2006	(5)	—	—	—	—	24,690	24,690
Kelly J. Anderson,	2008		131,923		—	45,142		177,065
Executive Vice President, Chief Financial Officer(6)
Jason Kim	2008		166,076	—	—	237,804	—	403,880
Chief Operations Officer	2007		156,025	—	—	346,354	—	502,379
	2006	(5)	61,346	2,000	—	—	—	63,346
Neil Brooker,	2008		136,200	—	—	—	—	136,200
Chief Designer(7)	2007		189,269	—	—	84,444	9,000	282,713
	2006	(5)	135,192	500	—	—	6,577	142,269

(1)	Salary and bonuses for fiscal year 2006 for all employees, including our named executive officers, were paid from My Ventures, LLC, a corporation owned by our majority shareholder and Chief Executive Officer, Ki Nam. We reimbursed My Ventures for these payments monthly as they occurred.

(2)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2008 and 2007 with respect to stock options granted, as determined pursuant to SFAS 123(R). See Note 10 to the audited consolidated financial statements included in this annual report for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R).

(3)	Perquisites and other personal benefits are valued at actual amounts paid to each provider of such perquisites and other personal benefits. The compensation earned represents the automobile allowance.

(4)	Prior to January 1, 2008, Mr. Nam did not draw a salary.

(5)	The compensation information provided for 2006 represents the period from March 16, 2006 (date of inception) through December 31, 2006.

(6)	Ms. Anderson was hired on March 17, 2008, and prior to her tenure, Mr. Kim was acting as CFO.

(7)	Mr. Brooker resigned on August 1, 2008, effective August 15, 2008.

Employment Agreements

We have no formal employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards made to the Named Executive Officers under our equity incentive plans.

		Estimated Future Payouts			Estimated Future Payouts
		Under Non-Equity Incentive			Under Equity Incentive
		Plan Awards			Plan Awards
								All Other
								Stock	All Other
								Awards:	Option	Exercise
								Number	Awards:	or Base	Grant Date
								of Shares	Number of	Price of	Fair Value
								of Stock	Securities	Option	of Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Underlying	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	Options (#)	($/Sh)	($/Sh)(2)

Ki Nam	12/10/2007	—	—	—	—	—	—		1,000,000	$0.77	$960,000
Kelly J. Anderson(1)	3/17/2008	—	—	—	—	—	—		200,000	$0.60	$190,000
	11/13/2008								200,000	$1.40	$261,000
Jason Kim	12/10/2007	—	—	—	—	—	—		1,000,000	$0.60	$950,000
Neil Brooker(3)	12/10/2007	—	—	—	—	—	—		200,000	$0.60	$190,000

(1)	Ms. Anderson commenced employment on March 17, 2008, and prior to her employment, Mr. Kim was the acting CFO.

(2)	The grant date fair value is the value of awards granted in 2008 and 2007 as determined in accordance with FAS 123(R), which is recognized for financial reporting purposes, over the service period of the awards.

(3)	Mr. Brooker resigned on August 1, 2008, effective August 15, 2008.

The following table summarizes the amount of our executive officers’ equity-based compensation outstanding at the fiscal year ended December 31, 2008:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards						Stock Awards
									Equity
									Incentive
			Equity					Equity	Plan Awards:
			Incentive Plan					Incentive	Market or
			Awards:				Market	Plan Awards:	Payout Value
	Number of	Number of	Number of			Number	Value of	Number of	of Unearned
	Securities	Securities	Securities			of Shares	Shares or	Unearned	Shares, Units
	Underlying	Underlying	Underlying			or Units of	Units of	Shares, Units	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock that	Stock that	or Other	Rights that
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Rights that	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Have Not Vested (#)	Vested ($)

Ki Nam	687,500		312,500	0.77	12/10/2017
Kelly J. Anderson(1)	—		200,000	0.60	3/17/2018
			200,000	1.40	11/13/2018
Jason Kim	604,167		395,833	0.60	12/10/2017
Neil Brooker(2)	116,667		—	0.60	2/10/2018

(1)	Ms. Anderson commenced employment on March 17, 2008, and prior to employment, Mr. Kim was the acting CFO.

(2)	Mr. Brooker resigned on August 1, 2008, effective August 15, 2008.

Option Exercises and Stock Vested

The following table sets forth certain information regarding exercises of stock options and stock vested held by the Named Executive Officers during the year ended December 31, 2008:

Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Ki Nam	—	$—	—	$—
Kelly J. Anderson(1)	—	—	—	—
Jason Kim	—	—	—	—
Neil Brooker(2)	—	—	—	—

(1)	Ms. Anderson commenced employment on March 17, 2008, and prior to her employment, Mr. Kim was the acting CFO.

(2)	Mr. Brooker resigned on August 1, 2008, effective August 15, 2008.

Director Compensation

The following table reflects all compensation awarded to, earned by or paid to the directors below for the year ended December 31, 2008. The persons listed below received the following compensation in exchange for their services as members of the Board of Directors of the Company for the year ended December 31, 2008. Ki Nam, our Chief Executive Officer, received no additional compensation as a director of the Company.

Change in
					Non-	Pension
					Equity	Value and
					Incentive	Nonqualified
	Fees Earned				Plan	Deferred
	or Paid in	Stock			Compen-	Compensation	All Other
	Cash	Awards	Options		sation	Earnings	Compensation		Total
Name	($)	($)	($)(2)		($)	($)	($)		($)

Ki Nam	—	—		(1)				(1)	—
David Snowden	20,000	—	11,949						31,949
Steven Healy	20,000	—	11,916						31,916

(1)	Mr. Nam’s compensation as a director is reflected in the table titled “Summary Compensation Table” above.

(2)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2008 with respect to stock options granted, as determined pursuant to SFAS 123(R). See Note 10 to the audited consolidated financial statements included in this annual report for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R).

Securities Authorized for Issuance under Equity Compensation Plans or Individual Compensation Arrangements

Please see the section titled “Securities Authorized for Issuance under Equity Compensation Plans” under Item 5 above.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as to each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock and as to the security and percentage ownership of each executive officer and director of the Company and all officers and directors of the Company as a group as of April 30, 2009.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as otherwise indicated, we believe that the beneficial owners listed below, based on the information furnished by these owners, have sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to applicable community property laws.

Unless otherwise indicated, the address of each beneficial owner listed below is 2990 Airway Ave., Suite A., Costa Mesa, California 92626.

	Number of Shares of		Percent of Shares of
	Common Stock		Common Stock
Name of Beneficial Owner and Address	Beneficially Owned(1)		Beneficially Owned(1)(2)

Executive Officers and/or Directors:
Ki Nam	29,876,972	(3)	65.7	%(3)
Kelly Anderson	54,167		*	(4)
Jason Kim	687,500		1.5	%(5)
David Snowden	50,000		*	(6)
Steven Healy	50,000		*	(7)
Mary S. Schott	—		*
5% Stockholders:
Immersive Media Corp.	2,616,158		5.8	%(8)
Choon Sun Cho	2,298,851		5.2%
Vision Opportunity Master Fund, Ltd.	4,451,889		9.9	%(9)
All Executive Officers and Directors as a Group (6 persons)	30,718,639		66.3	%(10)

*	Less than 1%

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)	As of April 30, 2009, there were 44,563,460 common shares issued and outstanding.

(3)	This number includes 27,155,230 shares of common stock held by The Nam Family Trust Dated 02/17/07, Ki Nam and Yeong Hee Nam as Trustees. This number also includes 900,000 shares of common stock held by Justin Nam, who is the son of this stockholder. Further, this number includes 900,000 shares of common stock held by Michelle Nam, who is the daughter of this stockholder. These include 770,833 shares subject to an option to purchase common stock and includes warrants to purchase 150,909 shares of common stock held by Mr. Nam . Thus, the percentage of common stock beneficially owned by Mr. Nam is based on a total of 45,485,202 shares of common stock.

(4)	This number includes options to purchase 54,167 shares of common stock held by Ms. Anderson. Thus, the percentage of common stock beneficially owned by Ms. Anderson is based on a total of 44,617,627 shares of common stock.

(5)	This number includes options to purchase 687,500 shares of common stock held by Mr. Kim. Thus, the percentage of common stock beneficially owned by Mr. Kim is based on a total of 45,250,960 shares of common stock.

(6)	This number includes options to purchase 50,000 shares of common stock held by Mr. Healy. Thus the percentage of common stock beneficially owned by Mr. Healy is based on a total of 44,613,460 shares of common stock.

(7)	This number includes options to purchase 50,000 shares of common stock held by Mr. Snowden. Thus the percentage of common stock beneficially owned by Mr. Snowden is based on a total of 44,613,460 shares of common stock.

(8)	This number includes warrants to purchase 764,306 shares of common stock held by Immersive Media Corp. Thus, the percentage of common stock beneficially owned by Immersive Media Corp. is based on a total of 45,327.766 shares of common stock. The address for Immersive Media Corp. is Immersive Media Corp. is 224 — 15th Avenue SW, Calgary, AB T2R 0P7 Canada.

(9)	This number includes 3,896,104 shares of our common stock and also 555,785 shares of our common stock which are subject to warrants that are exerciseable within 60 days. It excludes 3,118,166 shares of common stock subject to warrants held by Vision Opportunity Master Fund, 888,819 shares of common stock subject to warrants held by Vision Capital Advantage Fund, L.P. and 1,428,571 shares of common stock subject to convertible debt since the derivative security may not be exercised or converted within 60 days of April 28, 2009. The address for Vision Opportunity Master Fund is 20 West 55th Street, Fifth Floor, New York, New York, 10019.

(10)	This number includes options to purchase 1,612,500 shares of common stock and warrants to purchase 150,909 shares of our common stock held by the executive officers and directors. Thus, the percentage of common stock beneficially owned by the executive officers and directors is based on a total of 46,326,869 shares of common stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2008, certain information related to our compensation plans under which shares of our common stock are authorized for issuance.

Number of Securities
		Weighted-Average	Remaining Available
		Exercise Price of	for Future Issuance
	Number of Securities to be	Outstanding	Under Equity
	Issued Upon Exercise of	Options,	Compensation Plans
	Outstanding Options,	Warrants and	(Excluding Securities
	Warrants and Rights	Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	6,468,167	$0.76	981,833
Equity compensation plans not approved by stockholders	5,380,408	$1.48	—

Total	11,848,575		981,833

Equity Incentive Plan

On August 15, 2007 we adopted the Equity Incentive Plan (the “Plan”), under which direct stock awards or options to acquire shares of our common stock may be granted to employees and nonemployees of the Company. The Plan is administered by our Board of Directors. The Plan permitted the issuance of up to 7,450,000 shares of our common stock. Options granted under the Plan vest 25% per year over four years and expire 10 years from the date of grant.

Warrants

From time to time, we issue warrants to purchase shares of the Company’s common stock to investors, note holders and to non-employees for services rendered or to be rendered in the future. Such warrants are issued outside of the Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

The following table reflects the activity of the related party transactions as of the respective periods.

	Notes	Related
	Receivable/	Party	Notes
2006 Activity	Advances	Payables	Payable

Borrowings	$300,000	$2,756,549	$—
Interest accrued on balance of payables	—	34,195	—
Fixed asset contribution	—	276,471	—
Payments	—	(384,500)	—
Conversion to equity	—	(994,000)	—

Balance at December 31, 2006	300,000	1,688,715	—
Borrowings	2,024,563	4,174,205	2,000,000
Interest accrued on balance of payables	—	62,573	—
Payments	(2,300,000)	(3,562,224)	—
Discount on debt	—	—	(485,897)
Conversion to equity	—	(1,673,279)	—

Balance at December 31, 2007	24,563	689,990	1,514,103
Borrowings	11,685	715,000	2,200,000
Payments	(3,000)	(999,762)	(1,000,000)
Sooner agreement	—	1,536,206
Correction of prior year related-party conversion of debt to equity	—	93,300	—
Amortization of discount on debt	—	—	488,133
Discount on debt	—	—	(1,215,638)

Balance at December 31, 2008	$33,248	$2,034,734	$1,986,598

Accounts Receivable

The Company advanced $28,902 to Graphion Technology USA LLC, (“Graphion”), to be used for their operating requirements. Graphion was established by the Company’s Chief Executive Officer and is under common ownership. The advance is non-interest bearing and receivable upon demand.

As of December 31, 2008 and 2007, there was an outstanding employee receivable of $4,346 and $2,910, respectively.

Prepaid Expenses

As of December 31, 2008, there was $120,000 of prepaid inventory from Graphion. There were no amounts at December 31, 2007.

Notes Receivable

In 2007 and 2006, the Company issued 3,207,941 shares of common stock for $2,300,000 short-term non-interest bearing notes receivable. During the year ended December 31, 2007, all amounts were paid in full.

Related Party Payables

During 2008, we purchased $635,749 of parts and had an outstanding accounts payable balance of $120,749 from Graphion. During the year ended December 31, 2007, we did not have any transactions with Graphion.

As of December 31, 2008, we had an outstanding accounts payable balance of $71,696 for expense reimbursements to our Chief Executive Officer. There were no outstanding amounts at December 31, 2007.

We received advances from Power Wireless Systems, Delta Motors, LLC and My Ventures, LLC to be used for operating requirements. These companies were established by the Company’s Chief Executive Officer and are under common ownership. The advances bear interest at 3.88% and were due upon demand. During 2006, $994,000 of the balance was converted into 3,012,122 shares of common stock. As of December 31, 2006, the balances due to these companies were $418,521, $219,215 and $1,050,979, respectively.

During 2007, $1,673,279 of the outstanding balance was converted to equity. There was no recognition of a gain or loss on conversion. There were no amounts due to these entities as of December 31, 2007. We recorded approximately $65,000 and $35,000 of interest expense as of December 31, 2007 and 2006, respectively. During 2008, we corrected an error related to the conversion of debt to equity of $93,300. The amount was a reimbursement for prior year costs incurred.

During 2008 and 2007, the CEO advanced $715,000 and $1,644,990, respectively, of which $999,762 and $955,000, respectively, were repaid. The remaining balance of $498,527 is due upon demand. We recorded $6,700 of interest expense in 2008.

Prior to January 1, 2008, all employees were employed and all salary and bonuses were paid by My Ventures, LLC. The Company reimbursed My Ventures, LLC for all payroll costs incurred. Prior to 2007, some employees performed limited services for My Ventures, LLC.

On February 20, 2009, the Company entered into a settlement agreement with Albert Lin, CEO of Sooner Capital, principal of Maddog and a Director of Immersive Media Corp., whereby Albert released us from our obligations to issue certain securities upon the occurance of certain events, under the agreement dated December 30, 2007 in exchange for the Company issuing 931,034 shares of common stock at $1.65 per share totaling $1,536,206 for investor relations services performed. We recorded the value of the shares in related party payables at December 31, 2008 as the settlement agreement did not relate to 2009 activity. $210,000 of this total was previously recorded as issuance costs in 2007 and the remaining $1,362,206 was recorded in general and administrative expense.

Fixed Assets

During 2006, we received an aggregate of $276,471 of property and equipment from related parties which was recorded in related party payables.

Intangible Asset

On March 31, 2008, we paid $1,000,000 to Immersive Media Corporation (“Immersive”), one of the Company’s shareholders, to purchase a GeoImmersive License Agreement giving us the right to resell data in the Immersive mapping database. We were granted the right to map and, in partnership with Immersive, will produce and distribute the content of South Korea. We will be paid a licensing fee for the usage of any data that it has mapped. In addition, we will have the opportunity to add to the content and will be compensated for any usage of the content that has been added to the Immersive database. The data license is included in intangible assets and is amortized over the life of the license. During 2008, we recorded $375,000 of amortization expense.

On March 16, 2009, we revised the terms of the agreement to revise the start of the two year license to begin upon the completion and approval of the post-production data. The revision includes automatic one-year renewals unless either party cancels within 60 days of the end of the contract. Upon the execution of the revision, we ceased amortizing the license and will test annually for impairment until the post-production of the data is complete. Once post production is complete, we anticipate amortizing the license over two years.

Notes Payable

Immersive Note

On December 31, 2007, we issued a 12% secured promissory note in the principal amount of $2,000,000 to Immersive, one of the Company’s shareholders, due on December 31, 2008. The note is secured by all of the Company’s assets. In addition, we granted 697,639 of warrants excersiable at $1.08 per share of common stock. We recorded a discount of $485,897 related to the relative fair value of the warrants, which was calculated using the Black-Scholes-Merton option pricing model. The warrants were amortized to interest expense over the one-year life of the note. There was $485,897 and $0 of amortization of the warrants for the years ended December 31, 2008 and 2007, respectively. We recorded and paid $150,000 of interest expense to Immersive during the year ended December 31, 2008. On March 31, 2008, we repaid $1,000,000 of the note.

On December 19, 2008, we amended the terms of the note with Immersive to extend the maturity date of the outstanding balance of $1,000,000 from December 31, 2008 to March 31, 2010. In addition, in the event that we receive (i) $10,000,000 or more in a private placement financing or (ii) $15,000,000 or more in equity financing at any time after the date of the amendment and prior to March 31, 2010, the note shall become immediately due and payable. Immersive will have the option to convert the note during the pendency of any current open equity financing round at the price established in the open round at $1.00 for $1.00 basis or $1.65 per share including 606,060 warrants at $2.00 per share, whichever is less.

In conjunction with the amendment, we also agreed to issue contingent warrants for up to 250,000 shares of common stock, $0.001 par value per share, at $2.00 per share, for extending the note. Immersive shall receive a warrant to purchase 50,000 shares if the note is not repaid by March 31, 2009. For every month that the note remains outstanding thereafter, Immersive shall receive an additional warrant for 16,667 shares. The relative fair value related to these contingently issuable warrants is $221,114. We however did not recognize this amount as a debt discount at December 31, 2008 as the actual issuance of these warrants is directly contingent upon payment status of the note through the maturity of the note, and as such, represents a contingent amount that may or may not be realized by us. We shall recognize the appropriate amount to expense when the contingency is resolved and the related warrants issued, if any. The contingent beneficial conversion feature of the note will be calculated and recorded to debt discount upon the commencement of an applicable equity offering.

The various amendments of the note also resulted in terms that, pursuant to EITF Issue No. 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, were substantially different from the terms of the original note. As a result, the modification was treated as an extinguishment of debt for the twelve months ended December 31, 2008. There were no gain or loss recognized with the extinguishment of the debt.

Vision Opportunity Master Fund, Ltd. Bridge Financing

On December 30, 2008, we issued to Vision Opportunity Master Fund, Ltd. (“Vision”), 10% Secured Convertible Debentures (“Debentures”), with an aggregate principal value of $2,200,000. The Debentures accrue interest on the unpaid principal balance at a rate equal to 10.0% per annum. The Debentures are secured by assets of the Company. The maturity date is December 30, 2009. In the event of default under the terms of the Debentures, the interest rate increases to 15% per annum. At any time after the 90th calendar day following the Issue Date, the Debentures are convertible into shares of common stock of the Company at a conversion price of $1.65 per share, subject to adjustment, including reduction to the lesser of the then effective conversion price and $1.54 per share in the event that we fail to consummate an equity financing of at least $6,000,000 in net cash proceeds by March 30, 2009. Since no financing had occurred by such date, the conversion price has been reduced to $1.54 per share.

If, during the time that the Debentures are outstanding, we sell or grant any option to purchase (other than options issued pursuant to a plan approved by our board of directors), or sell or grant any right to reprice our securities, or otherwise disposes of or issues any common stock or common stock equivalents entitling any person to acquire shares of the Company’s common stock at a price per share that is lower than the conversion price of the debentures or that is higher than the Base Conversion Price but lower than the daily volume weighted average price of the common stock, then the conversion price of the Debentures will be reduced. As of December 31, 2008, the conversion price of the Debentures has not been reduced.

The agreement provides that from December 30, 2008 to the date that the Debentures are no longer outstanding, if we or our sole subsidiary, T3 Motion, Ltd., (the “Subsidiary”), issues common stock, common stock equivalents for cash consideration, indebtedness, or a combination of such securities in a subsequent financing (the “Subsequent Financing”), Vision may elect, in their sole discretion, to exchange some or all of the Debentures then held by Vision for any securities issued in a Subsequent Financing on a $1.00 for $1.00 basis (the “Exchange”); provided, however, that the securities issued in a Subsequent Financing will be irrevocably convertible, exercisable, exchangeable, or resettable (or any other similar feature) based on the price equal to the lesser of (i) the conversion price, exercise price, exchange price, or reset price (or such similar price) in such Subsequent Financing and (ii) $1.65 per share. Vision is obligated to elect the Exchange if all of the following conditions are met: (i) the Subsequent Financing is consummated by March 31, 2009; (ii) the Subsequent Financing is in the form of convertible preferred stock of the Company, (iii) the Subsequent Financing is for gross proceeds of at least $6,000,000; and (iv) the Subsequent Financing includes at least 100% warrant coverage. On March 26, 2009, Vision granted us a 30-day extension until April 30, 2009, on the above terms. After April 30, 2009, Vision no longer has such obligation to convert the shares.

The Purchase Agreement further provides that the exercise price of any Series B Common Stock Purchase Warrant and Series C Common Stock Purchase Warrant of the Company held by a Vision (see Note 9) will be reduced to $1.65 per share. Vision received Series D Common Stock Purchase Warrants (the “Warrants”) to purchase up to an aggregate 666,666 shares of the Company’s common stock at an exercise price of $2.00 per share. The Warrants have a term of five years after the issue date of December 30, 2008. The reduction in exercise prices of Series B and C Warrants was deemed to be a modification under SFAS 123(R), Share-Based Payment, and resulted in additional recognition of approximately $79,000 as debt issuance cost at December 31, 2008. Moreover, the Company recorded a total debt discount of $1,215,638 for the effective beneficial conversion feature (“BCF”) of the debenture and debt discount related to the issuance of Series D Warrants. The debt discount for the Series D Warrants was calculated using the Black-Scholes-Merton option pricing model. The BCF and warrants are amortized to interest expense over the one-year life of the note.

We have accounted for the Debentures according to Statement of Financial Accounting Standards (“SFAS”) No. 133 Accounting for Derivative Instruments and Hedging Activities, EITF 00-19 Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, FSP EITF 00-19-2, EITF 98-5 Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios and EITF 00-27 Application of Issue No. 98-5 to Certain Convertible Instruments. The value of the Debentures was allocated between the Debentures, and the warrants, including the BCF, which amounted to $607,819 and $607,819, respectively. The discount of $1,215,638 related to the warrants, including the BCF, is being amortized over the term of the Debentures. We amortized $2,236 for the year ended December 31, 2008. The remaining unamortized warrant and beneficial conversion feature value is recorded as a discount on the Debentures on the accompanying balance sheet.

Equity

During the year ended December 31, 2007 and the period from March 16, 2006 (date of inception) through December 31, 2006, the majority stockholder contributed $4,000,000 and $1,001,000, respectively to the Company’s equity.

Director Independence

Three of our directors, Steven Healy, David Snowden and Mary Schott are independent directors as that term is defined under Nasdaq’s Marketplace Rule 4200. All of the members of our audit committee, compensation committee and nominating committee are independent.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of our results of operations and financial condition for the years ended December 31, 2008 and 2007 and the period from March 16, 2006 (date of inception) through December 31, 2006, should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this registration statement. All statements, other than statements of historical facts, included in this report are forward-looking statements. When used in this report, the words “may,” “will,” “should,” “would,” “anticipate,” “estimate,” “possible,” “expect,” “plan,” “project,” “continuing,” “ongoing,” “could,” “believe,” “predict,” “potential,” “intend,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, availability of additional equity or debt financing, changes in sales or industry trends, competition, retention of senior management and other key personnel, availability of materials or components, ability to make continued product innovations, casualty or work stoppages at the Company’s facilities, adverse results of lawsuits against the Company and currency exchange rates. Forward-looking statements are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Readers of this report are cautioned not to place undue reliance on these forward-looking statements, as there can be no assurance that these forward-looking statements will prove to be accurate and speak only as of the date hereof. Management undertakes no obligation to publically release any revisions to these forward-looking statements that may reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. This cautionary statement is applicable to all forward-looking statements contained in this report.

OVERVIEW

T3 Motion, Inc. was organized on March 16, 2006, under the laws of the state of Delaware. We develop and manufacture the T3 Series which are electric three-wheel stand-up vehicles that are directly targeted to the public safety and private security markets. T3 Series have been designed to tackle a host of daily professional functions, from community policing to patrolling of airports, military bases, campuses, malls, public event venues and other high-density areas. We exited our development stage in January 2007 when we began generating revenues from selling our vehicles.

Effective December 15, 2006, we declared a 30,000-to-1 stock split of the Company’s common stock. All share amounts have been adjusted throughout the financial statements for this stock split.

Going Concern

Our consolidated financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. We have sustained operating losses since our inception (March 16, 2006) and have used substantial amounts of working capital in our operations. Further, at December 31, 2008 accumulated deficit amounted to $24,375,827 and a working capital deficit of $598,056. These factors raise substantial doubt about our ability to continue as a going concern for a reasonable period of time.

Management believes that our current sources of funds and current liquid assets will allow us to continue as a going concern through at least June 30, 2009. We started selling our vehicles in 2007 and have obtained equity financing, net of offering costs, from third parties of $6,669,163, received proceeds from related-party notes of $2,200,000 during 2008 and plan to raise additional debt and/or equity capital to finance future activities. In light of these plans, management is confident in our ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis:

Concentrations of Credit Risk

Cash

We maintain our cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. From time to time, our cash balances exceed the amount insured by the FDIC. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk related to these deposits. At December 31, 2008 we had balances in excess of the FDIC limit of $1,306,602.

Receivables

We perform periodic evaluations of our customers and maintain allowances for potential credit losses as deemed necessary. We generally do not require collateral to secure our accounts receivable. We estimate credit losses based on management’s evaluation of historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment patterns when evaluating the adequacy of the allowance for doubtful accounts. At December 31, 2008 and 2007, we have an allowance for doubtful accounts of $27,000 and $30,000, respectively. Although we expect to collect amounts due, actual collections may differ from the estimated amounts.

Cash and Cash Equivalents

We consider cash equivalents to be all short-term investments that have an initial maturity of 90 days or less and are not restricted. We invest our cash in short-term money market accounts.

Concentration of Risk

As of December 31, 2008 and 2007, no customers accounted for more than 10% of total accounts receivable and two customers accounted for approximately 35% of total accounts receivable, respectively. No customer accounted for more than 10% of revenue for the years ended December 31, 2008 and 2007 and the period from March 16, 2006 (inception) through December 31, 2006.

As of December 31, 2008 and 2007, no vendor accounted for more than 10% of total accounts payable and one vendor accounted for approximately 25% of total accounts payable, respectively. No customer accounted for more than 10% of purchases for the years ended December 31, 2008 and 2007 and the period from March 16, 2006 (inception) through December 31, 2006.

Inventories

Inventories, which consist of raw materials, finished goods and work-in-process, are stated at the lower of cost or net realizable value, with cost being determined by the average-cost method, which approximates the first-in, first-out method. At each balance sheet date, we evaluate our ending inventories for excess quantities and obsolescence. This evaluation primarily includes an analysis of forecasted demand in relation to the inventory on hand, among consideration of other factors. Based upon the evaluation, provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the respective inventories.

Property and Equipment

Property and equipment are stated at cost, and are being depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements are recorded at cost and amortized on a straight-line basis over the shorter of their estimated lives or the remaining lease term. Significant renewals and betterments are capitalized. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed. At the time property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are reflected in the consolidated statement of operations.

Intangible Property

Intangible asset consists of a data license agreement and is amortized on a straight-line basis over the life of the license. All identified intangible assets are classified within other long-term assets on the consolidated balance sheets. We will perform an annual review of our identified intangible assets to determine if facts and circumstances exist which indicate that the useful life is shorter than originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances do exist, we assess the recoverability of identified intangible assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Impairment of Long-Lived Assets

We account for our long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. We assess recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value or disposable value. As of December 31, 2008 and 2007, we do not believe there has been any impairment of our long-lived assets. There can be no assurance, however, that market conditions will not change or demand for our products will continue, which could result in impairment of long-lived assets in the future.

Fair Value of Financial Instruments

Our financial instruments consist of cash, accounts receivable, related party receivable, accounts payable, accrued expense, related party payables and related party note payable. The carrying value for all such instruments approximates fair value due either to the short-term nature of the instruments or the fact that prevailing interest rates are not substantially different from our borrowing rates at December 31, 2008 and 2007.

Revenue Recognition

We recognize revenues in accordance with the SEC’s Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition. Under the provisions of SAB No. 104, we recognize revenues when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured.

For all sales, we use a binding purchase order as evidence of an arrangement. Delivery occurs when goods are shipped for customers with FOB Shipping Point terms. Shipping documents are used to verify delivery and customer acceptance. We assess whether the sales price is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund. We offer a standard product warranty to our customers for defects in materials and workmanship for a period of one year or 2,500 miles, whichever comes first, and have no other post-shipment obligations. We assess collectability based on the creditworthiness of the customer as determined by evaluations and the customer’s payment history.

All amounts billed to customers related to shipping and handling are classified as net sales, while all costs incurred by us for shipping and handling are classified as cost of sales.

We do not enter into contracts that require fixed pricing beyond the term of the purchase order. All sales via distributor agreements are accompanied with a purchase order. Further, we do not allow returns of unsold items.

We have executed various distribution agreements whereby the distributors agreed to purchase T3 Series packages (one T3 Series, two power modules, and one charger per package). The terms of the agreements require minimum re-order amounts for the vehicles to be sold through the distributors in specified geographic regions. Under the terms of the agreements, the distributor takes ownership of the vehicles and we deem the items sold at delivery to the distributor.

Share Based Compensation

We maintain a stock option plan and record expenses attributable to our stock option plan. Effective March 16, 2006 (date of inception), we adopted the Financial Accounting Standards Board’s (“FASB”) SFAS No. 123(R) Share-Based Payment (“SFAS 123(R)”) using the modified prospective method, in which compensation cost was recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123(R) for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date.

With the adoption of SFAS 123(R), we elected to amortize stock-based compensation for awards granted on or after the adoption of SFAS 123(R) on March 16, 2006 (date of inception) on a straight-line basis over the requisite service (vesting) period for the entire award.

We account for equity instruments issued to consultants and vendors in exchange for goods and services in accordance with the provisions of EITF Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services, and EITF Issue No. 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to other than Employees. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

In accordance with EITF Issue No. 00-18, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes. Accordingly, We record the fair value of the fully vested, non-forfeitable common stock issued for future consulting services as prepaid expense in our consolidated balance sheet.

Income Taxes

We account for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not, that such asset will not be realized through future operations.

Beneficial Conversion Features and Debt Discounts

The convertible features of convertible notes provides for a rate of conversion that is below market value. Such feature is normally characterized as a “beneficial conversion feature” (“BCF”). Pursuant to Emerging Issues Task Force (“EITF”) No. 98-5, Accounting For convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ration” and EITF No. 00-27, Application of EITF Issue No. 98-5 To Certain convertible Instruments.” The relative fair values of the BCF’s have been recorded as discounts from the face amount of the respective debt instrument. We are amortizing the discount using the effective interest method through maturity of such instruments. We will record the corresponding unamortized debt discount related to the BCF as interest expense when the related instrument is converted into the Company’s common stock.

Loss Per Share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive. Options and warrants to purchase approximately 11.8 million and 6.1 million shares of common stock were outstanding at December 31, 2008 and 2007, respectively, but were excluded from the computation of diluted earnings per share due to the net losses for the period. No options or warrants were outstanding at December 31, 2006.

Research and Development

We expense research and development costs as incurred.

Advertising

Advertising expenses are charged against operations when incurred. Advertising expenses for the years ended December 31, 2008 and 2007 and the period from March 16, 2006 (inception) through December 31, 2006 were $28,539, $73,839 and $63,109, respectively, and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Commitments and Contingencies

On June 25, 2008, we elected to upgrade or replace approximately 500 external chargers (revision D or older) that were produced due to a chance that the chargers could fail over time. A failed charger could result in degrading the life of the batteries or cause the batteries to be permanently inoperable, or in extreme conditions result in thermal runaway of the batteries. The chargers were placed in service between January 2007 and April 2008. We notified customers informing them of the need for an upgrade and began sending out new and/or upgraded chargers (revision E) in July of 2008 to replace all existing revision D or older chargers that are in the field. After all the upgrades are complete, any remaining returned chargers will be upgraded to revision E and resold as refurbished units. We did not include any potential revenue from re-sales in the estimate. The total costs of upgrading or replacing these chargers are estimated to be approximately $78,000. We anticipate that all of the chargers will be upgraded or replaced by June 2009.

Recent Accounting Pronouncements

In October 2008, the Financial Accounting Standards Board (“FASB”) issued FSP FAS 157-3 (FSP 157-3), Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (FSP 157-3). FSP 157-3 clarifies the application of SFAS 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP was effective upon issuance, including prior periods for which financial statements have not been issued. We do not expect the implementation of FSP 157-3 to have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS No. 141(R) is effective for fiscal years beginning December 31, 2008. Earlier application is prohibited. Assets and liabilities that arose from business combinations which occurred prior to the adoption of FASB no. 141(R) should not be adjusted upon the adoption of SFAS No. 141(R). SFAS No. 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the business combination; establishes the acquisition date as the measurement date to determine the fair value of all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. As it relates to recognizing all (and only) the assets acquired and liabilities assumed in a business combination, costs an acquirer expects but is not obligated to incur in the future to exit an activity of an acquire or to terminate or relocate an acquiree’s employees are not liabilities at the acquisition date but must be expensed in with other applicable generally accepted accounting principles. Additionally, during the measurement period, which should not exceed one year from the acquisition date, any adjustments that are needed to assets acquired and liabilities assumed to reflect new information obtained about facts and circumstances that existed as of that date will be adjusted retrospectively. The acquirer will be required to expense all acquisition- related costs in the periods such costs are incurred other than costs to issue debt or equity securities. SFAS No. 141 (R) will have no impact on our results of operations, financial position or cash flows at the date of adoption, but it could have a material impact on our results of operations, financial position or cash flows in the future when it is applied to acquisitions in the unlikely event that any should occur beginning in fiscal year 2009.

In September 2008, the FASB issued EITF Issue 07-5, Determining Whether an Instrument (or an Embedded Feature) is Indexed to an Entity’s Own Stock, superseding EITF Issue 01-6, The Meaning of Indexed to a Company’s Own Stock, establishing a two step process for evaluating whether equity-linked financial instruments and embedded features are indexed to a company’s own for the purposes of determining whether the scope exception described in paragraph 11(a) of SFAS 133, Accounting for Derivative Instruments and Hedging Activities, can be applied. EITF Issue 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008. We will adopt this EITF as of the beginning of 2009 and are accessing the impact on our consolidated financial statements.

In February 2008, the FASB issued FASB Staff Position FSP FAS No. 157-2 (FSP 157-2), Effective Date of FASB Statement No. 157 (FSP 157-2). FSP FAS 157-2 delays the effective date of SFAS 157, Fair Value Measurements, for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The delay is intended to allow the FASB and constituents additional time to consider the effect of various implementation issues that have arisen, or that may arise, from the application of Statement 157. FSP 157-2 defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years, for items within the scope of this FSP. Examples of items to which the deferral would and would not apply are listed in the FSP. We do not expect the implementation of FSP 157-2 to have a material impact on our consolidated financial statements.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements, which requires entities to report non-controlling (minority) interests in subsidiaries in the same way as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning after December 5, 2008. We will adopt this statement as of the beginning of 2009 and is currently assessing the potential impact of adoption.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. Specifically, SFAS No. 157 sets forth a definition of fair value, and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs. The provisions of SFAS No. 157 are generally required to be applied on a prospective basis. In February 2008, the FASB approved a FASB Staff Position (FSP) that permits companies to partially defer the effective date of SFAS 157 for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The FSP did not permit companies to defer recognition and disclosure requirements for financial assets and financial liabilities or for nonfinancial assets and nonfinancial liabilities that are re-measured at least annually. There is no effect on our consolidated financial statements.

Business Segments

We currently only have one reportable business segment due to the fact that we derive our revenue from one product. The revenue from other geographic regions is immaterial and is therefore, not disclosed separately.

RECENT EVENTS

On February 20, 2009, we entered into a settlement agreement with Albert Lin, CEO of Sooner Capital, principal of Maddog and a Director of Immersive Media Corp., a shareholder of our Company, whereby Mr. Lin released us from our obligations to issue certain securities upon the occurance of certain events, under the agreement dated December 30, 2007 in exchange for the Company issuing 931,034 shares of common stock at $1.65 per share totaling $1,536,206. We recorded the value of the shares in related party payables at December 31, 2008 as the settlement agreement did not relate to 2009 activity. $210,000 of this total was previously recorded as issuance costs in 2007 and the remaining $1,362,206 was recorded in general and administrative expense.

On March 16, 2009, we revised the terms of the GeoImmersive License Agreement, originally dated March 31, 2008, to revise the start of the two year license to begin upon the completion and approval, by both parties, of the post-production data. The revision includes automatic one-year renewals unless either party cancels within 60 days of the end of the contract. Upon the execution of the revision, we ceased amortizing the license and will test annually for impairment until the post-production of the data is complete.

On March 20, 2009, we entered into an exclusive three-year distribution agreement appointing Spear International, LTD.(the “Distributor”) , as our exclusive distributor of our T3 Series and related products in the Gulf Co-Operation Council region, which includes The Kingdom of Saudi Arabia, Kuwait, Bahrain, Qatar, and Oman, and as a non-exclusive distributor in Yemen, Turkey, Egypt, Lebanon, the United Arab Emirates (excluding sales to law enforcement and police market segments until June 2009), and Morocco. Under the agreement, the Distributor must purchase from us a minimum number of the products at agreed-upon prices to make sales. If the Distributor purchases the minimum number of the products required under the agreement through June 2009, then the United Arab Emirates will be added as an Exclusive Territory. If the Distributor fails to purchase the minimum number of products agreed upon for each year during the initial term, then the Distributor would act as a non-exclusive distributor of the products in the exclusive territory. The term will automatically renew for consecutive three year periods. After the initial term, either party may terminate the agreement by providing the other party with ninety (90) days written notice prior to the start of any renewal term.

On March 30, 2009, we entered into a loan agreement with Ki Nam, our chairman and CEO, whereby, Mr. Nam may lend the Company up to $1,000,000, including approximately $498,000 which has already been advanced to us by Mr. Nam, for operating requirements. The line of credit will remain open until the Company raises $10.0 million in equity. The note will bear interest at 10.0% per annum. In the event we receive (i) $10,000,000 or more in private placement financing or (ii) $15,000,000 or more in equity financing at any time after the date of the loan, the note shall become immediately due and payable. We agreed to issue warrants up to 303,030 shares of common stock, $0.001 par value per share, at $2.00 per share. The total warrants to be issued will depend on the final amount of the loan. The loan is due on March 31, 2010. The loan is convertible into shares of our common stock at a conversion price of $1.65 per share and include additional warrants of up to 303,030 at $2.00 per share upon conversion.

RESULTS OF OPERATIONS

The following table sets forth the results of our operations for the years ended December 31, 2008 and 2007 and the period from March 16, 2006 (date of inception) through December 31, 2006:

			For the Period
			from March 16, 2006
			(Inception)
	Years Ended December 31,		through
	2008	2007	December 31, 2006

Revenues	$7,589,265	$1,822,269	$—
Cost of revenues	9,292,876	3,928,525	—

Gross loss	(1,703,611)	(2,106,256)	—

Operating Expenses:
Sales and marketing	2,290,253	1,724,779	—
Research and development	1,376,226	1,243,430	1,251,169
General and administrative	6,250,632	3,454,496	2,215,460

Total operating expenses	9,917,111	6,422,705	3,466,629

Loss from operations	(11,620,722)	(8,528,961)	(3,466,629)

Other income (expense):
Interest income	55,091	3,239	826
Other (expense) income	(73,783)	12,426	—
Interest expense	(657,583)	(63,136)	(34,195)

Total other expense, net	(676,275)	(47,471)	(33,369)

Loss before provision for income tax	(12,296,997)	(8,576,432)	(3,499,998)

Provision for income tax	800	800	800

Net loss	(12,297,797)	(8,577,232)	(3,500,798)
Other comprehensive income (loss):
Foreign currency translation income (loss)	5,434	(777)	—

Comprehensive loss	$(12,292,363)	$(8,578,009)	$(3,500,798)

Net loss per share:
Basic and diluted	$(0.29)	$(0.24)	$(0.12)

Weighted average number of common shares outstanding:
Basic and diluted	42,387,549	35,223,795	30,126,980

Revenues.  Revenues are from sales of the T3 Series, power modules, chargers and related accessories. During the first quarter 2007, when we exited as a development stage company, we initiated our sales strategy and began selling the product. The increase in revenue is attributable to the ramp up of the sales strategy and implementation of such strategy. Revenue increased $5,766,996, or 317%, to $7,589,265 for the year ended December 31, 2008, compared to the same period of the prior year. The increase in revenue was attributable to the conclusion of the prototype development of the T3 series in 2006 and commencement of the sales of the T3 Series in 2007 along with the implementation of our sales and marketing strategy and the results of the T3 brand recognition in 2008.

Cost of revenues.  Cost of revenues consisted of materials, labor to produce vehicles and accessories, warranty and service costs and applicable overhead allocations. Cost of revenues increased $5,364,351, or 137%, to $9,292,876 for the year ended December 31, 2008, compared to the same period of the prior year. The increase in cost of revenues was attributable to the increase in revenue, offset by the continued efforts to reduce materials and production costs. Further contributing to the increase was $78,000 related to an upgrade to our chargers. The cost reduction strategy will continue as volume increases and we are able to achieve volume discounts on our materials along with production efficiencies. The increase in cost of revenues for the year ended December 31, 2007 was attributable to the sale of products and accessories commencing January 2007.

Gross loss.  The gross loss was attributable to the initial sale of the T3 Series and accessories in January 2007. As a result of the commencement of production, there were cost overruns and inefficiencies in the production process in 2008 and 2007. During 2008, management has continued to source lower product costs as well as production efficiencies. Management has and will continue to evaluate the processes and materials to reduce the costs of revenue over the next year. Gross loss margin was (22.4%) and (115.6%), respectively, for the years ended December 31, 2008 and 2007.

Sales and marketing expense.  Sales and marketing increased by $565,474 or 32.8%, to $2,290,253 for the year ended December 31, 2008, compared to the same period of the prior year. The increase is attributable to the hiring of sales and marketing staff, travel and trade show expenses and other sales and marketing related expenses to support the commencement of sales of the T3 Series and accessories to customers in the first quarter of 2007.

Research and development.  Research and development costs, which included development expenses such as salaries, consultant fees, cost of supplies and materials for samples, as well as outside services costs related to research and development increased to $1,376,226 or, from $1,243,430 for the year ended December 31, 2008, compared to the same period of the prior year and is primarily due to continued design efforts to produce a lower cost vehicle along with continued efforts to design additional products and technology to assist with the cost reduction efforts. Research and development costs decreased $7,739, or 0.6% for the year ended December 31, 2007 compared to the period from March 16, 2006 (inception) through December 31, 2006. The decrease was due to the commencement of the sale of the T3 series and the transition of the vehicle from development to production.

General and administrative.  General and administrative expenses increased $2,796,136, or 80.9%, to $6,250,632, for the year ended December 31, 2008 when compared to the same period of the prior year and increased $1,239,036, or 55.9% to $3,454,496 for the year ended December 31, 2007 compared to the period from March 16, 2006 (inception) through December 31, 2006. The increase was primarily due to increased wages from the addition of staff, increased depreciation and amortization, increased stock option expense and increased professional fees to support the public company filing requirements as well as infrastructure support to aid with the our continued growth.

Total other expense.  Total other expenses increased primarily due to increased interest expense from the related party payables, the debt discounts associated with such debt, and the loss on sale of fixed assets due to the write-off of obsolete demo vehicles, offset in part by interest income generated from investing cash in interest bearing accounts during the year.

Net loss.  Net loss for the year ended December 31, 2008, was $(12,297,797), or $(0.29) per basic and diluted share compared to $(8,577,232), or $(0.24) per basic and diluted share, for the same period of the prior year. Net loss was $(3,500,798), or $(0.12) for the period from March 16, 2006 (inception) through December 31, 2006.

LIQUIDITY AND CAPITAL RESOURCES

Our principal capital requirements are to fund working capital requirements, invest in research and development and capital equipment, to make debt service payments and the continued costs of public company filing requirements. We will continue to raise equity and/or secure additional debt to meet our working capital requirements. For the year ended December 31, 2008, our independent registered public accounting firm noted in its report that we have incurred losses from operations and have an accumulated deficit and working capital deficit of approximately $24.4 million and $0.6 million, respectively, as of December 31, 2008, which raises substantial doubt about our ability to continue as a going concern. Management believes that our current source of funds and current liquid assets will allow us to continue as a going concern through at least June 30,

2009. We started selling our T3 Series in 2007 and have obtained equity financing from third parties of $6,669,163, net of offering costs, in 2008, have extended our outstanding $1.0 million note until March 31, 2010 and received proceeds from related-party notes of $2.2 million during 2008. We will raise additional debt and/or equity capital to finance future activities through 2009. In light of these plans, management is confident in our ability to continue as a going concern. We intend to raise additional debt or equity in order to generate cash required to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Until Management achieves our cost reduction strategy over the next year, we will require additional capital to meet our working capital requirements, research and development and capital requirements. We will continue to raise additional equity and/or financing to meet our working capital requirements.

Our principal sources of liquidity are cash and receivables. As of December 31, 2008, cash and cash equivalents were $1,682,741, or 21.5% of total assets compared to $4,932,272, or 64.7% of total assets as of December 31, 2007. The decrease in cash and cash equivalents was primarily attributable to increase of net cash used in operating and investing activities offset in part by equity financing from sale of stock.

Cash Flows

For the Years Ended December 31, 2008 and 2007 and the period from March 16, 2006 (inception) through December 31, 2006

Net cash used in operating activities was $8,775,598 and $6,655,226 for the years ended December 31, 2008 and 2007, respectively, and $3,184,654 for the period from March 16, 2006 (inception) through December 31, 2006. The increase of net cash used in operating activities, was mainly due to increased costs associated with public company filing requirements, increased staffing to support the business infrastructure and increased costs of revenue offset in part by the cost reduction strategy.

Net cash used in investing activities was $2,063,768 and $780,867 for the years ended December 31, 2008 and 2007, respectively, and $216,002 for the period from March 16, 2006 (inception) through December 31, 2006, was mainly due to the purchase of a data license and purchases and deposits on fixed assets.

Net cash provided by financing activities was $7,584,401 and $12,362,554 for the years ended December 31, 2008 and 2007, respectively, and $3,407,244 for the period from March 16, 2006 (inception) through December 31, 2006. The increase in net cash was primarily due to equity financing from sale of stock and the proceeds from related party notes, offset in part by repayment of related party loans/advances.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our financial position, results of operations, and cash flows.

The following table summarizes our contractual obligations as of December 31, 2008, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

		Less than
Contractual Obligation	Total	1 Year	1-3 Years

Note payable	$3,200,000	$2,200,000	$1,000,000
Stockholder payable	2,034,734	2,034,734	—
Operating lease	1,211,000	389,000	822,000

Total Contractual Obligations	$6,445,734	$4,623,734	$1,822,000

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Warrants

From time to time, we issue warrants to purchase shares of the Company’s common stock to investor, note holders and to non-employees for services rendered or to be rendered in the future. Warrants issued in conjunction with equity, are recorded to equity as exercised.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts. Financial instruments consist of cash and cash equivalents, trade accounts receivable, related-party receivables, accounts payable, accrued liabilities and related-party payables. We consider investments in highly liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents.

Interest Rates.  Exposure to market risk for changes in interest rates relates primarily to short-term investments and short-term obligations; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities. At December 31, 2008 and 2007, we have $1,682,741 and $4,932,272, respectively, in cash and cash equivalents. A hypothetical 0.5% increase or decrease in interest rates would not have a material impact on earnings or loss, or the fair market value or cash flows of these instruments.

Related Party Transactions

For a description of our related party transactions see the section of this Prospectus entitled “Certain Relationships and Related Transactions.”

Comprehensive Income or Loss

For the years ended December 31, 2008 and 2007 and the period from March 16, 2006 (date of inception) through December 31, 2006, we had $5,434, $(777), $0, respectively, of other comprehensive income (loss), which is related to foreign currency transaction loss from our wholly owned subsidiary T3 Motion Ltd. (UK).

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years or the interim period from January 1, 2006 through the date of this prospectus.

DESCRIPTION OF PROPERTY

Offices and Facilities

Our main office and manufacturing facility is located in Costa Mesa, California. The table below provides a general description of our properties:

Location	Principal Activities	Area (Sq. Meters)	Lease Expiration Date

2990 Airway Ave., Costa Mesa, California 92626	Main Office and Manufacturing facility	33,520	August 31, 2012
2975 Airway Ave., Costa Mesa, California 92626	Research and Development, warehouse, and service facility	14,000	December 31, 2009

The Company leases its main office and factory premises under a property lease agreements that expire through 2012, with an option to renew the lease. Minimum future commitments under the lease agreements payable as of December 31, 2008 are as follows:

Year Ended December 31	Amount

2009	$389,000
2010	299,000
2011	309,000
2012	214,000

Rental expense was $447,000, $407,000 and 2008 and $168,000 for the years ended December 31, 2008 and 2007 and the period from March 16, 2006 (date of inception) through December 31, 2006, respectively. We believe that our existing facilities are well maintained and in good operating condition.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

At this time, our common shares are not traded on any public markets. We currently have 44,563,462 shares of common stock issued and outstanding. We have 66 stockholders of record of our common stock.

We also have outstanding warrants that were issued in conjunction with a private placement of our common stock pursuant to a Securities Purchase Agreements with our investors. These warrants, if exercised, would permit stockholders to purchase an additional 5,531,317 shares of our common stock.

After this offering, assuming conversion of all the warrants, we will have 50,054,779 shares of common stock outstanding, which does not include 7,450,000 shares of common stock reserved for issuance under our 2007 Stock Plan (“2007 Stock Plan”). All of our outstanding shares will be freely tradable without restriction or further registration under the federal securities laws, subject in some cases to volume and other limitations.

In accordance with our 2007 Stock Plan we have also issued options to employees and consultants to purchase a total of 6,468,167 shares of our common stock. This includes an option to Ki Nam to purchase 1,000,000 shares of our common stock. The options will expire five or ten years from the date of grant. The price for each share of common stock purchased pursuant to the options is $0.77.

Dividends

We intend to retain Company earnings to finance the growth and development of our business and we do not anticipate paying cash dividends on the Company’s capital stock in the foreseeable future. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors including future earnings and capital requirements.

Restricted Offerings

Since inception, the registrant issued and sold the following unregistered securities which are subject to this registration Statement:

	Number of	Number of	Number of	Percentage
	Shares Owned	Shares Being	Shares Owned after	Owned after
Name of Selling Stockholder	before Offering	Offered	Offering(1)	Offering(1)

Mi Cha Shim	606,060	606,060	0	0
Kyong Hee Koo	1,515,152	1,515,152	0	0
Jong Han Kim	600,000	600,000	0	0
Myung Ja Kim-Kwon	229,885	229,885	0	0
Yoon Ja Han	229,885	229,885	0	0
Choon Sun Cho	2,298,851	2,298,851	0	0
Maddog Executive Services, LLC(2)	459,770	459,770	0	0
Al Cordero	2,360,000	2,360,000	0	0
Stu Aplin	25,000	25,000	0	0
Immersive Media Corp.(3)	2,549,491	2,549,491	0	0
Vision Opportunity Master Fund, Ltd.(4)	7,792,207	7,792,207	0	0
Bruce F. Young and Christine A. Slowey	18,182	18,182	0	0
Calvin A. Goodson	1,212	1,212	0	0
Phillip A. Bounsall	3,000	3,000	0	0
Lynne Zorse Katz	48,485	48,485	0	0
Edgar Luna & Jennifer Nicoletti	6,060	6,060	0	0
Clifford J. Broder	1,212	1,212	0	0
Brett Zorse	90,909	90,909	0	0
Lee E. Rudolph Jr. & Shaney B. Rudolph	60,606	60,606	0	0
Kristopher D. Carney	15,000	15,000	0	0
Debra & Robert Hart	6,000	6,000	0	0
Frederick C. Young	4,200	4,200	0	0
James M. Royce	2,000	2,000	0	0
Caren Montano	12,122	12,122	0	0
Charles D. Slowey	2,000	2,000	0	0
David D. Kim & Yulie K. Kim	6,061	6,061	0	0
Eric S. Scaff(5)	1,212	1,212	0	0
Gallin Chen	6,061	6,061	0	0
Thomas Slowey and Maria Slowey	4,545	4,545	0	0
Wayne Nelson	6,000	6,000	0	0
Peter Kinash	2,500	2,500	0	0
Cameron Brown	3,000	3,000	0	0
Margarent V. Wourms	1,000	1,000	0	0
Linda Whitehead	1,000	1,000	0	0
Dwayne Sorobey	1,000	1,000	0	0
Natasha Sorobey	1,000	1,000	0	0
J. Roderick Matheson	6,000	6,000	0	0
Solomon Chebib	15,000	15,000	0	0
F. Garfield Anderson	10,000	10,000	0	0
Thomas R. Hart	1,000	1,000	0	0

	Number of	Number of	Number of	Percentage
	Shares Owned	Shares Being	Shares Owned after	Owned after
Name of Selling Stockholder	before Offering	Offered	Offering(1)	Offering(1)

Sandra Rivest	5,000	5,000	0	0
Melissa Hart	1,000	1,000	0	0
Harpreet Chico Dhuga	1,000	1,000	0	0
Colleen Dhuga	1,000	1,000	0	0
David Anderson	3,000	3,000	0	0
Lisa Anderson	3,000	3,000	0	0
Karen Tanaka	3,000	3,000	0	0
Blanca R. Stahlman	1,213	1,213	0	0
Marc J. Butler	20,000	20,000	0	0
Dennis Chu	9,000	9,000	0	0
Thomas J. Sachs	6,060	6,060	0	0
Germaine Matheson	6,000	6,000	0	0
Gord Bell	1,000	1,000	0	0
Marilyn Handford	2,000	2,000	0	0
Larry K. Goodman	1,000	1,000	0	0

TOTAL	19,065,940	19,065,940	0	0

(1)	Assumes that all shares including shares underlying warrants will be resold by the selling stockholders after this offering.

(2)	The natural person with voting and dispositive powers for this stockholder is Jamie Lin.

(3)	Includes 697,639 shares of common stock to be issued upon exercise of warrants. These securities were issued in a private placement of our securities that we completed on December 31, 2007. The natural person with voting and dispositive powers for this stockholder is David Anderson.

(4)	Includes 3,896,103 shares of common stock to be issued upon exercise of warrants. These securities were issued in a private placement of our securities that we completed on March 28, 2008. The natural person with voting and dispositive powers for this stockholder is Adam Benowitz.

(5)	This stockholder is a registered representative of Omni Brokerage, Inc., a FINRA Member Firm. The stockholder acquired the shares in the ordinary course of business and at the time of the acquisition of the shares, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have adopted provisions in our articles of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). We maintain directors’ and officers’ liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

After this offering, we will be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and we intend to file periodic reports, proxy statements and other information with the SEC.

T3 MOTION, INC.

FINANCIAL INFORMATION TABLE OF CONTENTS

Page

AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2008 and 2007	F-3
Consolidated Statements of Operations and Other Comprehensive Loss for the years ended December 31, 2008 and 2007 and period from March 16, 2006 (date of inception) through December 31, 2006	F-4
Consolidated Statements of Changes in Stockholders’ (Deficit) Equity for the years ended December 31, 2008 and 2007 and the period from March 16, 2006 (date of inception) through December 31, 2006	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007 and the period from March 16, 2006 (date of inception) through December 31, 2006	F-6 -F-7
Notes to Consolidated Financial Statements	F-8 - F-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
T3 Motion, Inc.

We have audited the accompanying consolidated balance sheets of T3 Motion, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2008 and 2007 and for the period from March 16, 2006 (date of inception) through December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit on its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of T3 Motion, Inc. as of December 31, 2008 and 2007, and the results of their operations and their cash flows for years ended December 31, 2008 and 2007 and for the period March 16, 2006 (date of inception) through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 1, the Company has incurred significant operating losses, had negative cash flows from operations in 2008 and 2007, had a working capital deficit of $598,056 and accumulated deficit of $24,375,827 at December 31, 2008. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result form the outcome of this uncertainty.

/s/ KMJ CORBIN & COMPANY LLP

Costa Mesa, California
March 31, 2009

T3 MOTION, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$1,682,741	$4,932,272
Accounts receivable, net of reserves of $27,000 and $30,000, respectively	1,447,004	342,185
Related party receivable	33,248	24,563
Inventories	1,814,469	1,219,094
Prepaid expenses and other current assets	612,795	59,467

Total current assets	5,590,257	6,577,581
Property and equipment, net	1,197,170	1,005,863
Intangible asset, net	625,000	—
Deposits	491,761	44,782

Total assets	$7,904,188	$7,628,226

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,381,487	$1,105,649
Accrued expenses	785,494	627,237
Related party payables	2,034,734	689,990
Related party note payable, net of debt discount	986,598	1,514,103

Total current liabilities	6,188,313	3,936,979
Long-term liabilities:
Related party note payable	1,000,000	—

Total liabilities	7,188,313	3,936,979

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 43,592,428 and 39,131,685 shares issued and outstanding, respectively	43,593	39,132
Additional paid-in capital	25,043,452	15,730,922
Accumulated deficit	(24,375,827)	(12,078,030)
Accumulated other comprehensive income (loss):
Foreign currency translation adjustments	4,657	(777)

Total stockholders’ equity	715,875	3,691,247

Total liabilities and stockholders’ equity	$7,904,188	$7,628,226

See accompanying notes to consolidated financial statements

T3 MOTION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

			For the Period
			from March 16,
			2006
			(Inception)
	Years Ended		through
	December 31,		December 31,
	2008	2007	2006

Revenues	$7,589,265	$1,822,269	$—
Cost of revenues	9,292,876	3,928,525	—

Gross loss	(1,703,611)	(2,106,256)	—

Operating expenses:
Sales and marketing	2,290,253	1,724,779	—
Research and development	1,376,226	1,243,430	1,251,169
General and administrative	6,250,632	3,454,496	2,215,460

Total operating expenses	9,917,111	6,422,705	3,466,629

Loss from operations	(11,620,722)	(8,528,961)	(3,466,629)

Other income (expense):
Interest income	55,091	3,239	826
Other (expense) income	(73,783)	12,426	—
Interest expense	(657,583)	(63,136)	(34,195)

Total other expense , net	(676,275)	(47,471)	(33,369)

Loss before provision for income taxes	(12,296,997)	(8,576,432)	(3,499,998)
Provision for income taxes	800	800	800

Net loss	(12,297,797)	(8,577,232)	(3,500,798)
Other comprehensive loss:
Foreign currency translation income (loss)	5,434	(777)	—

Comprehensive loss	$(12,292,363)	$(8,578,009)	$(3,500,798)

Net loss per share:
Basic	$(0.29)	$(0.24)	$(0.12)

Diluted	$(0.29)	$(0.24)	$(0.12)

Weighted average common shares outstanding:
Basic	42,387,549	35,223,795	30,126,980

Diluted	42,387,549	35,223,795	30,126,980

See accompanying notes to consolidated financial statements

T3 MOTION, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

				Other
				Comprehensive
	Common		Additional	Income	Accumulated	Stockholders’
	Stock Shares	Amount	Paid-in Capital	(Loss)	Deficit	(Deficit) Equity

Balance, March 16, 2006 (Date of Inception)	30,000,000	$30,000	$(29,000)	$—	$—	$1,000
Issuance of common stock for notes receivable	909,090	909	299,091	—	—	300,000
Capital contributed by the majority stockholder	—	—	1,000,000	—	—	1,000,000
Converstion of related-party debt for shares of common stock	3,012,122	3,012	990,988	—	—	994,000
Net loss	—	—	—	—	(3,500,798)	(3,500,798)

Balance, December 31, 2006	33,921,212	33,921	2,261,079	—	(3,500,798)	(1,205,798)
Issuance of common stock for cash, net of issuance costs of $210,000	2,911,622	2,912	3,385,088	—	—	3,388,000
Issuance of common stock for a note receivable	2,298,851	2,299	1,997,701	—	—	2,000,000
Capital contributed by the majority stockholder	—	—	4,000,000	—	—	4,000,000
Conversion of related-party debt to equity	—	—	1,673,279	—	—	1,673,279
Value of warrants issued with debt	—	—	485,897	—	—	485,897
Share-based compensation expense	—	—	1,927,878	—	—	1,927,878
Foreign currency translation loss	—	—	—	(777)	—	(777)
Net loss	—	—	—	—	(8,577,232)	(8,577,232)

Balance, December 31, 2007	39,131,685	39,132	15,730,922	(777)	(12,078,030)	3,691,247
Issuance of common stock for cash, net of issuance costs of $240,240	4,420,743	4,421	6,664,742	—	—	6,669,163
Foreign currency translation income	—	—	—	5,434	—	5,434
Issuance of common stock for outside services	40,000	40	79,960	—	—	80,000
Value of warrants issued with debt	—	—	1,215,638	—	—	1,215,638
Value of debt issuance costs	—	—	79,000	—	—	79,000
Correction of prior year related-party conversion of debt to equity	—	—	(93,300)	—	—	(93,300)
Share-based compensation expense	—	—	1,366,490	—	—	1,366,490
Net loss	—	—	—	—	(12,297,797)	(12,297,797)

Balance, December 31, 2008	43,592,428	43,593	$25,043,452	$4,657	$(24,375,827)	$715,875

See accompanying notes to consolidated financial statements

T3 MOTION, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

			For the
			Period from
			March 16,
			2006
			(Inception)
	Years Ended		through
	December 31,		December 31,
	2008	2007	2006

Cash flows from operating activities:
Net loss	$(12,297,797)	$(8,577,232)	$(3,500,798)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	3,000	30,000	—
Depreciation and amortization	720,206	191,736	51,178
Loss on disposal of property and equipment	74,516	—	—
Warranty expense	417,857	410,795	—
Share based compensation expense	1,366,490	1,927,878	—
Investor relations expense	1,406,206
Amortization of debt discount	488,133	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,107,819)	(372,185)	—
Inventories	(595,375)	(929,387)	(289,707)
Prepaid expenses and other current assets	(474,328)	19,345	(78,812)
Security deposits	(2,925)	(44,782)	—
Accounts payable and accrued liabilities	1,226,238	688,606	633,485

Net cash used in operating activities	(8,775,598)	(6,655,226)	(3,184,654)

Cash flows from investing activities:
Loans/advances to related parties	(11,685)	(24,563)	—
Deposits on fixed assets	(444,054)	—	—
Purchases of property and equipment	(619,929)	(756,304)	(216,002)
Repayment of loans/advances to related parties	3,000	—	—
Purchase of data license from related party	(1,000,000)	—	—
Proceeds from the sale of property and equipment	8,900	—	—

Net cash used in investing activities	(2,063,768)	(780,867)	(216,002)

Cash flows from financing activities:
Notes payable from related parties	2,200,000	2,000,000	—
Loans/advances from related parties	715,000	4,236,778	2,790,744
Payment of loans from related parties	(1,999,762)	(3,562,224)	(384,500)
Proceeds from related party note receivable	—	2,300,000	—
Proceeds from the sale of common stock and contributions from stockholder	6,669,163	7,388,000	1,001,000

Net cash provided by financing activities	7,584,401	12,362,554	3,407,244

Effect of exchange rates on cash	5,434	(777)	—

Net (decrease) increase in cash and cash equivalents	(3,249,531)	4,925,684	6,588
Cash and cash equivalents, beginning of year	4,932,272	6,588	—

Cash and cash equivalents, end of year	$1,682,741	$4,932,272	$6,588

See accompanying notes to consolidated financial statements

T3 MOTION, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

			For the
			Period from
			March 16,
			2006
			(Inception)
	Years Ended		through
	December 31,		December 31,
	2008	2007	2006

Supplemental disclosure of cash flow information:
Interest paid during the period	$158,382	$—	$—

Income taxes paid during the period	$1,600	$800	$800

Supplemental disclosure of non cash investing and financing activities:
Issuance of common stock for note receivable	$—	$2,000,000	$300,000

Conversion of accrued liability to related-party payable	$210,000	$—	$—

Fair value of stock warrants issued with debt	$1,215,638	$485,897	$—

Fair value of loan issuance costs	$79,000	$—	$—

Transfer of property and equipment from related parties	$—	$—	$276,471

Conversion of related party debt to equity	$(93,300)	$1,673,279	$994,000

See accompanying notes to consolidated financial statements

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2008 and 2007

NOTE 1 —	DESCRIPTION OF BUSINESS

Organization

T3 Motion, Inc. (the “Company”) was organized on March 16, 2006, under the laws of the state of Delaware. The Company develops and manufactures T3 Series vehicles, which are electric three-wheel stand-up vehicles that are directly targeted to the public safety and private security markets. T3 Series have been designed to tackle a host of daily professional functions, from community policing to patrolling of airports, military bases, campuses, malls, public event venues and other high-density areas. The Company was in development stage until January 2007 when it began generating substantial revenues from selling its vehicles.

Effective December 15, 2006, the Company declared a 30,000-to-1 stock split of the Company’s common stock. All share amounts have been adjusted throughout the financial statements for this stock split.

Going Concern

The Company’s consolidated financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has sustained operating losses since its inception (March 16, 2006) and has used substantial amounts of working capital in its operations. Further, at December 31, 2008 accumulated deficit amounted to $24,375,827 and a working capital deficit of $598,056. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

Management believes that its current sources of funds and current liquid assets will allow the Company to continue as a going concern through at least June 30, 2009. The Company started selling its vehicles in 2007 and it has obtained equity financing, net of offering costs, from third parties of $6,669,163 and received proceeds from related-party notes of $2,200,000 during 2008 (see Notes 8 and 9) and plans to raise additional debt and/or equity capital to finance future activities. In light of these plans, management is confident in the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of T3 Motion, Inc. and its wholly owned subsidiary, T3 Motion Ltd. (UK). All significant inter-company accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Significant estimates include, but are not limited to, collectability of accounts receivable, recoverability of long-lived assets, realizability of inventories, warranty accruals, stock-based transactions and compensation and deferred tax assets. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Foreign Currency Translation

The Company measures the financial statements of its foreign subsidiary using the local currency as the functional currency. Assets and liabilities of this subsidiary are translated at the exchange rate on the balance sheet date. Revenues, costs and expenses are translated at the rates of exchange prevailing during the year. Translation adjustments resulting from this process are included in stockholders’ equity. Gains and losses from foreign currency translations are included in other comprehensive income (loss). Translation gains (losses) of $5,434 and $(777) were recognized during the years ended December 31, 2008 and 2007, respectively.

Concentrations of Credit Risk

Cash

The Company maintains its cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. From time to time, the Company’s cash balances exceed the amount insured by the FDIC. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to these deposits. At December 31, 2008 the Company had a balance of $1,306,602 in excess of the FDIC limit.

Accounts Receivable

The Company performs periodic evaluations of its customers and maintains allowances for potential credit losses as deemed necessary. The Company generally does not require collateral to secure its accounts receivable. The Company estimates credit losses based on management’s evaluation of historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment patterns when evaluating the adequacy of the allowance for doubtful accounts. At December 31, 2008 and 2007, the Company has an allowance for doubtful accounts of $27,000 and $30,000, respectively. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts.

As of December 31, 2008 and 2007, no one customer accounted for more than 10% of total accounts receivable and two customers accounted for approximately 35% of total accounts receivable, respectively. No customer accounted for more than 10% of revenue for the years ended December 31, 2008 and 2007 and the period from March 16, 2006 (inception) through December 31, 2006.

Accounts Payable

As of December 31, 2008 and 2007, no one vendor accounted for more than 10% of total accounts payable and one vendor accounted for approximately 25% of total accounts payable, respectively. No customer accounted for more than 10% of purchases for the years ended December 31, 2008 and 2007 and the period from March 16, 2006 (inception) through December 31, 2006.

Inventories

Inventories, which consist of raw materials, finished goods and work-in-process, are stated at the lower of cost or net realizable value, with cost being determined by the average-cost method, which approximates the first-in, first-out method. At each balance sheet date, the Company evaluates its ending inventories for excess quantities and obsolescence. This evaluation primarily includes an analysis of forecasted demand in relation to the inventory on hand, among consideration of other factors. Based upon the evaluation, provisions are made

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the respective inventories.

Property and Equipment

Property and equipment are stated at cost, and are depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements are recorded at cost and amortized on a straight-line basis over the shorter of their estimated lives or the remaining lease term. Significant renewals and betterments are capitalized. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed. At the time property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are reflected in the consolidated statement of operations.

Impairment of Long-Lived Assets

The Company accounts for its long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value or disposable value. As of December 31, 2008 and 2007, the Company does not believe there has been any impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products will continue, which could result in impairment of long-lived assets in the future.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, related party receivable, accounts payable, accrued expense, related party payables and related party notes payable. The carrying value for all such instruments approximates fair value due either to the short-term nature of the instruments or the fact that prevailing interest rates are not substantially different from the Company’s borrowing rates at December 31, 2008 and 2007.

Revenue Recognition

The Company recognizes revenues in accordance with the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition. Under the provisions of SAB No. 104, the Company recognizes revenues when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured.

For all sales, the Company uses a binding purchase order as evidence of an arrangement. Delivery occurs when goods are shipped for customers with FOB Shipping Point terms. Shipping documents are used to verify delivery and customer acceptance. The Company assesses whether the sales price is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund. The Company offers a standard product warranty to its customers for defects in materials and workmanship for a period of one year or 2,500 miles, whichever comes first (see Note 11), and has no other post-shipment obligations. The Company assesses collectability based on the creditworthiness of the customer as determined by evaluations and the customer’s payment history.

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

All amounts billed to customers related to shipping and handling are classified as net sales, while all costs incurred by the Company for shipping and handling are classified as cost of sales.

The Company does not enter into contracts that require fixed pricing beyond the term of the purchase order. All sales via distributor agreements are accompanied with a purchase order. Further, the Company does not allow returns of unsold items.

The Company has executed various distribution agreements whereby the distributors agreed to purchase T3 Series packages (one T3 Series, two power modules, and one charger per package). The terms of the agreements require minimum re-order amounts for the vehicles to be sold through the distributors in specified geographic regions. Under the terms of the agreements, the distributor takes ownership of the vehicles and the Company deems the items sold at delivery to the distributor.

Share Based Compensation

The Company maintains a stock option plan (see Note 10) and records expenses attributable to the Company’s stock option plan pursuant to SFAS No. 123(R), Share-Based Payment.

Under SFAS No. 123(R), the Company amortizes the fair value of stock-based compensation on a straight-line basis over the requisite service (vesting) period for the entire award.

The company accounts for equity instruments issued to consultants and vendors in exchange for goods and services in accordance with the provisions of EITF Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services, and EITF Issue No. 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to other than Employees. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

In accordance with EITF Issue No. 00-18, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes. Accordingly, the Company records the fair value of the fully vested, non-forfeitable common stock issued for future consulting services as prepaid expense in its consolidated balance sheet.

Beneficial Conversion Features and Debt Discounts

The convertible features of convertible notes provides for a rate of conversion that is below market value. Such feature is normally characterized as a “beneficial conversion feature” (“BCF”). Pursuant to Emerging Issues Task Force (“EITF”) No. 98-5, Accounting For convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ration” and EITF No. 00-27, Application of EITF Issue No. 98-5 To Certain convertible Instruments.” The relative fiar values of the BCF’s have been recorded as discounts from the face amount of the respective debt instrument. The Company is amortizing the discount using the effective interest method through maturity of such instruments. The company will record the corresponding unamortized debt discount related to the BCF as interest expense when the related instrument is converted into the Company’s common stock.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for future tax benefits or

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not, that such asset will not be realized through future operations.

Loss Per Share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive. Options and warrants to purchase approximately 11.8 million and 6.1 million shares of common stock were outstanding at December 31, 2008 and 2007, respectively, but were excluded from the computation of diluted earnings per share due to the net losses for the period. No options or warrants were outstanding at December 31, 2006.

Research and Development

The Company expenses research and development costs as incurred.

Advertising

Advertising expenses are charged against operations when incurred. Advertising expenses for the years ended December 31, 2008 and 2007 and the period from March 16, 2006 (inception) through December 31, 2006 were $28,539, $73,839 and $63,109, respectively, and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Business Segments

The Company currently only has one reportable business segment due to the fact that the Company derives its revenue from one product. The revenue from geographic regions is immaterial and is therefore, not disclosed separately.

Recent Accounting Pronouncements

In October 2008, the Financial Accounting Standards Board (“FASB”) issued FSP FAS 157-3 (FSP 157-3), Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (FSP 157-3). FSP 157-3 clarifies the application of SFAS 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP was effective upon issuance, including prior periods for which financial statements have not been issued. The Company does not expect the implementation of FSP 157-3 to have a material impact on the consolidated financial statements.

In September 2008, the FASB issued EITF Issue 07-5, Determining Whether an Instrument(or an Embedded Feature) is Indexed to an Entity’s Own Stock,, superseding EITF Issue 01-6, The Meaning of Indexed to a Company’s Own Stock, establishing a two step process for evaluating whether equity-linked financial instruments and embedded features are indexed to a company’s own for the purposes of determining whether the scope exception described in paragraph 11(a) of SFAS 133, Accounting for Derivative Instruments and Hedging Activities, can be applied. EITF Issue 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company will adopt this EITF as of the beginning of 2009 and is accessing the impact on its consolidated financial statements.

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In February 2008, the FASB issued FASB Staff Position FSP FAS No. 157-2 (FSP 157-2), Effective Date of FASB Statement No. 157 (FSP 157-2). FSP FAS 157-2 delays the effective date of SFAS 157, Fair Value Measurements, for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The delay is intended to allow the FASB and constituents additional time to consider the effect of various implementation issues that have arisen, or that may arise, from the application of Statement 157. FSP 157-2 defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years, for items within the scope of this FSP. Examples of items to which the deferral would and would not apply are listed in the FSP. The Company does not expect the implementation of FSP 157-2 to have a material impact on the consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements, which requires entities to report non-controlling (minority) interests in subsidiaries in the same way as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning after December 5, 2008. The Company will adopt this statement as of the beginning of 2009 and is currently assessing the potential impact of adoption.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS No. 141(R) is effective for fiscal years beginning December 31, 2008. Earlier application is prohibited. Assets and liabilities that arose from business combinations which occurred prior to the adoption of FASB no. 141(R) should not be adjusted upon the adoption of SFAS No. 141(R). SFAS No. 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the business combination; establishes the acquisition date as the measurement date to determine the fair value of all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. As it relates to recognizing all (and only) the assets acquired and liabilities assumed in a business combination, costs an acquirer expects but is not obligated to incur in the future to exit an activity of an acquire or to terminate or relocate an acquiree’s employees are not liabilities at the acquisition date but must be expensed in with other applicable generally accepted accounting principles. Additionally, during the measurement period, which should not exceed one year from the acquisition date, any adjustments that are needed to assets acquired and liabilities assumed to reflect new information obtained about facts and circumstances that existed as of that date will be adjusted retrospectively. The acquirer will be required to expense all acquisition- related costs in the periods such costs are incurred other than costs to issue debt or equity securities. SFAS No. 141 (R) will have no impact on the Company’s results of operations, financial position or cash flows at the date of adoption, but it could have a material impact on the Company’s results of operations, financial position or cash flows in the future when it is applied to acquisitions in the unlikely event that any should occur beginning in fiscal year 2009.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. Specifically, SFAS No. 157 sets forth a definition of fair value, and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs. The provisions of SFAS No. 157 are generally required to be applied on a prospective basis. In February 2008, the FASB approved a FASB Staff Position (FSP) that permits companies to partially defer the effective date of SFAS 157 for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The FSP did not permit companies to defer recognition and disclosure requirements for financial assets and financial liabilities or for nonfinancial assets and nonfinancial liabilities that are re-measured at least annually. There is no effect on its consolidated financial statements.

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 3 —	INVENTORIES

Inventories consists of the following at December 31:

	2008	2007

Raw materials	$1,170,278	$1,033,680
Work-in-process	540,260	60,892
Finished goods	103,931	124,522

	$1,814,469	$1,219,094

NOTE 4 —	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following at December 31:

	2008	2007

Prepaid inventory	$355,720	$28,240
Prepaid expenses and other current assets	257,075	31,227

	$612,795	$59,467

NOTE 5 —	INTANGIBLE ASSETS

On March 31, 2008, the Company paid $1,000,000 to Immersive Media Corporation (“Immersive”), one of the Company’s shareholders, to purchase a GeoImmersive License Agreement giving the Company the right to resell data in the Immersive mapping database. The Company was granted the right to map and, in partnership with Immersive, will produce and distribute the content of South Korea. The Company will be paid a licensing fee for the usage of any data that it has mapped. In addition, the Company will have the opportunity to add to the content and will be compensated for any usage of the content that has been added to the Immersive database. The data license is included in intangible assets and is amortized over the life of the license. During 2008, the Company recorded $375,000 of amortization expense which is included in general and administrative expenses. On March 16, 2009, the Company revised the terms of the agreement to revise the start of the two year license to begin upon the completion and approval of the post-production data. The revision includes automatic one-year renewals unless either party cancels within 60 days of the end of the contract. Upon the execution of the revision, the Company ceased amortizing the license and will test annually for impairment until the post-production of the data is complete. Once post production is complete, the Company anticipates amortizing the license over two years. Intangible assets consisted of the following at December 31, 2008:

	Estimated
	Useful Life	2008

Geolmmersive License Agreement	2 Years	$1,000,000
Less: Accumulated amortization		(375,000)

		$625,000

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 6 —	PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

	2008	2007

Office and computer equipment	$290,760	$150,791
Demonstration vehicles	368,685	352,124
Manufacturing equipment	976,735	637,197
Leasehold improvements	113,765	108,665

	1,749,945	1,248,777
Less accumulated depreciation	(552,775)	(242,914)

	$1,197,170	$1,005,863

Depreciation expense consisted of the following:

			For the Period
			from March 16,
			2006 (Inception)
			through
	For the Years Ended December 31,		December 31,
	2008	2007	2006

Cost of revenues	$176,818	$119,355	$—
General and administrative	168,388	72,381	51,178

	$345,206	$191,736	$51,178

NOTE 7 —	INCOME TAXES

The provision for income taxes consists of the following for the years ended December 31, 2008 and 2007 and the period from March 16, 2006 (date of inception) through December 31, 2006:

	2008	2007	2006

Current:
Federal	$—	$—	—
State	800	800	800
Foreign	—	—	—

	800	800	800

Deferred:
Federal	(3,799,565)	(2,228,726)	(1,187,457)
State	(1,108,919)	(591,164)	(305,575)
Foreign	(54,227)	(30,529)

	(4,962,711)	(2,850,419)	(1,493,032)

Less change in valuation allowance	4,962,711	2,850,419	1,493,032

	$800	$800	800

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income taxes differ from the amounts computed by applying the federal income tax rate of 34.0%. A reconciliation of this difference is as follows:

	2008	2007	2006

Taxes calculated at federal rate	$(4,183,747)	$(2,915,987)	(1,189,999)
State tax, net of federal benefit	528	528	528
Exclusion of certain meals and entertainment	4,033	1,170	308
Foreign losses — not benefitted	61,458	34,600	—
Incentive stock options	453,197	638,725	—
Research credits	(135,710)	—	—
Other, net	1,496	5,428	2,778
Valuation allowance — federal	3,799,545	2,236,336	1,187,185

Net deferred tax asset	$800	$800	800

The components of the net deferred assets as of December 31 are as follows:

	2008	2007

Accruals and reserves	$227,081	$202,523
Basis difference in fixed assets	(102,525)	(60,426)
Stock options	21,109	21,109
Tax credits	278,458	—
Net operating loss carryforward	8,882,039	4,180,245

	9,306,162	4,343,451
Valuation allowance — federal	(9,306,162)	(4,343,451)

Net deferred tax asset	$—	$—

An allowance has been provided for by the Company which reduced the tax benefits accrued by the Company for its net operating losses to zero, as it cannot be determined when, or if, the tax benefits derived from these operating losses will materialize. As of December 31, 2008, the Company has available net operating loss carry forwards of approximately $20,484,000 for federal and $20,732,000 for state purposes and $283,000 for foreign purposes which start to expire beginning in 2026 for federal and 2016 for California purposes and carryforward indefinitely for foreign purposes. The Company’s use of its net operating losses may be restricted in future years due to the limitations pursuant to IRC Section 382 on changes in ownership. The Company also has federal and state research and experimentation tax credits of approximately $135,000 and $143,000, respectively, that begin to expire in 2027 for federal purposes and have an indefinite carryforward for state purposes.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such determination, the Company considered all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

strategies and recent financial operations. In the event the Company was to determine that it would be able to realize deferred income tax assets in the future in excess of net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

In July 2006, the FASB issued Financial Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN No. 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN No. 48 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2008. Upon adoption of FIN No. 48, no adjustment to the consolidated financial statements was required. There were no adjustments required for the year ended December 31, 2008.

The Company recognizes interest and penalties related to unrecognized tax benefits (if any) within the income tax expense line in the accompanying condensed consolidated statement of operations. Accrued interest and penalties are included within the related tax liability line in the condensed consolidated balance sheet.

NOTE 8 —	RELATED PARTY NOTES PAYABLE

Related party notes payable, net of discounts consisted of the following at December 31:

	2008	2007

Note payable to Immersive Media Corp., 12% interest rate, net of discount of $0 and $485,897, respectively	$1,000,000	$1,514,103
Note payable to Vision Opportunity Master Fund, Ltd., 10% interest rate, net of discount of $1,213,402 and $0, respectively	986,598	—

	$1,986,598	$1,514,103

The aggregate annual maturities for notes and contracts payable in each of the years after December 31, 2008, are as follows:

Notes
Year	Payable

2009	$2,200,000
2010	$1,000,000

Immersive Note

On December 31, 2007, the Company issued a 12% secured promissory note in the principal amount of $2,000,000 to Immersive, one of the Company’s shareholders, due on December 31, 2008. The note is secured by all of the Company’s assets. In addition, the Company granted 697,639 of warrants excersiable at $1.08 per share of common stock. The Company recorded a discount of $485,897 related to the relative fair value of the warrants, which was calculated using the Black-Scholes-Merton option pricing model. The warrants were amortized to interest expense over the one-year life of the note. There was $485,897 and $0 of amortization of the warrants for the years ended December 31, 2008 and 2007, respectively. The Company recorded and paid $150,000 of interest expense to Immersive during the year ended December 31, 2008. On March 31, 2008, the Company repaid $1,000,000 of the note.

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On December 19, 2008, the Company amended the terms of the note with Immersive to extend the maturity date of the outstanding balance of $1,000,000 from December 31, 2008 to March 31, 2010. In addition, in the event that the Company receive (i) $10,000,000 or more in a private placement financing or (ii) $15,000,000 or more in equity financing at any time after the date of the amendment and prior to March 31, 2010, the note shall become immediately due and payable. Immersive will have the option to convert the note during the pendency of any current open equity financing round at the price established in the open round at a $1.00 for $1.00 basis or $1.65, per share including 606,060 warrants at $2.00 per share whichever is less.

In conjunction with the amendment, the Company also agreed to issue contingent warrants for up to 250,000 shares of common stock, $0.001 par value per share, at $2.00 per share, for extending the note. Immersive shall receive a warrant to purchase 50,000 shares if the note is not repaid by March 31, 2009. For every month that the note remains outstanding thereafter, Immersive shall receive an additional warrant for 16,667 shares. The relative fair value related to these contingently issuable warrants is $221,114. The Company however did not recognize this amount as a debt discount at December 31, 2008 as the actual issuance of these warrants is directly contingent upon payment status of the note through the maturity of the note, and as such, represents a contingent amount that may or may not be realized by the Company. The Company shall recognize the appropriate amount to interest expense when the contingency is resolved and the related warrants are issued, if any. The Contingent beneficial conversion feature of the note will be calculated and recorded to debt discount upon the commencement of an applicable equity offering.

The various amendments of the note also resulted in terms that, pursuant to EITF Issue No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments,” were substantially different from the terms of the original note. As a result, the modification was treated as an extinguishment of debt for the twelve months ended December 31, 2008. There was no gain or loss recognized with the extinguishment of the debt.

Vision Opportunity Master Fund, Ltd. Bridge Financing

On December 30, 2008, the Company issued to Vision Opportunity Master Fund, Ltd. (“Vision”), 10% Secured Convertible Debentures (“Debentures”), with an aggregate principal value of $2,200,000. The Debentures accrue interest on the unpaid principal balance at a rate equal to 10.0% per annum. The Debentures are secured by assets of the Company. The maturity date is December 30, 2009. In the event of default under the terms of the Debentures, the interest rate increases to 15% per annum. At any time after the 90th calendar day following the Issue Date, the Debentures are convertible into shares of common stock of the Company at a conversion price of $1.65 per share, subject to adjustment, including reduction to the lesser of the then effective conversion price and $1.54 per share in the event that the Company fails to consummate an equity financing of at least $6,000,000 in net cash proceeds by March 30, 2009.

If, during the time that the Debentures are outstanding, the Company sells or grants any option to purchase (other than options issued pursuant to a plan approved by the Company’s board of directors), or sells or grants any right to reprice its securities, or otherwise disposes of or issues any common stock or common stock equivalents entitling any person to acquire shares of the Company’s common stock at a price per share that is lower than the conversion price of the debentures or that is higher than the Base Conversion Price but lower than the daily volume weighted average price of the common stock, then the conversion price of the Debentures will be reduced. As of September 30, 2008, the conversion price of the Debentures has not been reduced.

The agreement provides that from December 30, 2008 to the date that the Debentures are no longer outstanding, if the Company or its sole subsidiary, T3 Motion, Ltd., (the “Subsidiary”), issues common stock, common stock equivalents for cash consideration, indebtedness, or a combination of such securities in a subsequent financing (the “Subsequent Financing”), Vision may elect, in their sole discretion, to exchange

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

some or all of the Debentures then held by Vision for any securities issued in a Subsequent Financing on a $1.00 for $1.00 basis (the “Exchange”); provided, however, that the securities issued in a Subsequent Financing will be irrevocably convertible, exercisable, exchangeable, or resettable (or any other similar feature) based on the price equal to the lesser of (i) the conversion price, exercise price, exchange price, or reset price (or such similar price) in such Subsequent Financing and (ii) $1.65 per share. Vision is obligated to elect the Exchange if all of the following conditions are met: (i) the Subsequent Financing is consummated by March 31, 2009; (ii) the Subsequent Financing is in the form of convertible preferred stock of the Company, (iii) the Subsequent Financing is for gross proceeds of at least $6,000,000; and (iv) the Subsequent Financing includes at least 100% warrant coverage. On March 30, 2009, Vision granted the Company a 30-day extension until April 30, 2009, on the above terms.

The Purchase Agreement further provides that the exercise price of any Series B Common Stock Purchase Warrant and Series C Common Stock Purchase Warrant of the Company held by a Vision (see Note 9) will be reduced to $1.65 per share. Vision received Series D Common Stock Purchase Warrants (the “Warrants”) to purchase up to an aggregate 666,666 shares of the Company’s common stock at an exercise price of $2.00 per share. The Warrants have a term of five years after the issue date of December 30, 2008. The reduction in exercise prices of Series B and C Warrants was deemed to be a modification under SFAS 123(R), Share-Based Payment, and resulted in additional recognition of approximately $79,000 as debt issuance cost at December 31, 2008. Moreover, the Company recorded a total debt discount of $1,215,638 for the effective beneficial conversion feature (BCF) of the debenture and debt discount related to the issuance of Series D Warrants. The debt discount for the Series D Warrants was calculated using the Black-Scholes-Merton option pricing model. The BCF and warrants are amortized to interest expense over the one-year life of the note.

The Company has accounted for the Debentures according to Statement of Financial Accounting Standards (“SFAS”) No. 133 Accounting for Derivative Instruments and Hedging Activities, EITF 00-19 Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, FSP EITF 00-19-2, EITF 98-5 Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios and EITF 00-27 Application of Issue No. 98-5 to Certain Convertible Instruments. The value of the Debentures was allocated between the Debentures, and the warrants, including the BCF, which amounted to $607,819 and $607,819, respectively. The discount of $1,215,638 related to the warrants, including the BCF, is being amortized over the term of the Debentures. The Company amortized $2,236 for the year ended December 31, 2008. The remaining unamortized warrant and beneficial conversion feature value is recorded as a discount on the Debentures on the accompanying balance sheet.

NOTE 9 —	EQUITY

Pursuant to a registration statement filed with the SEC that was declared effective on August 12, 2008, the Company sold 125,000 shares of its common stock at $2.00 per share for net proceeds of $237,500. The offering to the public was a self-filing on a “best efforts” basis. On October 31, 2008, the Company filed a Post-Effective Amendment No. 1 to the Registration Statement to deregister the 4,875,000 shares of common stock of the Company remaining unsold under the Registration Statement issuable directly by the Company, and to terminate the offering under the Registration Statement effective as of October 31, 2008 with respect to such shares.

The Company offered up to 6,060,606 shares of common stock, at a purchase price of $1.65 per share, or up to an aggregate purchase price of $10,000,000, on a “best efforts” basis to selected qualified investors (the “Offering”). There was no minimum offering. This Offering closed on May 12, 2008, and the Company raised approximately $6,659,000 and issued 4,295,743 shares of common stock, including the $6,000,000 invested by Vision on March 28, 2008 (see below). The Company incurred $227,742 of issuance costs and issued 120,000 warrants at an exercise price of $1.54 per common share for services rendered. The proceeds of this Offering

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

were delivered to the Company at multiple closings. The Company used the proceeds for working capital requirements, repayment of debt and purchased a data license.

On March 28, 2008, the Company entered into an agreement with Vision to sell 3,896,104 shares of the Company’s common stock for $6,000,000. The proceeds from the sale were used for working capital requirements, purchase of a data license and to pay down debt. The terms of the agreement stipulate that the Company shall use its best efforts to qualify the common stock for quotation on a trading market as soon as practicable, but in no event later than the later of (a) May 30, 2009, or (b) the 90th day after the effectiveness of the registration statement on Form S-1 registering some or all of the common stock. The shares and warrants have purchase price protection granting Vision the right to receive additional shares calculated on a weighted-average basis for any subsequent financing. In addition, Vision was granted three classes of stock purchase warrants as follows: Series A Stock Purchase Warrants, which granted Vision the right to purchase 1,298,701 shares of common stock at $1.08 per share; Series B Stock Purchase Warrant, which granted Vision the right to purchase 1,298,701 shares of common stock at $1.77 per share; and Series C Stock Purchase Warrant, which granted Vision the right to purchase 1,298,701 shares of common stock at $2.00 per share. All three classes of warrants expire after five years. The exercise price of the Series B and C stock purchase warrants were revised in December 2008 (see Note 8)

Pursuant to the consulting agreement dated September 17, 2008, the Company authorized 160,000 shares at $2.00 per share, to Investor Relations Group for investor relationship services to be rendered from September 17, 2008 through September 17, 2009. The shares vest 1/12th each month. The consulting agreement can be cancelled with a 30 day cancellation notice by either party. As of December 31, 2008, 40,000 shares of common stock were issued under the consulting agreement and in accordance with EITF 00-18, and EITF 96-18, the fair value of the shares issued and earned of $80,000 was recorded to expense.

On December 31, 2007, the Company raised $5.0 million through an equity and debt financing transaction with Immersive. The Company issued and sold 1,851,852 shares of common stock at $1.62 per share to Immersive for a total purchase price of $3,000,000. The Company also issued a 12% secured promissory note in the amount of $2,000,000 due December 31, 2008 (see Note 8). In connection with the promissory note, the Company granted warrants to purchase 697,639 shares of common stock, exercisable at $1.081 per share. The warrants are exercisable for five years. Upon the completion of the $3,000,000 equity financing, the Company agreed to pay a third-party consulting firm $210,000 as a finder’s fee (See Note 12).

See Note 12 for related-party equity transactions.

In addition, during 2007, the Company sold 1,059,770 shares of common stock for $598,000.

NOTE 10 —	STOCK OPTIONS AND WARRANTS

Common Stock Options

On August 15, 2007 the Company adopted the Equity Incentive Plan (the “Plan”), under which direct stock awards or options to acquire shares of the Company’s common stock may be granted to employees and nonemployees of the Company. The Plan was administered by the Board of Directors. The Plan permitted the issuance of up to 7,450,000 shares of the Company’s common stock. Options granted under the Plan vest 25% per year over four years and expire 10 years from the date of grant.

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of common stock option activity under the Plan for the period ended December 31, 2007 and 2008 is presented below:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Life	Value

Options outstanding — August 15, 2007	—	$—
Options granted	5,391,500	0.63
Options exercised	—	—
Options cancelled	—	—

Options outstanding — January 1, 2008	5,391,500	0.63
Options granted	1,220,000	1.29
Options exercised	—	—
Options forfeited	(143,333)	.60
Options cancelled	—	—

Total options outstanding — December 31, 2008	6,468,167	$0.76	9.08	$5,781,825

Options exercisable — December 31, 2008	3,256,924	$0.64	8.94	$3,302,895

Options vested and expected to vest — December 31, 2008	6,358,519	$0.75	9.08	$5,695,729

Options available for grant under the Plan at December 31, 2008	981,833

The following table summarizes information about stock options outstanding and exercisable at December 31, 2008:

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted		Weighted
		Remaining	Average		Average
Exercise	Number of	Contractual	Exercise	Number of	Exercise
Prices	Shares	Life	Price	Shares	Price
		(In years)

$0.60	4,448,167	9.0	$0.60	2,569,424	$0.60
$0.77	1,000,000	8.9	$0.77	687,500	$0.77
$1.40	925,000	9.8	$1.40	—	—
$1.70	95,000	9.7	$1.70	—	—

	6,468,167	9.1	$0.76	3,256,924	$0.64

Summary of Assumptions and Activity

The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option pricing model for service and performance based awards, and a binomial model for market based awards. The Company has only granted service based awards. In estimating fair value, expected volatilities used by the Company were based on the historical volatility of the underlying common stock of its peer group, and other factors such as implied volatility of traded options of a comparable peer group. The expected life assumptions for all periods were derived from a review of annual historical employee exercise behavior of option grants with similar vesting periods of a comparable peer group. The risk-free rate used to calculate the

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fair value is based on the expected term of the option. In all cases, the risk-free rate is based on the U.S. Treasury yield bond curve in effect at the time of grant.

The assumptions used to calculate the fair value of options and warrants granted are evaluated and revised, as necessary, to reflect market conditions and experience. The following table presents details of the assumptions used to calculate the weighted-average grant date fair value of common stock options and warrants granted by the Company, along with certain other pertinent information:

	Years Ended December 31,
	2008	2007

Expected term (in years)	6.1	5.0
Expected volatility	93%-100%	114.0%
Risk-free interest rate	2.2%-3.4%	3.45%
Expected dividends	—	—
Forfeiture rate	2.80%	2.80%
Weighted-average grant date fair value per share	$1.33	$0.95

Upon the exercise of common stock options, the Company issues new shares from its authorized shares.

At December 31, 2008, the amount of unearned stock-based compensation currently estimated to be expensed from fiscal 2009 through 2012 related to unvested common stock options is approximately $3.3 million. The weighted-average period over which the unearned stock-based compensation is expected to be recognized is approximately 2.8 years. If there are any modifications or cancellations of the underlying unvested common stock options, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense. Future stock-based compensation expense and unearned stock-based compensation will increase to the extent that the Company grants additional common stock options or other equity awards.

Warrants

From time to time, the Company issues warrants to purchase shares of the Company’s common stock to investors, note holders and to non-employees for services rendered or to be rendered in the future (See Notes 8 and 9). Such warrants are issued outside of the Plan. A summary of the warrant activity for the year ended December 31, 2008 is presented below:

		Weighted-	Weighted-Average	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Life	Value
			(In years)

Warrants outstanding — January 1, 2007	—	—
Warrants granted	697,639	$1.08
Warrants exercised	—	—
Warrants cancelled	—	—

Warrants outstanding — January 1, 2008	697,639	1.08
Warrants granted (See Notes 8 and 9)	4,682,769	1.54
Warrants exercised	—	—
Warrants cancelled	—	—

Warrants outstanding and exercisable — December 31, 2008	5,380,408	$1.48	4.39	$1,150,416

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 11 —	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases two facilities in Costa Mesa, California under non-cancelable operating lease agreements that expire in 2009 and 2012, respectively. These leases require monthly lease payments of approximately $8,000 and $27,000 per month, respectively. In addition, the Company has one automobile lease that expires in December 2009.

Lease expense for the facilities and automobiles were approximately $447,000, $407,000 and $168,000 for the years ended December 31, 2008 and 2007, and the period from March 16, 2006 (date of inception) through December 31, 2006, respectively. Future minimum annual payments under these non-cancelable operating leases and automobile leases as of December 31, 2008 are as follows:

Years
Ending
December 31,	Total

2009	$389,000
2010	299,000
2011	309,000
2012	214,000

$1,211,000

Indemnities and Guarantees

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include certain agreements with the Company’s officers under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship. In connection with its facility and automobile leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities and automobiles, respectively. The duration of these indemnities and guarantees varies, and in certain cases, is indefinite. The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company would be obligated to make. Historically, the Company has not been obligated to make significant payments for these obligations and no liability has been recorded for these indemnities and guarantees in the accompanying consolidated balance sheet.

Warranties

The Company’s warranty policy generally provides coverage for components of the vehicle, power modules, and charger system that the Company produces. Typically, the coverage period is the shorter of one calendar year or 2,500 miles, from the date of sale. Provisions for estimated expenses related to product warranties are made at the time products are sold. These estimates are established using estimated information on the nature, frequency, and average cost of claims. Revision to the reserves for estimated product warranties is made when necessary, based on changes in these factors. Management actively studies trends of claims and takes action to improve vehicle quality and minimize claims.

The T3 Series vehicle is a front wheel drive all electric vehicle and as such the front fork assembly is the main vehicle drive system. In late 2007, the Company made significant improvements to this drive system by implementing into production a new belt drive system. The system offers greater efficiency and minimizes the need for routine maintenance while improving the overall quality of the vehicle. The belt drive system is standard on new 2008 models and is reverse compatible with all older year models. The Company has agreed to retro-fit existing vehicles that are in service with the new system.

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On June 25, 2008, the Company elected to upgrade or replace approximately 500 external chargers (revision D or older) that were produced due to a chance that the chargers could fail over time. A failed charger could result in degrading the life of the batteries or cause the batteries to be permanently inoperable, or in extreme conditions result in thermal runaway of the batteries. The charges were placed in service between January 2007 and April 2008. The Company is notifying customers informing them of the need for an upgrade and will begin sending out new and/or upgraded chargers (revision E) in July to replace all existing revision D or older chargers that are in the field. After all the upgrades are complete, any remaining returned chargers will be upgraded to revision E and resold as refurbished units. The Company did not include any potential revenue from re-sales in the estimate. The total costs of upgrading or replacing these chargers are estimated to be approximately $78,000. The Company anticipates that all of the chargers will be upgraded or replaced by June 2009.

The following table presents the changes in the product warranty accrual included in accrued expenses in the accompanying consolidated balance sheet as of and for the years ended December 31:

	2008	2007

Beginning balance, January 1,	$296,000	$—
Charged to cost of revenues	417,857	410,795
Usage	(351,388)	(114,795)

Ending balance, December 31,	$362,469	$296,000

Legal Contingency

In the ordinary course of business, the Company may face various claims brought by third parties and may from time to time, make claims or take legal actions to assert the Company’s rights, including intellectual property rights as well as claims relating to employment and the safety or efficacy of the Company’s products. Any of these claims could subject us to costly litigation and, while the Company generally believes that it has adequate insurance to cover many different types of liabilities, the insurance carriers may deny coverage or the policy limits may be inadequate to fully satisfy any damage awards or settlements. If this were to happen, the payment of such awards could have a material adverse effect on the consolidated operations, cash flows and financial position. Additionally, any such claims, whether or not successful, could damage the Company’s reputation and business. Management believes the outcome of currently pending claims and lawsuits will not likely have a material effect on the consolidated operations or financial position.

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 —	RELATED PARTY TRANSACTIONS

The following table reflects the activity of the related party transactions as of the respective periods.

	Notes	Related
	Receivable/	Party	Notes
	Advances	Payables	Payable

2006 Activity
Borrowings	$300,000	$2,756,549	$—
Interest accrued on balance of payables	—	34,195	—
Fixed asset contribution	—	276,471	—
Payments	—	(384,500)	—
Conversion to equity	—	(994,000)	—

Balance at December 31, 2006	300,000	1,688,715	—
Borrowings	2,024,563	4,174,205	2,000,000
Interest accrued on balance of payables	—	62,573	—
Payments	(2,300,000)	(3,562,224)	—
Discount on debt	—	—	(485,897)
Conversion to equity	—	(1,673,279)	—

Balance at December 31, 2007	24,563	689,990	1,514,103
Borrowings	11,685	715,000	2,200,000
Payments	(3,000)	(999,762)	(1,000,000)
Sooner agreement	—	1,536,206	—
Correction of prior year related-party conversion of debt to equity	—	93,300	—
Amortization of discount on debt	—	—	488,133
Discount on debt	—	—	(1,215,638)

Balance at December 31, 2008	$33,248	$2,034,734	$1,986,598

Accounts Receivable

The Company advanced $28,902 to Graphion Technology USA LLC, (“Graphion”), to be used for their operating requirements. Graphion was established by the Company’s Chief Executive Officer and is under common ownership. The advance is non-interest bearing and receivable upon demand.

As of December 31, 2008 and 2007, there was an outstanding employee receivable of $4,346 and $2,910, respectively.

Prepaid Expenses

As of December 31, 2008, there was $120,000 of prepaid inventory from Graphion. There were no amounts at December 31, 2007.

Notes Receivable

In 2007 and 2006, the Company issued 3,207,941 shares of common stock for $2,300,000 short-term non-interest bearing notes receivable. During the year ended December 31, 2007, all amounts were paid in full.

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Related Party Payables

During 2008, the Company purchased $635,749 of parts and had an outstanding accounts payable balance of $120,749 from Graphion. During the year ended December 31, 2007, the Company did not have any transactions with Graphion.

As of December 31, 2008, the Company had an outstanding balance accounts payable of $71,696 for expense reimbursements to the Chief Executive Officer. There were no outstanding amounts at December 31, 2007.

The Company received advances from Power Wireless Systems, Delta Motors, LLC and My Ventures, LLC to be used for operating requirements. These companies were established by the Company’s Chief Executive Officer and are under common ownership. The advances bear interest at 3.88% and were due upon demand. During 2006, $994,000 of the balance was converted into 3,012,122 shares of common stock. As of December 31, 2006, the balances due to these companies were $418,521, $219,215 and $1,050,979, respectively. During 2007, $1,673,279 of the outstanding balance was converted to equity. There was no recognition of a gain or loss on conversion. There were no amounts due to these entities as of December 31, 2007.

During 2007, $1,673,279 of the outstanding balance was converted to equity. There was no recognition of a gain or loss on conversion. There were no amounts due to these entities as of December 31, 2007. The Company recorded approximately $65,000 and $35,000 of interest expense as of December 31, 2007 and 2006, respectively. During 2008, the Company corrected an error related to the conversion of the debt to equity of $93,300. The amount was a reimbursement for prior year costs incurred.

During 2008 and 2007, the CEO advanced $715,000 and $1,644,990, respectively, of which $999,762 and $955,000, respectively, were repaid. The remaining balance of $498,527 is due upon demand.

Prior to January 1, 2008, all employees were employed and all salary and bonuses were paid by My Ventures, LLC. The Company reimbursed My Ventures, LLC for all payroll costs incurred. Prior to 2007, some employees performed limited services for My Ventures, LLC.

On February 20, 2009, the Company entered into a settlement agreement with Albert Lin, CEO of Sooner Capital, principal of Maddog and a Director of Immersive Media Corp., whereby Albert released the Company from its obligations to issue certain securities upon the occurance of certain events, under the agreement dated December 30, 2007 in exchange for the Company issuing 931,034 shares of common stock at $1.65 per share totaling $1,536,206 for investor relations services performed. The Company recorded the value of the shares in related-party payables at December 31, 2008 as the settlement agreement did not relate to 2009 activity. $210,000 of this total was previously recorded as issuance costs in 2007 and the remaining $1,362,206 was recorded in general and administrative expense. (See Note 9).

Fixed Assets

During 2006, the Company received an aggregate of $276,471 of property and equipment from related parties which was recorded in related party payables.

Intangible Asset — see Note 5

Notes Payable — see Note 8

Equity

During the year ended December 31, 2007 and the period from March 16, 2006 (date of inception) through December 31, 2006, the majority stockholder contributed $4,000,000 and $1,001,000, respectively to the Company’s equity.

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 13 —	SUBSEQUENT EVENTS

On February 20, 2009, the Company entered into a settlement agreement with Albert Lin, CEO of Sooner Capital, principal of Maddog and a Director of Immersive Media Corp., (See Note 12).

On March 16, 2009, the Company revised the terms of the GeoImmersive License Agreement (See Note 5).

On March 30, 2009, the Company entered into a loan agreement with Ki Nam, its chairman and CEO, whereby, Mr. Nam may lend the Company up to $1,000,000, including approximately $498,000 which has already been advanced by Mr. Nam for operating requirements. The line of credit will remain open until the Company raises $10.0 million in equity. The note will bear interest at 10.0% per annum. In the event the Company receives (i) $10,000,000 or more in private placement financing or (ii) $15,000,000 or more in equity financing at any time after the date of the loan, the note shall become immediately due and payable. The Company agreed to issue warrants up to 303,030 shares of common stock, $0.001 par value per share, at $2.00 per share. The total warrants to be issued will depend on the final amount of the loan. The loan is due on March 31, 2010. The loan is convertible into shares of common stock of the Company at a conversion price of $1.65 per share and include additional warrants of up to 303,030 at $2.00 per share upon conversion. The value of the note will be allocated between the note and warrants, including this BCF. Any discount related to the warrants, including the BCF will be recorded as a discount of debt and amortized over the term of the note.

T3 MOTION, INC.

19,065,940 SHARES

COMMON STOCK

PROSPECTUS

          , 2009

PART II

Item 13.	Other Expenses of Issuance and Distribution.

The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered hereby:

	Amount

SEC registration fee	$1,802.73	*
Printing fees	10,000.00	*
Legal fees	40,000.00	*
Accounting fees and expenses	40,000.00	*
Miscellaneous	20,000.00	*

Total	$111,802.73	*

*	Estimates

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

The registrant’s articles of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

In addition, the registrant’s bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). The registrant maintains director and officer liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 15.	Recent Sales of Unregistered Securities.

In March 2006, we issued 30,000,000 shares of our common stock to The Nam Family Trust, a trust affiliated with our founder Ki Nam, in exchange for cash in the amount of $30,000. This sale of stock did not involve any public offering, general advertising or solicitation. At the time of the issuance, Mr. Nam had fair access to and was in possession of all available material information about our company, as he is an officer and director of our company. The shares bear a restrictive transfer legend in accordance with Rule 144 under the Securities Act. On the basis of these facts, we claim that the issuance of stock to our founding shareholder qualifies for the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

Between December 2006 and January 2007, we issued 4,512,212 shares of our common stock to members of Mr. Nam’s family at $0.33 per share. This sale of stock did not involve any public offering, general advertising or solicitation. At the time of the issuance, the purchasers had fair access to and were in possession of all available material information about our company. The shares bear a restrictive transfer legend in accordance with Rule 144 under the Securities Act. On the basis of these facts, we claim that the issuance of stock qualifies for the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

In September 2007, we completed an offering of our common stock to a group of private investors. We issued 2,758,621 shares of its $0.001 par value common stock for cash at $0.87 per share to three shareholders. This September 2007 transaction (a) involved no general solicitation, and (b) involved only accredited purchasers. Thus, we believe that the offering was exempt from registration under Regulation D, Rule 505 of the Securities Act of 1933, as amended.

In January 2008, we completed an offering of our common stock to ImmersiveMedia. We issued 1,851,852 shares of our common stock for cash at $1.62 per share for an aggregate price of $3,000,000. We also issued 12% promissory notes in the principal amount of $2,000,000 and warrants to purchase 697,639 shares at $1.081 per share in exchange for $2,000,000. This January 2008 transaction (a) involved no general solicitation, and (b) involved only accredited purchasers. Thus, we believe that the offering was exempt from registration under Regulation D, Rule 505 of the Securities Act of 1933, as amended.

In March 2008, we completed an offering of our common stock to one shareholder. We issued 3,896,104 shares of our common stock and warrants to purchase 1,298,701, 1,298,701, and 1,298,701 shares of common stock at an exercise price of $1.08, $1.77 and $2.00 per share, respectively, for cash at an aggregate price of $6,000,000. This March 2008 transaction (a) involved no general solicitation, and (b) involved only accredited purchasers. Thus, we believe that the offering was exempt from registration under Regulation D, Rule 505 of the Securities Act of 1933, as amended.

In May 2008, we completed an offering of an aggregate of 390,640 shares of its common stock at $1.65 per share to 41 accredited investors (the “Offering”) pursuant to subscription agreements for an aggregate price of $644,554. The issuance of the securities describe above were exempt from the registration requirements of the Securities Act of 1933, as amended, under Rule 4(2) and Regulation D and the rules thereunder, including Rule 506 insofar as: (1) the purchasers were each an accredited investor within the meaning of Rule 501(a); (2) the transfer of the securities were restricted by us in accordance with Rule 502(d); (3) there were no other non-accredited investors involved in the transaction within the meaning of Rule 506(b); and (4) the offer and sale of the securities was not effected through any general solicitation or general advertising within the meaning of Rule 502(c).

On December 19, 2008 we amended a 12% secured promissory note in the then outstanding principal amount of $1.0 million with Immersive Media Corp, an existing shareholder. As per the terms of an amendment with Immersive, we also granted Immersive warrants to purchase 50,000 shares of our common stock at $2.00 per share on March 31, 2009 as the note was not repaid as of such date. This transaction (a) involved no general solicitation, and (b) involved only accredited investors. Therefore, we believe that the transaction was exempt from registration under Regulation D, Rule 505.

On December 30, 2008 we completed the sale of $2,200,000 of promissory notes to an existing shareholder that may be converted into shares of our common stock at a conversion rate of $1.65 per share. We also issued the shareholder a warrant to purchase 666,666 shares of our common stock at $2.00 per share. This transaction (a) involved no general solicitation, and (b) involved only accredited investors. Therefore, we believe that the transaction was exempt from registration under Regulation D, Rule 505.

On February 20, 2009, we issued 931,034 shares of our common stock to Albert Lin as a settlement for a dispute regarding our obligations to issue our common stock for services rendered. This transaction (a) involved no general solicitation, and (b) involved only accredited investors. Therefore, we believe that the transaction was exempt from registration under Regulation D, Rule 505.

On March 30, 2009, we agreed to convert $498,000 of advances from Mr. Ki Nam into a convertible note that would be convertible at $1.65 per share, along with a right to obtain 303,030 warrants to purchase common stock at $2.00 per share upon such conversion. This transaction (a) involved no general solicitation, and (b) involved only accredited investors. Therefore, we believe that the transaction was exempt from registration under Regulation D, Rule 505.

Item 16.	Exhibits.

3.1	Amended and Restated Certificate of Incorporation, as currently in effect*
3.2	Bylaws of the registrant, as currently in effect*
5.1	Opinion of Richardson & Patel LLP***
10.1	2007 Stock Option/Stock Issuance Plan*

10.2	Standard Industrial/Commercial Multi-Tenant Lease between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007*
10.3	Rent Adjustment, Standard Lease Addendum between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007*
10.4	Option to Extend, Standard Lease Addendum between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007*
10.5	Addendum to the Air Standard Industrial/Commercial Multi-Tenant Lease between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007*
10.6	Standard Sublease Agreement between Delta Motors, LLC and T3 Motion, Inc. for 2975 Airway Avenue, Costa Mesa, CA 92626, dated November 1, 2006*
10.7	Form of Distribution Agreement*
10.8	Director Agreement between David L. Snowden and T3 Motion, Inc., dated February 28, 2007*
10.9	Director Agreement between Steven J. Healy and T3 Motion, Inc., dated July 1, 2007*
10.10	Director Indemnification Agreement between Steven J. Healy and T3 Motion, Inc., dated July 1, 2007*
10.11	Securities Purchase Agreement between T3 Motion, Inc. and Immersive Media Corp., dated December 31, 2007*
10.12	Promissory Note issued to Immersive Media Corp., dated December 31, 2007*
10.13	Common Stock Purchase Warrant issued to Immersive Media Corp., dated December 31, 2007*
10.14	Investor Rights Agreement between T3 Motion, Inc. and Immersive Media Corp., dated December 31, 2007*
10.15	Securities Purchase Agreement between T3 Motion, Inc. and certain Purchasers, dated March 28, 2008*
10.16	Registration Rights Agreement between T3 Motion, Inc. and certain Purchasers, dated March 28, 2008*
10.17	Series A Common Stock Purchase Warrant issued to Vision Opportunity Master Fund Ltd., dated March 28, 2008*
10.18	Series B Common Stock Purchase Warrant issued to Vision Opportunity Master Fund Ltd., dated March 28, 2008*
10.19	Series C Common Stock Purchase Warrant issued to Vision Opportunity Master Fund Ltd., dated March 28, 2008*
10.20	Geoimmersive Image Data & Software Licensing Agreement dated July 9, 2008+
10.21	Amendment to Promissory Note dated as of December 19, 2008(1)
10.22	Securities Purchase Agreement, dated December 30, 2008(2)
10.23	Form of 10% Secured Convertible Debenture(2)
10.24	Form of Series D Common Stock Purchase Warrant(2)
10.25	Subsidiary Guarantee, dated December 30, 2008(2)
10.26	Security Agreement, dated December 30, 2008(2)
10.27	Form of Lock-up Agreement, dated December 30, 2008(2)
10.28	Director Offer Letter to Mary S. Schott from Registrant, dated January 16, 2009(3)
10.29	Distribution Agreement, dated November 24, 2008 by and between the Registrant and CT&T(5)
10.30	Settlement Agreement dated as of February 20, 2009 by and between the Registrant on the one hand, and Sooner Cap, Albert Lin and Maddog Executive Services on the other.(5)
10.31	Distribution Agreement dated as of March 20, 2009 by and between the Registrant and Spear International, Ltd.(4)
10.32	Amendment to GeoImmersive Image Data and Software License Agreement by and between the Registrant and Immersive Media dated as of March 16, 2009.(5)

10.33	Securities Purchase Agreement dated as of March 31, 2009 by and between the Registrant and Ki Nam.(5)
10.34	Form of Convertible Promissory Note granted to Ki Nam.(5)
10.35	Form of Warrant granted to Ki Nam.(5)
10.36	Amendment to Debenture, Warrant and Securities Purchase Agreement.(5)
21.1	List of Subsidiaries*
23.1	Consent of KMJ Corbin & Company, LLP**
23.2	Consent of Richardson & Patel LLP (See Exhibit 5.1)
24.1	Power of Attorney (see signature page of this registration statement)

*	Filed with the Company’s Registration Statement on Form S-1 filed on May 13, 2008.
+	Filed with the Company’s Amendment No. 1 to the Registration Statement on Form S-1 filed on July 14, 2008.
**	Filed herewith

***	To be filed by amendment

(1)	Filed with the Company’s Current Report on Form 8-K filed on December 31, 2008.

(2)	Filed with the Company’s Current Report on Form 8-K filed on January 12, 2009.

(3)	Filed with the Company’s Current Report on Form 8-K filed on January 20, 2009.

(4)	Filed with the Company’s Current Report on Form 8-K filed on March 26, 2009

(5)	Filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2008

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i. Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

4. For determining liability of the Company under the Securities Act to any purchaser in the initial distribution of the securities, the Company undertakes that in a primary offering of securities of the Company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and

iv. Any other communication that is an offer in the offering made by the Company to the purchaser.

5. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment No. 3 to Form S-1 and authorized this Form S-1 to be signed on its behalf by the undersigned, in the City of Costa Mesa, State of California on May 6, 2009.

T3 MOTION, INC.

By:	/s/ Ki Nam
Ki Nam
Chief Executive Officer, Chief Financial Officer, and Chairman of the Board

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Jason Kim and Kelly Anderson, and each of them, as his or her attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any and all registration statements related to the offering covered by this Registration Statement and filed under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by his or her attorney to any and all amendments to said registration statement.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Name	Title	Date

/s/ Ki Nam Ki Nam	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 6, 2009

/s/ Kelly Anderson Kelly Anderson	Chief Financial Officer (Principal Accounting Officer)	May 6, 2009

/s/ David Snowden David Snowden	Director	May 6, 2009

/s/ Steven Healy Steven Healy	Director	May 6, 2009

/s/ Mary S. Schott Mary S. Schott	Director	May 6, 2009

EXHIBIT INDEX

3.1	Amended and Restated Certificate of Incorporation, as currently in effect*
3.2	Bylaws of the registrant, as currently in effect*
5.1	Opinion of Richardson & Patel LLP***
10.1	2007 Stock Option/Stock Issuance Plan*
10.2	Standard Industrial/Commercial Multi-Tenant Lease between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007*
10.3	Rent Adjustment, Standard Lease Addendum between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007*
10.4	Option to Extend, Standard Lease Addendum between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007*
10.5	Addendum to the Air Standard Industrial/Commercial Multi-Tenant Lease between Land Associates Trust, E.C. Alsenz, Trustee and T3 Motion, Inc., for 2990 Airway Avenue, Costa Mesa, CA 92626, dated February 14, 2007*
10.6	Standard Sublease Agreement between Delta Motors, LLC and T3 Motion, Inc. for 2975 Airway Avenue, Costa Mesa, CA 92626, dated November 1, 2006*
10.7	Form of Distribution Agreement*
10.8	Director Agreement between David L. Snowden and T3 Motion, Inc., dated February 28, 2007*
10.9	Director Agreement between Steven J. Healy and T3 Motion, Inc., dated July 1, 2007*
10.10	Director Indemnification Agreement between Steven J. Healy and T3 Motion, Inc., dated July 1, 2007*
10.11	Securities Purchase Agreement between T3 Motion, Inc. and Immersive Media Corp., dated December 31, 2007*
10.12	Promissory Note issued to Immersive Media Corp., dated December 31, 2007*
10.13	Common Stock Purchase Warrant issued to Immersive Media Corp., dated December 31, 2007*
10.14	Investor Rights Agreement between T3 Motion, Inc. and Immersive Media Corp., dated December 31, 2007*
10.15	Securities Purchase Agreement between T3 Motion, Inc. and certain Purchasers, dated March 28, 2008*
10.16	Registration Rights Agreement between T3 Motion, Inc. and certain Purchasers, dated March 28, 2008*
10.17	Series A Common Stock Purchase Warrant issued to Vision Opportunity Master Fund Ltd., dated March 28, 2008*
10.18	Series B Common Stock Purchase Warrant issued to Vision Opportunity Master Fund Ltd., dated March 28, 2008*
10.19	Series C Common Stock Purchase Warrant issued to Vision Opportunity Master Fund Ltd., dated March 28, 2008*
10.20	Geoimmersive Image Data & Software Licensing Agreement dated July 9, 2008+
10.21	Amendment to Promissory Note dated as of December 19, 2008(1)
10.22	Securities Purchase Agreement, dated December 30, 2008(2)
10.23	Form of 10% Secured Convertible Debenture(2)
10.24	Form of Series D Common Stock Purchase Warrant(2)
10.25	Subsidiary Guarantee, dated December 30, 2008(2)
10.26	Security Agreement, dated December 30, 2008(2)
10.27	Form of Lock-up Agreement, dated December 30, 2008(2)
10.28	Director Offer Letter to Mary S. Schott from Registrant, dated January 16, 2009(3)
10.29	Distribution Agreement, dated November 24, 2008 by and between the Registrant and CT&T(5)
10.30	Settlement Agreement dated as of February 20, 2009 by and between the Registrant on the one hand, and Sooner Cap, Albert Lin and Maddog Executive Services on the other.(5)

10.31	Distribution Agreement dated as of March 20, 2009 by and between the Registrant and Spear International, Ltd.(4)
10.32	Amendment to GeoImmersive Image Data and Software License Agreement by and between the Registrant and Immersive Media dated as of March 16, 2009.(5)
10.33	Securities Purchase Agreement dated as of March 31, 2009 by and between the Registrant and Ki Nam.(5)
10.34	Form of Convertible Promissory Note granted to Ki Nam.(5)
10.35	Form of Warrant granted to Ki Nam.(5)
10.36	Amendment to Debenture, Warrant and Securities Purchase Agreement.(5)
21.1	List of Subsidiaries*
23.1	Consent of KMJ Corbin & Company, LLP**
23.2	Consent of Richardson & Patel LLP (See Exhibit 5.1)
24.1	Power of Attorney (see signature page of this registration statement)

*	Filed with the Company’s Registration Statement on Form S-1 filed on May 13, 2008.

+	Filed with the Company’s Amendment No. 1 to the Registration Statement on Form S-1 filed on July 14, 2008.

**	Filed herewith

***	To be filed by amendment

(1)	Filed with the Company’s Current Report on Form 8-K filed on December 31, 2008.

(2)	Filed with the Company’s Current Report on Form 8-K filed on January 12, 2009.

(3)	Filed with the Company’s Current Report on Form 8-K filed on January 20, 2009.

(4)	Filed with the Company’s Current Report on Form 8-K filed on March 26, 2009

(5)	Filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2008